As filed with the Securities and Exchange Commission on April 27, 2007
Registration No. 333- 137940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MISCOR GROUP, LTD.
(Exact name of Registrant as specified in its charter)

Indiana	7600	20-0995245
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1125 South Walnut Street
South Bend, Indiana 46619
(574) 234-8131
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John A. Martell
President and Chief Executive Officer
MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619
(574) 234-8131
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard L. Mintz, Esq. Barnes & Thornburg LLP 100 North Michigan 600 1st Source Bank Center South Bend, Indiana 46601 (574) 233-1171	R. Paul Guerre, Esq. Barnes & Thornburg LLP 300 Ottawa Avenue, NW Suite 500 Grand Rapids, Michigan 49503 (616) 742-3933

As soon as practicable after this registration statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE *

MISCOR Group, Ltd. paid an aggregate filing fee in the amount of $5,354 with respect to an aggregate of 200,003,252 shares of common stock in connection with the initial filing of this registration statement on Form S-1 (Reg. No. 333-137940) and the initial filing of its registration statement on Form S-1 (Reg. No. 333-129354), which is being combined with this registration statement pursuant to Rule 429 under the Securities Act.

Pursuant to Rule 429 under the Securities Act, this registration statement is also Post-effective Amendment No. 1 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-129354), which the Commission declared effective on May 12, 2006. The prospectus included in this filing relates to the 199,628,252 shares of MISCOR Group, Ltd. registered under such registration statement and the 375,000 shares initially registered on this registration statement (Reg. No. 333-137940). The 199,628,252 shares previously registered under Reg. No. 333-129354 and the filing fee paid therefor in the amount of $5,343 are being carried forward into this registration statement (Reg. No. 333-137940).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

On November 2, 2006, MISCOR Group, Ltd. filed a registration statement on Form S-1 (Reg. No. 333-137940) to register 375,000 shares of its common stock issuable upon exercise of certain warrants. The registration statement was declared effective on November 9, 2006. On November 1, 2005, MISCOR Group, Ltd. filed a registration statement on Form S-1 (No. 333-129354) to register 199,628,252 shares of its common stock, including shares issuable upon exercise of warrants or conversion of debt securities. The registration statement was declared effective on May 12, 2006. The purpose of this post-effective amendment to each of the registration statements is to update the financial statements and other information included in the prospectus forming a part of each registration statement and to combine the prospectuses into a single prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 27, 2007

PROSPECTUS

MISCOR GROUP, LTD.

200,003,252 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders of 200,003,252 shares of our common stock, including shares issuable upon exercise of warrants or conversion of debt securities described in this prospectus. The selling shareholders will sell the shares from time to time at prevailing market prices or privately negotiated prices. Our common stock is currently quoted on the OTC Bulletin Board under the symbol MCGL.

We will not receive any proceeds from any sales made by the selling shareholders but will pay the expenses of this offering. To date, we have received proceeds of $10,482 from the exercise of warrants. We will receive additional proceeds of up to $2,674,157 if all of the warrants are exercised.

Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page 5 of this prospectus before you make an investment in the securities.

	Per Share		Total

Price to Public	$0.40	(1)	$80,001,301.80
Underwriting Discounts/Commissions	$0.00	(2)	$0.00	(2)
Proceeds to Selling Shareholders (before expenses (3))	$0.40		$80,001,301.80

(1)
This is the average of the bid and ask prices of the shares of common stock on the OTC Bulletin Board on April 24, 2007. Shares will be offered by the selling shareholders at prevailing market prices or privately negotiated prices.

(2)	We have not engaged an underwriter or placement agent to assist with the distribution of the shares offered by this prospectus.
(3)
We have agreed to bear all expenses associated with registering these securities with the Securities and Exchange Commission, other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The California Corporations Commissioner and the Kentucky Securities Commissioner have imposed certain investor suitability requirements with respect to offers and sales of these securities to residents of California and Kentucky. See “Plan of Distribution” on page 67 of this prospectus for a more detailed description of these requirements.

The date of this prospectus is ______________, 2007.

TABLE OF CONTENTS

Page No.

Prospectus Summary	1
Risk Factors	5
Special Note about Forward-Looking Statements	14
Use of Proceeds	14
Determination of Offering Price	14
Principal and Selling Shareholders	15
Prior Financing Transactions	24
Market for Our Common Stock and Related Shareholder Matters	30
Capitalization	31
Selected Consolidated Financial Data	32
Management’s Discussion and Analysis of Financial Condition and Results of Operations	33
Description of Business	43
Management	51
Transactions with Certain Related Persons	62
Description of Capital Stock	62
Shares Eligible for Future Sale	66
Plan of Distribution	67
Legal Matters	69
Experts	69
Where You Can Find Additional Information	69

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes thereto, included elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 5 of this prospectus. Except where the context requires otherwise, the terms “us,” “we,” “our” and the “company” refer to MISCOR Group, Ltd., an Indiana corporation and, where appropriate, its subsidiaries.

MISCOR Group, Ltd.

Our Business

We provide electrical and mechanical solutions to industrial, commercial and institutional customers primarily in the United States. In particular, we:

•	provide maintenance and repair services for both alternating current and direct current electric industrial motors and generators;

•	manufacture and repair industrial lifting magnets;

•	provide engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities;

•	manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines; and

•	provide electrical contracting services, including design-build services, to industrial, commercial and institutional customers.

To supplement our service offerings, we also provide on-site maintenance services and custom and standardized industrial maintenance training programs.

We began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop in South Bend, Indiana. Through acquisitions and internal growth, we have expanded the nature of our operations as well as our geographic presence, which now includes additional locations in Indiana and locations in Alabama, Maryland, Ohio, Washington and West Virginia.

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry. To achieve that, we intend to grow our existing business segments and add complementary businesses, both through acquisitions and internal sales growth.

Recent Developments

In May 2006, we acquired substantially all of the assets of E. T. Smith Services of Alabama Inc. (“Smith Alabama”). Smith Alabama provided electric motor repair, preventative maintenance and refurbishment for industrial companies such as utilities and manufacturers.

On January 18, 2007 we sold 50,000,000 shares of common stock to Tontine Capital Partners, L.P. and 12,500,000 shares of common stock to Tontine Capital Overseas G.P. L.L.C. for $0.20 per share or $12.5 million. We used the proceeds to retire all of the outstanding senior debt due to our senior lender, Laurus Master Fund, Ltd., as of that date in the amount of approximately $10.0 million, including interest, plus approximately $0.5 million in prepayment penalties. We will use the balance of the proceeds for working capital and to reduce accounts payable.

On March 9, 2007, we obtained financing from MFB Financial in the form of a $5 million revolving credit facility, secured by accounts receivable. We will use borrowings under the credit facility for capital expenditures and working capital purposes. Interest is payable monthly at ½% over prime, as published in the Wall Street Journal.

Market for our Stock

Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006, under the symbol MCGL. While trading in our stock has occurred, an established public trading market has not yet developed. If an established trading market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

Financial Results

Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. At December 31, 2006, we had a consolidated accumulated deficit of approximately $13.7 million. We expect our losses to continue for the foreseeable future. To become profitable, we must, among other things, increase our sales, although we provide no assurance that our operational systems can support such an increase.

We have financed our operations primarily through equity and convertible debt financings. See “Prior Financing Transactions” in this prospectus for a description of these financings. At December 31, 2006, we had total long-term debt of approximately $8.8 million.

Registration Rights

We granted registration rights to various investors in our prior financing transactions. The registration rights require us to register the common stock issued to the investors, as well as the common stock issuable upon conversion or exercise of certain convertible debt and warrants issued to the investors, with the Securities and Exchange Commission for resale under the Securities Act of 1933. To comply with this obligation, we filed the registration statements of which this prospectus is a part. We also agreed to include in one of the registration statements all shares of our common stock issued to John A. Martell, our Chairman, Chief Executive Officer and President, all shares issuable to Mr. Martell upon conversion of a promissory note held by him, all shares sold by Mr. Martell to certain unaffiliated persons, and all shares gifted by Mr. Martell to his children and to trusts of which his children are beneficiaries.

Corporate Information

Our executive offices are located at 1125 South Walnut Street, South Bend, Indiana 46619. Our telephone number is (574) 234-8131. We maintain a web site at the following Internet address: www.miscor.com. The information on our web site is not part of this prospectus.

About this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete only as of the date on the front cover regardless of the time of delivery of this prospectus or of any shares.

The Offering

Common stock outstanding	187,408,902 (1)

Shares of common stock offered by the selling shareholders	200,003,252 (2)

Plan of Distribution
The selling shareholders will sell the shares at prevailing market prices or privately negotiated prices. Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006, under the symbol MCGL. While trading in our stock has occurred, an established public trading market has not yet developed.

Use of proceeds
The selling shareholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus but will pay the expenses of this offering. To date, we have received proceeds of $10,482 from the exercise of warrants. We will receive additional proceeds of up to $2,674,157 if all of the warrants are exercised.

Risk Factors
See the discussion under the caption “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Dividend policy
We have never paid a dividend on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Our financing agreements also prohibit us from paying any dividends on our common stock.

(1)
Includes all shares of our common stock outstanding as of April 1, 2007, other than 250,000 shares of restricted common stock issued to certain executive officers of the company pursuant to our 2005 Restricted Stock Purchase Plan. Excludes shares issuable upon exercise or conversion, as applicable, of the convertible debentures and notes referenced in (2) below, as well as 2,000,000 shares of our common stock reserved for issuance under our 2005 Stock Option Plan and 595,000 shares of our common stock reserved for issuance under our 2005 Restricted Stock Purchase Plan (after giving effect to the issuance of the 250,000 shares described above).

(2)
Includes 151,941,670 shares of common stock outstanding as of April 1, 2007, plus 48,061,582 shares of common stock issuable upon exercise or conversion, as applicable, of the following instruments outstanding as of April 1, 2007:

Warrants to purchase common stock at $0.0001 per share	750,000
Warrants to purchase common stock at $0.001 per share	331,615
Warrants to purchase common stock at $0.01 per share	375,000
Warrants to purchase common stock at $0.34 per share	7,852,941
Conversion of subordinated debentures at $0.3404926 per share	8,752,026
Conversion of subordinated note at $0.10 per share	30,000,000
Total	48,061,582

Summary Consolidated Financial Information

The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus (amounts presented in thousands, except per share amounts).

STATEMENT OF
OPERATIONS DATA:
	Year Ended December 31,
	2006	2005	2004	2003	2002

Net sales	$60,754	$46,296	$28,897	$15,495	$11,792
Gross profit	$11,879	$9,156	$6,197	$3,512	$1,833
Net loss	$(2,661)	$(7,196)	$(189)	$(1,137)	$(1,238)
Net loss per share (1)	$(0.02)	$(0.07)	$0.00	$(0.01)	$(0.02)

BALANCE SHEET DATA:
As of December 31, 2006

Working capital	$4,088
Total Assets	$30,867
Long-term debt	$8,824
Accumulated deficit	$(13,680)
Total shareholders’ equity	$3,693

(1)	See Note A of the notes to our consolidated financial statements included elsewhere in this prospectus for a description of the computation of the number of shares and net loss per share.

RISK FACTORS

Investing in our common stock involves a number of risks. You should carefully consider all of the information contained in this prospectus, including the risk factors set forth below, before investing in the common stock offered by this prospectus. We may encounter risks in addition to those described below, including risks and uncertainties not currently known to us or that we currently deem to be immaterial. The risks described below, as well as such additional risks and uncertainties, may impair or adversely affect our business, results of operations and financial condition. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

We have not yet attained profitable levels of revenues, and we may not be profitable in the future. If we do not become profitable, we may not be able to continue our operations, and you may lose your entire investment.

For the fiscal years ended December 31, 2006, 2005 and 2004, we incurred net losses of approximately $2.7 million, $7.2 million and $0.2 million, respectively. We attribute these losses to investments we have made in the infrastructure of our business, which we expect will support a higher level of revenue than that being currently achieved. In addition, 2005 included a non-cash charge to interest expense related to the issuance of a conversion option in the amount of $4.5 million. We expect to continue to make substantial expenditures for sales, infrastructure and other purposes, which may be fixed in the short term. As a result, we can provide no assurance as to the level, if any, of profitability in 2007 and beyond. Our ability to increase revenue and achieve and maintain profitability in the future will depend primarily on our ability to complete strategic business acquisitions, increase sales of our existing products and services, maintain a reasonable cost structure and expand our geographical coverage. No assurance can be given that we will be able to increase our revenue at a rate that equals or exceeds expenditures.

We have a short operating history, which may make it difficult for investors to evaluate our business and our future prospects and will increase the risk of your investment.

We began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop that launched our industrial services business. We expanded into electrical contracting in late 2001 and into diesel engine components in March 2005. Because of our limited operating history, we lack extended, historical financial and operational data, making it more difficult for an investor to evaluate our business, forecast our future revenues and other operating results, and assess the merits and risks of an investment in our common stock. This lack of information will increase the risk of your investment.

Our ability to execute our business plan will be impaired if we do not retain key employees.

We are highly dependent on the efforts and abilities of John A. Martell, our Chairman, Chief Executive Officer and President, and other senior management and key staff performing technical development, operations, customer support and sales and marketing functions. These employees are not obligated to continue their employment with us and may leave us at any time. We are not aware that Mr. Martell or any other member of our senior management team has any plans to leave the company. We do not have “key person” life insurance policies for any of our officers or other employees, including Mr. Martell. The loss of the technical knowledge and management and industry expertise that would result in the event Mr. Martell or other members of our senior management team left our company could delay the execution of our business strategy and divert our management resources. Our business also could be adversely affected if any member of management or any other of our key employees were to join a competitor or otherwise compete with us.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in technical development, operations, customer support and sales and marketing. We compete for qualified individuals with numerous other industrial services companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We face numerous competitors that have greater financial and other competitive resources than we have, which could hurt our ability to compete effectively.

The markets in which we do business are highly competitive. We do not expect the level of competition we face to be reduced in the future. An increase in competitive pressures in these markets or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Many of our competitors have longer operating histories, greater name recognition, more customers and significantly greater financial, marketing, technical and other competitive resources than we have. As a result, these companies may be able to adapt more quickly to new technologies and changes in customer needs, or to devote greater resources to the development, promotion and sale of their products and services. While we believe that our overall product and service offerings distinguish us from our competitors, these competitors could develop new products or services that could directly compete with our products and services.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our future capital requirements. Moreover, if we raise capital by issuing additional equity, your percentage ownership of our common stock will be diluted.

We believe that our existing working capital, cash provided by operations and our existing senior credit facility, under which we had an additional $5.0 million available as of April 1, 2007, should be sufficient to fund our working capital needs, capital requirements and contractual obligations for at least the next twelve months. We will need, however, to raise additional debt or equity capital to fund any future business acquisitions. In addition, we do not anticipate being able to generate sufficient funds from operations to pay off our obligations under our subordinated convertible debentures on their maturity date of February 28, 2008. As of April 1, 2007, debenture holders have converted $1,045,000 of the subordinated debt. However, absent further exercise of the right of the debenture holders to convert our indebtedness into shares of our common stock, we anticipate having to refinance or otherwise raise additional capital to pay off the $2,980,000 principal balance and accrued interest of the subordinated convertible debentures.

Our future working capital needs and capital expenditure requirements will depend on many factors, including our rate of revenue growth, the rate and size of future business acquisitions, the expansion of our marketing and sales activities, and the rate of development of new products and services. To the extent that funds from the sources described above are not sufficient to finance our future activities, we will need to improve future cash flows and/or raise additional capital through debt or equity financing or by entering into strategic relationships or making other arrangements. Any effort to improve cash flows, whether by increasing sales, reducing operating costs, collecting accounts receivable at a faster rate, reducing inventory and other means, may not be successful. Further, any additional capital we seek to raise might not be available on terms acceptable to us, or at all. In that event, we may be unable to take advantage of future opportunities or to respond to competitive pressures or unanticipated requirements, and we may default under our debentures. Any of these events may have, and with respect to a default under our indebtedness would have, a material adverse effect on our business, financial condition and operating results.

Further, if we raise additional capital through the issuance of equity securities, the percentage ownership of each shareholder in the company will, and each shareholder’s economic interest in the company may, be diluted. The degree of dilution, which may be substantial, will depend to a large extent on the market price of our common stock and general market conditions at the time we issue any such new equity.

If we default on our obligations under our subordinated secured convertible debentures or our senior secured credit facility, our assets may be subject to foreclosure, which would likely put us out of business.

Our obligations under our subordinated secured convertible debentures issued to investors in our 2005 private offering are secured by a second lien on substantially all of our assets. Our obligations under our senior credit facility are secured by a first lien on our accounts receivable. Consequently, if we are unable to pay off our senior secured obligations or the debentures when they become due or otherwise default under the terms of our senior credit facility or the debentures, our senior lender or the holders of the debentures could foreclose their respective security interests and liquidate all of our assets. This would cause us to cease operations and likely result in the loss of your entire investment.

If we are unable to identify and make appropriate acquisitions in the future, our growth could be restricted.

A significant component of our growth strategy has been and is expected to continue to be the acquisition of companies that we expect to expand our product and service offerings, our geographic presence and our customer base. Since our organization in 2000, we have completed seven acquisitions, and we intend to continue making acquisitions in the future. It is possible, however, that we may not be able to identify or acquire additional companies on terms agreeable to us, if at all. If we fail to make such acquisitions on agreeable terms, our ability to increase our revenue and execute our growth strategy would be hurt.

Any acquisitions we make could be difficult to integrate with and harm our existing operations and result in dilution to our existing shareholders.

We expect to continue making strategic business acquisitions. Evaluating acquisition targets is difficult, and acquiring other businesses involves risks, including the following:

•	difficulty in integrating the acquired operations and retaining acquired personnel;

•	difficulty in retaining acquired sales and distribution channels and customers;

•	diversion of management's attention from and disruption of our ongoing business; and

•	difficulty in incorporating acquired technology and rights into our product and service offerings and maintaining uniform standards, controls, procedures and policies.

Furthermore, we may issue equity securities to pay in whole or in part for future acquisitions. If we issue equity securities, the percentage ownership of each shareholder in the company will, and each shareholder’s economic interest in the company may, be diluted. The degree of dilution will depend, to a large extent, on the market price of our common stock and general market conditions at the time new equity is sought. Such dilution may be substantial.

We may not successfully manage our growth, which could result in continued losses and the failure of our business.

Our success will depend to a large extent on our ability to expand our operations and manage our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may suffer.

We may be unable to adequately expand our operational systems to accommodate growth, which could harm our ability to deliver our products and services.

Our operational systems have not been tested at the customer volumes that may be required for us to become profitable in the future. These systems may not be able to operate effectively if the number of our customers grows substantially. In implementing new systems, we may experience periodic interruptions affecting all or a portion of our systems. Such interruptions could harm our ability to deliver our products and services and could result in the loss of current and potential new customers.

Changes in operating factors that are beyond our control could hurt our operating results.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond management's control. These factors include the costs of new technology, the relative speed and success with which we can acquire customers for our products and services, capital expenditures for equipment, sales and marketing and promotional activities and other costs, changes in our pricing policies, suppliers and competitors, changes in operating expenses, increased competition in our markets, and other general economic and seasonal factors. Adverse changes in one or more of these factors could hurt our operating results.

We may be required to conduct environmental remediation activities, which could be expensive and inhibit the growth of our business and our ability to become profitable.

We are subject to a number of environmental laws and regulations, including those concerning the handling, treatment, storage and disposal of hazardous materials. These environmental laws generally impose liability on present and former owners and operators, transporters and generators of hazardous materials for remediation of contaminated properties. We believe that our businesses are operating in compliance in all material respects with applicable environmental laws, many of which provide for substantial penalties for violations. We cannot assure you that future changes in such laws, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. In addition, if we do not comply with these laws and regulations, we could be subject to material administrative, civil or criminal penalties or other liabilities. We may also be required to incur substantial costs to comply with current or future environmental and safety laws and regulations. Any such additional expenditures or costs that we may incur would hurt our operating results.

It may be difficult to obtain performance bonds at our subsidiary Martell Electric, LLC, which would adversely affect our ability to grow our electrical contracting business.

Certain large electrical contracts require that we post a performance bond when we submit our bid or quote. The insurance companies that issue performance bonds review our financial performance and condition and that of our subsidiary Martell Electric, LLC, through which we conduct the electrical contracting segment of our business. Due to our accumulated consolidated operating losses, we may not be able to obtain the performance bonds necessary to submits bids for future projects. This would adversely affect our ability to grow our electrical contracting business.

Insurance is expensive and it may be difficult for us to obtain appropriate coverage. If we suffer a significant loss for which we do not have adequate insurance coverage, our income will be reduced or our net loss will increase.

We have obtained insurance coverage for potential risks and liabilities that we deem necessary and which fall within our budget. Insurance companies are becoming more selective about the types of risks they will insure. It is possible that we may:

•	not be able to get sufficient insurance to meet our needs;

•	not be able to afford certain types or amounts of coverage;

•	have to pay insurance premiums at amounts significantly more than anticipated; or

•	not be able to acquire any insurance for certain types of business risks.

This could leave us exposed to potential claims or denial of coverage in certain situations. If we were found liable for a significant claim in the future, the resulting costs would cause our net income to decrease or our net loss to increase.

Certain raw materials and other materials purchased for our operations have been and may continue to be subject to sudden and significant price increases that we may not able to pass along to our customers. This could have an adverse effect on our ability to become profitable.

We purchase a wide range of commodities and other materials such as copper, aluminum, steel and petroleum-based materials as raw materials and for consumption in our operations. Some of these materials have been and may continue to be subject to sudden and significant price increases. Depending on competitive pressures and customer resistance, we may not be able to pass on these cost increases to our customers. This would reduce our gross profit margins and make it more difficult for us to become profitable.

The increased costs we will incur as a result of being a public company will make it more difficult for us to become profitable.

As a public company, we will incur significant additional legal, accounting, insurance, compliance, reporting, record keeping and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC. We expect these rules and regulations to increase our general and administrative expenses and will make some activities more time-consuming and costly. The expense we incur in complying with these requirements will make it more difficult for us to become profitable.

The changing regulatory environment for public companies could make it more difficult for us to attract qualified directors.

We expect that the stricter regulatory environment following enactment of the Sarbanes-Oxley Act of 2002 may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may also be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

We do not intend to pay dividends, and you may not experience a return on investment without selling your securities, which may be difficult because we have a limited trading market.

We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any dividends on our common stock. Our financing agreements also prohibit us from paying any dividends on our common stock. Since we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your securities in order to realize a return on your investment, if any. The market for our common stock is limited, and you may not be able to sell your shares of our common stock.

Ownership of our common stock is concentrated among a small number of shareholders who have substantial control over matters requiring shareholder approval and may approve actions that are adverse to your interests or negatively impact the value of your investment.

As of April 1, 2007, our directors and executive officers beneficially owned or controlled approximately 45.7% of our outstanding common stock, or approximately 42.3% assuming exercise or conversion of outstanding warrants, convertible notes and convertible debentures. Tontine Capital Management L.L.C. and its affiliates own 33.3% of our outstanding common stock, or approximately 26.5% assuming exercise or conversion of outstanding warrants, convertible notes and convertible debentures As a result, such persons may have the ability to control most matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. The interests of these shareholders in such matters may be different from your interests. Consequently, they may make decisions that are adverse to your interests. See “Principal and Selling Shareholders” in this prospectus for more information about ownership of our outstanding shares.

Our articles of incorporation limit the liability of our directors and officers and require us to indemnify them against certain liabilities, which could restrict your ability to obtain recourse against our directors and officers for their actions and reduce the value of your investment in our common stock.

Our articles of incorporation limit the liability of our directors and officers for any loss or damage caused by their actions or omissions if they acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner they reasonably believed was in the best interests of our company. Even if they do not meet these standards, our directors and officers would not be liable for any loss or damage caused by their actions or omissions if their conduct does not constitute willful misconduct or recklessness. Our articles of incorporation also require us to indemnify our directors and officers under certain circumstances against liability incurred in connection with proceedings to which they are made parties by reason of their relationships to our company.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors alleging a breach of their fiduciary duty. These limitations may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit our company and shareholders. Furthermore, our operating results and the value of your investment may decline to the extent that we pay any costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Risks Related to this Offering

If an active trading market in our common stock does not develop, your ability to liquidate your investment will be adversely affected.

Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006. While trading is our stock has occurred, an established public trading market has not yet developed. If an established trading market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

Sales of shares of our common stock eligible for future sale could depress the market for our common stock and the value of the shares you own.

As of April 1, 2007, we had issued and outstanding 187,408,902 shares of our common stock, warrants to purchase 9,309,556 shares of our common stock, subordinated debentures convertible into 8,752,026 shares of our common stock, and a subordinated note convertible into 30,000,000 shares of our common stock. As of that date, we also had issued and outstanding options granted under our 2005 Stock Option Plan to certain directors, executive officers and employees to acquire 1,580,000 shares of common stock, of which 125,000 shares had vested. Public marketplace sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased, which could cause the market price of our common stock to drop even if our business is doing well.

As a shareholder, you will experience significant dilution as a result of the conversion of notes and debentures and the exercise of warrants and options that we have previously issued.

As described above, as of April 1, 2007, we had issued and outstanding 187,408,902 shares of our common stock, and securities convertible into or exercisable for an additional 48,061,582 shares of our common stock. This number excludes 1,580,000 shares issuable upon exercise of options granted to certain directors, executive officers and employees, of which 125,000 shares had vested. If these securities are converted into or exercised for shares of common stock, your percentage ownership in the company, and your economic interest in the company, will be diluted. The degree of dilution, which may be significant, will depend on the number of shares that are issued upon conversion or exercise. If these securities are converted into or exercised for the maximum number of shares of common stock, your percentage ownership in the company will be diluted approximately 20.4 percent.

Market transactions in our common stock are subject to the penny stock rules of the Securities and Exchange Commission, which may adversely affect the development of a market for our common stock.

Securities and Exchange Commission rules impose special disclosure and other requirements on broker-dealers with respect to trades in any stock defined as a “penny stock.” The term “penny stock” generally refers to low-priced (below $5), speculative securities of very small companies. We expect our common stock to be subject to these rules.

Before a broker-dealer may sell a penny stock, the firm must first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account. These rules may slow the development of an active trading market for our common stock, which could make it more difficult for you to sell your shares, if you are able to sell them at all.

Any market that develops for our common stock could be highly volatile, which may limit your ability to sell your shares when desired or at a price above your purchase price.

The price at which our common stock trades on the OTC Bulletin Board or any other market that may develop is likely to be highly volatile and may fluctuate substantially due to several factors, including the following:

•	volatility in stock market prices and volumes that is particularly common among micro cap/small cap companies such as us;

•	loss of a market maker that is willing to make a market in our stock on the OTC Bulletin Board;

•	efforts by any shareholder to sell or purchase significant amounts of shares relative to the size of the trading market;

•	lack of research coverage for companies with small public floats such as us;

•	potential lack of market acceptance of our products and services;

•	actual or anticipated fluctuations in our operating results;

•	entry of new or more powerful competitors into our markets;

•	introduction of new products and services by us or our competitors;

•	commencement of, or our involvement in, any significant litigation;

•	additions or departures of key personnel;

•	terrorist attacks either in the United States or abroad;

•	general stock market conditions; and

•	general state of the United States and world economies.

This volatility may slow the development of an active trading market for our common stock, which could make it more difficult for you to sell your shares, if you are able to sell them at all, at a price above your purchase price.

We could issue “blank check” preferred stock without shareholder approval with the effect of diluting then current shareholder interests.

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Our financing agreements, however, prohibit us from issuing any preferred stock. Although we do not presently intend to issue any shares of preferred stock, our financing arrangements may change and we may issue preferred stock in the future. See “Description of Securities — Preferred Stock” and “Prior Financing Transactions” in this prospectus.

Anti-takeover provisions in our articles of incorporation and by-laws and in Indiana law could delay or prevent a takeover or other change in control of our company, which could cause the market price of our common stock to suffer.

Provisions in our articles of incorporation and by-laws and certain provisions of Indiana law may discourage, prevent or delay a person from acquiring or seeking to acquire a substantial interest in, or control of, our company. Such provisions in our articles of incorporation and by-laws include the following:

•	our directors can decide to classify the board so that not all members of our board would be elected at the same time, making it more difficult to gain control of our board;

•	our board of directors may not remove a director without cause, also making it more difficult to gain control of our board;

•	only our board of directors, and not our shareholders, may elect directors to fill vacancies in the board, including vacancies created by expansion of the board;

•	only our board of directors or chairman of the board, and not our shareholders, may call a special meeting of our board;

•	only the board of directors, and not our shareholders, may make, amend or repeal our by-laws;

•	a super-majority (80%) vote of our shareholders is required to amend certain anti-takeover provisions in our articles of incorporation;

•	our shareholders are not granted cumulative voting rights, which, if granted, would enhance the ability of minority shareholders to elect directors;

•
shareholders must follow certain advance notice and information requirements to nominate individuals for election to our board of directors or to propose matters that may be acted upon at a shareholders’ meeting, which may discourage a potential acquiror from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our company;

•
our board of directors, without shareholder approval, may issue shares of undesignated, or “blank check,” preferred stock, which may have rights that adversely affect the rights of the holders of our common stock and impede or deter any efforts to acquire control of our company; and

•
our articles require special board approval, super-majority (80%) shareholder approval and/or satisfaction of certain price and procedural requirements for certain business combination transactions involving our company and certain shareholders who beneficially own more than 10% of the voting power of our outstanding capital stock, all of which make it more difficult for a person to acquire control of our company.

Our articles of incorporation impose approval and other requirements on certain business combination transactions between our company and any shareholder beneficially owning 10% or more of the voting power of our outstanding capital stock. Types of business combination transactions subject to these requirements include mergers, consolidations, certain sales, leases or other transfers of our assets, certain issuances of our voting securities, plans of dissolution or liquidation proposed by the interested shareholder, and certain other transactions. Our articles prohibit any such transaction within five years following the date on which the shareholder obtained 10% ownership unless the transaction meets the requirements of the Business Combinations Statute of the Indiana Business Corporation Law (if applicable), which is described below, and is approved by a majority of our directors who are not affiliated with the shareholder or by shareholders holding at least 80% of the voting power of our outstanding capital stock. After such five-year period, the transaction still must satisfy the requirements of the Business Combinations Statute (if applicable) as well as certain price and procedural requirements set forth in our articles.

As an Indiana corporation, we are subject to the Indiana Business Corporation Law. Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the Indiana Business Corporation Law may affect the acquisition of shares of our common stock or the acquisition of control of our company. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. Our articles of incorporation do not opt out of these statutes. Both statutes, however, apply only to certain corporations that have at least 100 shareholders. As of April 20, 2007, we had approximately 68 record shareholders. Consequently, as of April 20, 2007, neither statute applied to us, although they may apply to us in the future.

The Business Combinations Chapter prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain corporations and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares of that corporation for a period of five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, unless the corporation has elected to be subject to the Business Combination Statute. As of the date of this prospectus, we have not made such as election.

The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders if a person makes a tender offer for or otherwise acquires shares giving the acquiror more than certain levels of ownership (20%, 33 ⅓% and 50%) of the outstanding voting securities of certain Indiana corporations. Under the Control Share Acquisitions Chapter, if an acquiror purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquiror cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquiror to vote the shares in excess of each level of ownership, by a majority of all votes entitled to be cast by that group (excluding shares held by our officers, by employees of the company who are directors of the company and by the acquiror).

These provisions of our articles of incorporation, by-laws and of the Indiana Business Corporation Law may make if difficult and expensive to pursue a tender offer, change in control or takeover attempt that our management opposes. Consequently, these provisions may reduce the trading price of our common stock. See “Description of Capital Stock — Anti-takeover Provisions” in this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which include any statement that is not an historical fact, such as statements regarding our future operations, future financial position, and business strategy, plans and objectives. Without limiting the generality of the foregoing, words such as “may,” “intend,” “expect,” “believe,” “anticipate,” “could,” “estimate” or “plan” or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We have based the forward-looking statements largely on our current expectations and perspectives about future events and financial trends that we believe may affect our financial condition, results of operations, business strategies, short-term and long-term business objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the caption “Risk Factors,” that may cause our actual results to differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, but we have agreed to bear all expenses (other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We will receive the exercise price upon exercise of the warrants held by the selling shareholders. The aggregate exercise price of the warrants is $2,674,157. Further, to the extent that obligations under our convertible notes and debentures are converted into shares of our common stock, we will be relieved of payment obligations to the holders thereof to the extent of such conversion.

We used the net proceeds from the prior issuances of our common stock included in this prospectus, as well as from the prior issuances of notes, debentures and warrants convertible into or exercisable for common stock included in this prospectus, to fund acquisitions, to acquire capital equipment, to fund general and administrative costs and working capital, and to refinance indebtedness. We intend to use the net proceeds from the exercise of the warrants for the following purposes (but not in any particular order of priority or in any particular amounts), which may be subject to change: (1) to acquire capital equipment, (2) to fund general and administrative costs, (3) for working capital, and (4) to fund acquisitions of other businesses, although we do not have any definitive plans as of the date of this prospectus to use any such proceeds for acquisitions. In addition, we may need to reallocate the proceeds received from the exercise of the warrants among the categories of uses set forth above if our cash or liquidity positions so dictate, or in the event on-going or anticipated capital expenditures require additional funding.

As of April 1, 2007, we have issued 13,856,978 shares upon the exercise of warrants. Based on information provided by our transfer agent, we believe that some selling shareholders have sold shares pursuant to this offering. However, because many shares are held in “street” name, we cannot ascertain the number or shares sold or the identity of the selling shareholders. We have incurred total expenses in connection with this offering of $536,000 and have received no offering proceeds, except that we received $10,482 upon the exercise of warrants.

DETERMINATION OF OFFERING PRICE

The selling shareholders will offer shares from time to time at prevailing market prices or privately negotiated prices. Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006 under the symbol MCGL. The bid and ask prices of our common stock on the OTC Bulletin Board on April 24, 2007, were $0.38 and $0.41, respectively. These prices may or may not be similar to the price or prices at which the selling shareholders offer shares in this offering.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 1, 2007, for:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group;

•	each holder of five percent or more of our common stock; and

•	each person and entity selling shares of our common stock in this offering.

The information below is based upon information provided to us by or on behalf of each beneficial owner. Based on information provided by our transfer agent, we believe that some selling shareholders have sold shares pursuant to this offering. However, because many shares are held in “street” name, we cannot ascertain the number or shares sold or the identity of the selling shareholders. Unless otherwise indicated, we believe that each individual and entity named below has sole voting and investment power with respect to all shares of common stock that such individual or entity beneficially owns, subject to applicable community property laws. To our knowledge, no person or entity other than those identified below beneficially owns more than five percent of our common stock.

Applicable percentage ownership is based on 187,408,902 shares of our common stock outstanding as of April 1, 2007. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included shares of common stock that such person has the right to acquire within 60 days of April 1, 2007 upon exercise or conversion, as applicable, of warrants or convertible notes or debentures held by that person.

We have registered, on registration statements filed with the Securities and Exchange Commission of which this prospectus is part, all of the outstanding shares of our common stock except for 405,000 shares of restricted stock issued to certain executive officers and key employees under our 2005 Restricted Stock Purchase Plan and 62,500,000 shares of our common stock issued to Tontine Capital Partners, L.P. and its affiliate. We also have registered 48,061,582 shares of common stock issuable upon exercise or conversion of outstanding warrants and convertible notes and debentures. We have not registered 1,580,000 shares of common stock issuable upon exercise of options granted to certain executive officers, directors and key employees under our 2005 Stock Option Plan.

In connection with prior financing transactions, we entered into separate registration rights agreements with certain of the selling shareholders in this offering pursuant to which we agreed that we would register the common stock (and common stock received upon the conversion of debentures and certain notes and the exercise of warrants) owned by them. We also agreed to indemnify these selling shareholders against certain liabilities related to the registration and sale of the common stock, including liabilities arising under the Securities Act of 1933, and to pay the costs and fees of registering the shares of our common stock. The selling shareholders will pay any brokerage commissions, discounts or other expenses relating to sales of shares of common stock by them. See “Prior Financing Transactions — Registration Rights” in this prospectus

Unless otherwise indicated, none of the selling shareholders is currently an affiliate of ours nor has had a material relationship with us during the past three years, other than as a director, officer, holder of our securities and/or in connection with the negotiation of prior financing transactions. See “Prior Financing Transactions” in this prospectus.

Strasbourger Pearson Tulcin Wolff Inc. and Vertical Capital Partners, Inc. are registered broker-dealers that acted as placement agent and finder, respectively, with regard to certain prior financing transactions. See “Prior Financing Transactions” in this prospectus. We agreed to issue warrants to Strasbourger and Vertical Capital Partners as partial compensation for their services, and to include the common stock issuable upon exercise of the warrants in this prospectus for resale. Strasbourger and Vertical Capital Partners designated certain selling shareholders indicated below to receive the warrants. Based on information known to us, we believe that these selling shareholders are affiliated with Strasbourger or Vertical Capital Partners.

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Directors and Executive Officers[2]
John A. Martell[3]	98,470,000[4]	45.3	98,470,000	0	0
Richard J. Mullin[5]	504,421[6]	*	399,421	105,000	*
James M. Lewis[7]	105,000[8]	*	0	105,000	*
William Wisniewski[9]	175,000[10]	*	100,000	75,000	*
Anthony W. Nicholson[11]	75,000[12]	*	0	75,000	*
William J. Schmuhl, Jr.[13] .	250,000	*	0	250,000	*
Richard A. Tamborski[14]	0	0	0	0	0
All directors and executive officers as a group (7 persons)	99,579,421	45.7	98,969,421	610,000	*
Other 5% Beneficial Owners:
Jeffrey L. Gendel[15] c/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, Connecticut 06830	62,500,000	33.3	0	62,500,000	33.3
Laurus Master Fund, Ltd.[16] c/o Laurus Capital Management, LLC 825 Third Avenue, 14th Floor New York, New York 10022	17,682,941	9.1	17,682,941	0	0
Other Selling Shareholders:
William Sybesma	1,290,799[17]	*	1,290,799	0	0
Martina Jane Sybesma	549,566[18]	*	549,566	0	0
Dr. Domenic Strazzulla	1,185,070[19]	*	1,185,070	0	0
Jody Nelson	725,000	*	725,000	0	0
David L. Cohen	2,626,447[20]	1.4	2,626,447	0	0
Dr. Frank Lake, III	686,494[21]	*	686,494	0	0
Carole Shrager	1,216,667[22]	*	1,216,667	0	0
Jay Shrager	1,466,667[23]	*	1,466,667	0	0
Matthew A. Dancy	908,334	*	908,334	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
David Dercher	316,667	*	316,667	0	0
William Greenfield	208,334[24]	*	208,334	0	0
Robert C. Ingram, III	516,378[25]	*	516,378	0	0
Roger Stacey	158,334	*	158,334	0	0
Michael Goldfarb	316,667	*	316,667	0	0
Gary M. Glasscock	684,190[26]	*	684,190	0	0
Robert H. Cole[27]	800,000	*	800,000	0	0
Donna D. Kress	900,000[28]	*	900,000	0	0
Gregg M. Gaylord and Linda S. Covillon[29]	599,711[30]	*	599,711	0	0
Dr. Leo Mazzocchi and Nancy T. Mazzocchi[29]	496,701[31]	*	496,701	0	0
Joseph Rienzi and Judith Rienzi[29]	250,000	*	250,000	0	0
Larry Rosenfield	125,000	*	125,000	0	0
Dr. Gilbert R. Schorlemmer	100,000	*	100,000	0	0
Mollie Ann Peters	154,884[32]	*	154,884	0	0
Richard Campanella and Janis Campanella[29]	50,000	*	50,000	0	0
Stanley Merves	250,000	*	250,000	0	0
Tom Wrenn	125,000	*	125,000	0	0
Lawrence E. Jaffe	125,000[33]	*	125,000	0	0
Michael Poujol and Angela Poujol[29]	998,553[34]	*	998,553	0	0
Thomas D’Avanzo	699,711[35]	*	699,711	0	0
Henry Fortier, III	224,855[36]	*	224,855	0	0
Garry J. Fadale	3,087,384[37]	1.6	3,087,384	0	0
James Ladner	177,865	*	177,865	0	0
Gregg Goebel and Marilyn Goebel[29]	50,000	*	50,000	0	0
Stephen T. Skoly, Jr.	274,711[38]	*	274,711	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Thomas J. Keeney	349,855[39]	*	349,855	0	0
Joseph Quattrocchi	26,432	*	26,432	0	0
Paul and Danielle Quattrocchi[29]	26,432	*	26,432	0	0
Dr. Barry G. Landry	52,865	*	52,865	0	0
Dr. Robert L. Thompson	99,855[40]	*	99,855	0	0
Dr Michael O. Bernstein	52,865	*	52,865	0	0
Steven A. Lamb	52,865	*	52,865	0	0
Norman Dudey	52,865[41]	*	52,865	0	0
Frank R. Cserpes, Jr. and Sharon M. Cserpes[42]	52,865	*	52,865	0	0
Edward Lagomarsino	264,323	*	264,323	0	0
Rodney Schorlemmer	1,182,900[43]	*	1,182,900	0	0
Paul V. Nugent, Jr. and Jeanne Mentus Nugent[29]	99,855[44]	*	99,855	0	0
Albert Jim Barboni	119,827[45]	*	119,827	0	0
StarInvest Group, Inc.[46]	3,195,371[47]	1.7	3,195,371	0	0
Marcel Riedel	2,758,784	1.5	2,758,784	0	0
Alfred Schneider	2,758,784[48]	1.5	2,758,784	0	0
Andreus Riedel	100,000	*	100,000	0	0
Daniel Stahl	1,199,248[49]	*	1,199,248	0	0
Elizabeth Kuhn	199,711[50]	*	199,711	0	0
Paul Remensberger	799,769	*	799,769	0	0
Heinz Wattenhofer	99,855	*	99,855	0	0
Rolph R. Berg-Jaquet	39,942	*	39,942	0	0
Marie Luise Fuchs	39,942	*	39,942	0	0
Josephine Hausammann	39,942	*	39,942	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Hans Hausammann	219,797	*	219,797	0	0
Roger Buerki	39,942	*	39,942	0	0
Hans Nef-Maag	176,215	*	176,215	0	0
Max Gertsch	139,913	*	139,913	0	0
Roland Bertschy	19,971	*	19,971	0	0
Christian Baumberger	39,942	*	39,942	0	0
Fred Kin	79,884	*	79,884	0	0
Maya Salzmann	199,711	*	199,711	0	0
Bernhard Meier	2,099,855[51]	1.1	2,099,855	0	0
Andrew Gonchar	1,295,000	*	1,295,000	0	0
Barry Clark	4,200,000[52]	2.2	4,200,000	0	0
Ronald Moschetta	1,295,000	*	1,295,000	0	0
P. Tony Polyviou	1,295,000	*	1,295,000	0	0
Adam Gottbetter	2,122,106[53]	1.1	2,122,106	0	0
Nasrollah Jahdi	249,855[54]	*	249,855	0	0
Hans-Peter Knecht	79,884	*	79,884	0	0
Frederick B. Epstein	1,141,378[55]	*	1,141,378	0	0
Jennifer M. Martell[56]	3,500,000[57]	1.9	3,500,000	0	0
John L. Martell[58]	3,500,000[59]	1.9	3,500,000	0	0
Joseph Gazzola and Josephine Gazzola [29]	224,855[60]	*	224,855	0	0
Mark Angelo	257,624[61]	*	257,624	0	0
Patricia Minehardt[62]	30,000	*	30,000	0	0
Weikei Lang	15,368	*	15,368	0	0
Thea Hausammann	80,000	*	80,000	0	0
Robert DePalo	125,000[63]	*	125,000	0	0

	Common Stock Beneficially Owned Before Offering			Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Shares owned	% owned[1]	Number of Shares Being Sold	Shares owned	% owned[1]
Robert Fallah	125,000[64]	*	125,000	0	0
Myra Logan	125,000[65]	*	125,000	0	0
John Kidd	125,000[66]	*	125,000	0	0
Rosemarie Moschetta	293,692[67]	*	293,692	0	0
Paul Devine	750,000[68]	*	750,000	0	0

* Less than one percent (1%).

1 Based on, for each shareholder, 187,408,902 shares of common stock outstanding as of April 1, 2007, plus securities beneficially owned by that shareholder that are exercisable for or convertible into common stock within 60 days of April 1, 2007.

2 The address of each director and executive officer identified in the table above is c/o MISCOR Group, Ltd., 1125 South Walnut Street, South Bend, Indiana 46619.:

3 Mr. Martell is our Chairman, Chief Executive Officer and President.

4 Includes 30,000,000 shares that are issuable upon conversion of a promissory note payable to Mr. Martell at a conversion price of $0.10 per share. The conversion option continues for so long as amounts are outstanding on the promissory note. The promissory note matures on December 31, 2008, but may be prepaid at any time or extended until December 31, 2013. In connection with the purchase by Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine”) of shares of our common stock, Mr. Martell granted to Tontine a limited irrevocable proxy to vote his shares of common stock in connection with certain matters described below under “January 2007 Private Placement of Common Stock.” On all other matters, Mr. Martell has sole voting power with respect to these shares. Mr. Martell has sole investment power with respect to these shares.

5 Mr. Mullin is our Vice President, Treasurer and Chief Financial Officer.

6 Includes 293,692 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 25,000 shares issuable upon exercise of options granted under our 2005 Stock Option Plan at an exercise price of $0.25 per share.

7 Mr. Lewis is our Vice President, Secretary and General Counsel.

8 Includes 25,000 shares issuable upon exercise of options granted under our 2005 Stock Option Plan at an exercise price of $0.25 per share.

9 Mr. Wisniewski is Senior Vice President of our subsidiary Magnetech Industrial Services, Inc.

10 Includes 100,000 shares held jointly with his spouse, Jane Wisniewski, and 25,000 shares issuable upon exercise of options granted under our 2005 Stock Option Plan at an exercise price of $0.25 per share.

11 Mr. Nicholson is Vice President of our subsidiary Martell Electric, LLC.

12 Includes 25,000 shares issuable upon exercise of options granted under our 2005 Stock Option Plan at an exercise price of $0.25 per share.

13 Mr. Schmuhl is a member of our board of directors.

14 Mr. Tamborski is a member of our board of directors.

15 Tontine Capital Partners, L.P. holds 50,000,000 shares, and Tontine Capital Management, L.L.C. is its general partner. Tontine Capital Overseas Master Fund, L.P. holds 12,500,000 shares, and Tontine Tontine Capital Overseas GP, L.L.C. is its general partner. Mr. Gendell is the managing member of each general partner.

16 According to information provided by Laurus Master Fund, Ltd., the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd. is Laurus Capital Management, LLC; the natural persons who exercise voting and investment power over Laurus Capital Management, LLC are David Grin and Eugene Grin. Includes 7,352,941 shares of common stock issuable upon exercise of warrants at $0.34 per share, and 375,000 shares of common stock issuable upon exercise of warrants at $0.01 per share. The terms of the warrants limit the number of shares of common stock issuable upon exercise of warrants issued to Laurus Master Fund, Ltd. to the amount by which 9.99% of our outstanding common stock exceeds the number of shares beneficially owned by Laurus Master Fund, Ltd., unless Laurus gives us 75 days prior notice.

17 Includes 440,538 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share (debentures convertible into 220,269 of such shares are held jointly with his spouse, Martina Jane Sybesma), and 79,257 shares of common stock issuable upon exercise of warrants at $0.001 per share.

18 Includes 220,269 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

19 Includes 440,538 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

20 Includes 587,384 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

21 Includes 88,108 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

22 These shares are held jointly with her spouse, Jay Shrager.

23 Includes 1,216,667 shares held jointly with spouse, Carole Shrager, and 250,000 shares held in name of Somerset Farms PST, which is controlled by Mr. Shrager.

24 Includes 158,334 shares held in the name of Greenfield Plumbing and Heating, which is controlled by Mr. Greenfield.

25 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

26Includes 411,169 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 42,292 shares of common stock issuable upon exercise of warrants at $0.001 per share.

27 Includes 150,000 shares held by Mr. Cole as custodian for David R. Cole and 500,000 shares owned by Reese Cole Partnership Ltd., which is controlled by Mr. Cole.

28 Reflects a transfer made after April 1, 2007 of warrants to purchase 750,000 shares of common stock at an exercise price of $0.0001 per share.

29 Shares are held by the named persons as joint tenants with rights of survivorship.

30 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

31 Includes 220,269 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

32 Includes 58,738 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

33 These shares are held in a pension plan for the benefit of Mr. Jaffe.

34 Includes 734,230 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

35 These shares are held in an individual retirement account for the benefit of Mr. D’Avanzo. Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

36 Includes 6,500 shares that are held in an individual retirement account for the benefit of Mr. Fortier. Also includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

37 Includes 587,384 shares of common stock issuable upon conversion of debentures convertible at $0.3404826 per share.

38 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

39 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

40 These shares are held in a profit sharing plan for the benefit of Dr. Thompson. Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

41 These shares are held by Mr. Dudey as trustee for the benefit of Norman Dudey.

42 These individuals hold the shares as co-trustees of the Frank R. Cserpes, Jr. Trust.

43 Includes the following: (i) 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, that are held in a pension plan for the benefit of Mr. Schorlemmer; (ii) 883,334 shares held in the name of RS & VS, Ltd.; and (iii) 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share, that are held in the name of RS &VS, Ltd. Mr. Schorlemmer controls the general partner of RS &VS, Ltd.

44 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

45 Includes 88,108 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

46 StarInvest Group, Inc. is a publicly traded business development company.

47 Includes 2,349,537 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

48 Includes 58,738 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

49 Includes 381,800 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

50 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share.

51 Includes 2,000,000 shares of common stock held in the name of Bevita Commercial Corp., which is controlled by Mr. Meier.

52 These shares are held in the name of Phoenix Holdings, Inc., which is controlled by Mr. Clark. Mr. Clark was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

53 Includes 100,000 shares of common stock issued to Jackson Steinem, Inc; and 25,000 shares of common stock issuable upon exercise of warrants at $0.001 per share issued to Jackson Steinem, Inc. as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below. We are advised that Jackson Steinem, Inc. is controlled by Mr. Gottbetter, a partner in the law firm that acted as our securities counsel with respect to certain financing transactions described below.

54 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

55 Includes 146,846 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 52,865 shares of common stock issuable upon exercise of warrants at $0.001 per share.

56 Ms. Martell is the adult daughter of John A. Martell, our Chairman, Chief Executive Officer and President.

57 Includes 3,000,000 shares of common stock held in the Separate Trust for Jennifer Martell created under the John and Bonnie Martell 1997 Children's Trust for Jennifer and John.

58 Mr. Martell is the adult son of John A. Martell, our Chairman, Chief Executive Office and President.

59 Includes 3,000,000 shares of common stock held in the Separate Trust for John L. Martell created under the John and Bonnie Martell 1997 Children's Trust for Jennifer and John.

60 Includes 73,423 shares of common stock issuable upon conversion of debentures convertible at $0.3404926 per share and 26,432 shares of common stock issuable upon exercise of warrants at $0.001 per share.

61 These shares are held in the name of Yorkville Advisors Management, LLC, an investment advisory firm controlled by Mr. Angelo. Mr. Angelo has not indicated to us whether Yorkville Advisors Management, LLC is a registered broker-dealer or an affiliate of a registered broker-dealer.

62 Patricia Minehardt was a manager of our subsidiary HK Engine Components LLC and has passed away.

63 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

64 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

65 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

66 Includes 125,000 shares of common stock issuable upon exercise of warrants at $0.34 per share. The selling shareholder was issued these warrants as a designee of Vertical Capital Partners, Inc. in connection with certain financing transactions described below.

67 Includes 293,692 shares of common stock issuable upon conversion of debentures convertible at 0.3404926 per share.

68 Includes 750,000 shares of common stock issuable upon exercise of warrants at $0.0001 per share. The selling shareholder acquired these warrants after April 1, 2007 from a selling shareholder who was issued these warrants as a designee of Strasbourger Pearson Tulcin Wolff Inc. in connection with certain financing transactions described below.

PRIOR FINANCING TRANSACTIONS

The following is a summary description of certain financing transactions we entered into since we began operations in 2000. These transactions involve the selling shareholders identified in this prospectus. This summary does not discuss all of the provisions of the agreements and other documents relating to the financing transactions that are filed as exhibits to our registration statements of which this prospectus is a part.

Financing by John A. Martell

From our organization through December 31, 2003, John A. Martell, who is our Chairman, Chief Executive Officer and President, made to us capital contributions of approximately $2.4 million and advances of approximately $4.8 million. We used these amounts to fund acquisitions and other capital requirements and for working capital. The advances were unsecured and were payable on demand with interest at 1% below the prime rate.

Effective December 31, 2003, $3.0 million of approximately $4.8 million of outstanding advances were rolled into a promissory note made by our subsidiary Magnetech Industrial Services, Inc. to Mr. Martell, and the balance (approximately $1.8 million) was treated as a contribution to capital. The loan evidenced by the promissory note bears interest at an annual rate of 1% below the prime rate as published by The Wall Street Journal, and is payable monthly. The loan matures on December 31, 2008, except that Magnetech Industrial Services, Inc. can extend the maturity for five years upon 60 days’ prior written notice at an annual rate of prime plus one percent. Our repayment obligations under the note are subordinated in priority and right of payment to our senior credit facility and subordinated convertible debentures, which are described in more detail below.

In September 2005, we granted Mr. Martell an option to convert at any time and from time to time all or any part of the obligations due under the note into shares of our common stock at a fixed conversion price of $0.10 per share. If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the conversion price will be proportionately reduced, and if the number is decreased because of a stock combination, the conversion price will be proportionately increased. The aggregate amount of principal and accrued and unpaid interest due to Mr. Martell under the note at the time the option was issued to him in September 2005 and at December 31, 2006 was $3.0 million and $3.0 million, respectively. The $0.10 per share conversion price for the note to Mr. Martell is lower than the conversion price of $0.3404926 per share for the convertible debentures we issued to third party investors in March 2005, lower than the conversion prices of $0.19, $0.26 and $0.32 per share for the convertible notes we issued in August 2005 to Laurus Master Fund, Ltd. (“Laurus”), our senior lender at that time, related to our senior credit facility described below, and lower than the exercise price of $0.25 per share for the stock options issued to our executive officers (other than Mr. Martell) in September 2005 under our 2005 Stock Option Plan. See “Management — Equity Incentive Plans” in this prospectus. The option granted to Mr. Martell was not approved or ratified by our independent directors and its terms may not be representative of an arms’ length transaction.

Private Placements of Preferred and Common Stock

Pursuant to Convertible Redeemable Preferred Stock Purchase Agreements effective as of March 3, 2004, our subsidiary Magnetech Industrial Services, Inc. issued 750,000 shares of preferred stock at $1.00 per share to certain investors. The issuance was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. Magnetech Industrial Services, Inc. used the net proceeds of the private placement for working capital.

The terms of the offering contemplated our reorganization into a holding company structure by requiring the automatic conversion of the preferred stock issued by our subsidiary into 6.33333 shares of our common stock upon completion of a private offering of our common stock by March 2, 2005 with aggregate proceeds of not less that $3,000,000. If we could not meet this deadline, we would have been required to redeem all of the preferred stock at the stated value of $1.00 per share, plus interest at an annual rate of 5.375%, and issue 1.33333 shares of our common stock for each redeemed share of preferred stock. No dividends were payable on the preferred stock.

In a series of closings in late 2004, we issued 12,750,000 shares of our common stock to certain investors for a purchase price of $0.20 per share, or an aggregate purchase price of $2,550,000. The issuance was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act. We used the net proceeds of the private placement to fund marketing and promotion costs, to acquire plant and equipment, for general and administrative costs and for working capital.

The proceeds we received in connection with this offering of common stock, when combined with the proceeds from the preferred stock offering, exceeded the threshold described above for converting the outstanding shares of our subsidiary’s preferred stock into shares of our common stock. Consequently, all of the preferred stock issued by Magnetech Industrial Services, Inc. was converted into 4,750,006 shares of our common stock in December 2004.

We engaged Strasbourger Pearson Tulcin Wolff Inc. to act as our placement agent on a best efforts basis in the preferred stock and common stock offerings described above. As compensation for its services, we paid Strasbourger a cash fee of 10% of the amount raised in the offerings, or $330,000, and effective December 2004 we issued to Strasbourger’s designees warrants to purchase 4,500,000 shares of our common stock for a ten-year period at a fixed exercise price of $0.0001 per share, subject to certain anti-dilution adjustments described below. Strasbourger indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Strasbourger, were involved in its providing services as placement agent in the offerings. In addition, we issued 50,000 shares of our common stock to Jackson Steinem, Inc., which we are advised is beneficially owned by a partner in the law firm that acted as our securities counsel with respect to the private placements. The issuance of the warrants and the shares was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act.

If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the exercise price of the warrants will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price of the warrants will be proportionately increased. In addition, the exercise price will be reduced if, subject to certain exceptions, we issue common stock at a price less than the exercise price or securities convertible into common stock at a price less than the exercise price, or if we distribute any assets or evidence of indebtedness to holders of our common stock. An adjustment of less than $0.01 is not required to be made. If the exercise price of the warrants is adjusted, then the number of shares of common stock issuable upon exercise of the warrants will be simultaneously adjusted by multiplying the number of shares of common stock issuable upon exercise of the warrants by the exercise price in effect prior to the adjustment and dividing the product by the exercise price, as adjusted.

Private Placement of Convertible Debentures and Warrants

In March 2005, we entered into Subordinated Convertible Debenture Purchase Agreements with several investors. Pursuant to those agreements, we issued $4,025,000 principal amount of convertible debentures at par. For no additional consideration, we issued to purchasers of debentures warrants to purchase an aggregate 4,255,601 shares of our common stock for a five year period at a fixed exercise price of $0.001 per share. If the number of our outstanding shares of common stock is increased because of a stock split, the exercise price will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price will be proportionately increased. We used the net proceeds of the private placement to acquire certain operating assets of Hatch & Kirk, Inc. and for working capital.

The issuance of the debentures and warrants was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act.

The debentures originally were scheduled to mature on February 28, 2007; however, in April 2006, the debenture holders agreed to extend the maturity date to February 28, 2008. The debentures bear interest at a fixed annual rate of 6%, payable in cash upon redemption or at maturity if the holders do not elect to convert their debentures. Each holder has the option to convert principal and accrued interest under the debentures into shares of our common stock at a fixed conversion price of $0.3404926 per share. If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the conversion price will be proportionately reduced, and if the number is decreased because of a stock combination, the conversion price will be proportionately increased, except that any adjustment to the conversion price of less than $0.0001 is not required to be made.

The debentures are secured by a lien in all our tangible personal property. This lien, as well as the repayment obligations under the debentures, is subordinate in priority and right of payment to our $5 million secured credit facility described below.

Upon written notice we can redeem any or all of the outstanding debentures prior to the maturity date at a redemption price, payable in cash, equal to 100% of the principal amount redeemed, plus accrued and unpaid interest through the redemption date. Any notice to redeem must be given to all holders no less than 30 days or more than 45 days prior to the date set forth for redemption. The holders may convert their debentures into common stock at any time prior to the redemption date. Our loan agreements with our senior secured lender restrict our ability to exercise this redemption right.

We also engaged Strasbourger to act as our placement agent in the debenture offering. As compensation for its services, we paid Strasbourger a cash fee of 10% of the amount raised in the offerings, or $402,500, and in May 2005 we issued to Strasbourger’s designees warrants to purchase 6,182,992 shares of our common stock for a 10-year period at a fixed exercise price of $0.001 per share. Strasbourger indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Strasbourger, were involved in its providing services as placement agent in the debenture offering. If the number of our outstanding shares of common stock is increased because of a stock split, the exercise price of the warrants will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price will be proportionately increased. In addition, we issued 50,000 shares of our common stock to Jackson Steinem, Inc. The issuance of the warrants and the shares was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act.

Senior Secured Credit Facilities

St. Joseph Capital Bank. In December 2001, we entered into a secured credit facility with St. Joseph Capital Bank that included a revolving line of credit and a five-year term note. The line of credit provided for maximum borrowings of $1 million, and bore interest at 0.25% below the bank’s prime rate. The term note was in the original principal amount of $500,000 and was payable in monthly principal installments of $8,333 with interest at 0.25% below the bank’s prime rate. In November 2002, we obtained a second revolving line of credit that provided for maximum borrowings of $450,000, and bore interest at the bank’s prime rate. In November 2003, the interest rates on the $1.0 million and $450,000 lines of credit were increased to 0.5% and 0.25% above the bank’s prime rate, respectively. The lines of credit were due on demand. The lines of credit and the term note were secured by a security interest in substantially all of our assets, and were guaranteed by John A. Martell, our Chairman, Chief Executive Officer and President. The lines of credit were subject to a certain covenant requiring the maintenance of a minimum balance in Mr. Martell’s account maintained with the bank. At December 31, 2003, the aggregate outstanding balances under the revolving lines of credit and the term note were approximately $1.4 million and $300,000, respectively. We refinanced our indebtedness to St. Joseph Capital Bank with our credit facility with MFB Financial described below.

MFB Financial. In November 2004, we entered into a secured credit facility with MFB Financial and refinanced our indebtedness to St. Joseph Capital Bank. This credit facility included a line of credit that provided for maximum borrowings of $3.0 million and bore interest at 0.375% above the bank’s prime rate. The line of credit was due on demand, collateralized by a blanket security agreement covering substantially all of our assets, and was guaranteed by Mr. Martell. The line was subject to certain financial covenants pertaining to minimum net worth, senior debt to net worth, and debt service coverage. We were not in compliance with one of our financial covenants to MFB Financial at December 31, 2004; however, MFB Financial waived such noncompliance. At December 31, 2004, the outstanding balance on the line of credit was approximately $2.5 million.

In April 2005, we amended our credit facility with MFB Financial to increase the maximum borrowings under the line of credit to $5.5 million. All other terms remained the same. We refinanced our indebtedness to MFB Financial with our credit facility with Laurus Master Fund, Ltd. described below.

Laurus Master Fund, Ltd. In August 2005, we entered into a $10 million credit facility with Laurus Master Fund, Ltd. At December, 2006, we had borrowed an aggregate of $8.2 million under the facility, $2.0 million under a term note, $2.8 million under a minimum borrowing note and $3.4 million under a revolving note. In January 2007, we paid off the Laurus credit facility with proceeds from an equity financing described below.

The notes bore interest at an annual rate of 1% over the prime rate as published in The Wall Street Journal. Interest was payable monthly, in arrears, beginning on September 1, 2005. The notes were scheduled to mature on August 24, 2008, were convertible into our common stock, and were secured by a first priority lien in our assets and our pledge of the equity interests in our subsidiaries. The obligations to Laurus also were guaranteed by certain subsidiaries. The term note issued to Laurus required monthly principal payments of $100,000, together with all accrued and unpaid interest, commencing March 1, 2006.

In May 2006, we entered into a second Security and Purchase Agreement with Laurus. The agreement provided financing comprised of a $1.6 million revolving note and a $2.1 million term note. At December 31, 2006 we had borrowed an aggregate of $2.8 million under the facility: $2.0 million under the term note and $0.8 million under the revolving note. In January 2007, we paid off this indebtedness with proceeds from an equity financing described below.

Under the term loan, we were required to make monthly principal payments of $70,000 with interest beginning December 2006. Interest was payable monthly at 1.0% over prime as published in the Wall Street Journal under the term note. The notes were scheduled to mature in May 2009.

As part of the financing, we paid Laurus $133,000 in cash and issued Laurus warrants for 375,000 shares of our common stock with an exercise price of $0.01 per share. These warrants are exercisable for a seven-year period.

We did not register the issuance of the notes and warrants to Laurus under the Securities Act of 1933, in reliance on exemptions from the registration requirements of that Act. We agreed to register with the Securities and Exchange Commission for resale the shares of our common stock issuable upon exercise of the warrants. These shares are included in one of the registration statements of which this prospectus is a part.

The Laurus financing arrangements had features that were subject to the Emerging Issues Task Force (“EITF”) Issue No. 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF No. 05-4”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates” for further discussion.

In connection with the initial Laurus financing, we paid Vertical Capital Partners, Inc. a finder’s fee for its role in introducing us to Laurus Master Fund, Ltd. as a financing source. The finder’s fee consisted of a cash payment of $200,000 and the September 2005 issuance to persons designated by Vertical Capital Partners of warrants to acquire up to 500,000 shares of our common stock for three years at a fixed exercise price of $0.34 per share. Vertical Capital Partners indicated that the persons it designated to receive the warrants, whom we believe to be employees of or otherwise affiliated with Vertical Capital Partners, were involved in its providing services as a finder in the financing transaction. If the number of our outstanding shares of common stock is increased because of a stock split, the exercise price of the warrants will be proportionately reduced, and if the number is decreased because of a stock combination, the exercise price will be proportionately increased. The issuance of the warrants was not registered under the Securities Act of 1933 in reliance on exemptions from the registration requirements of that Act.

MFB Financial. On March 9, 2007, we entered into a secured credit facility with MFB Financial. This credit facility includes a line of credit that provides for maximum borrowings of $5.0 million and bears interest at 0.5% above the bank’s prime rate. The line of credit is due on demand, and is secured by accounts receivable. The line is subject to certain financial covenants pertaining to minimum tangible net worth, current ratio and debt coverage ratio, and maximum debt to equity ratio. We were in compliance with the financial covenants to MFB Financial at April 1, 2007, and there was no balance outstanding on the line at that date.

Registration Rights

In connection with each of the financing transactions described above, we agreed to register with the Securities and Exchange Commission the resale of the common stock issued to the investors and the resale of shares of common stock issuable upon conversion of the convertible debentures and notes and upon exercise of the warrants described above, except for shares issuable upon conversion of the revolving note issued to Laurus. To comply with these registration obligations, we filed the registration statements of which this prospectus is a part on November 7, 2005 and October 11, 2006. The Securities and Exchange Commission declared the registration statements effective on May 12, 2006 and November 9, 2006, respectively.

Our registration rights agreements with the investors in the private placement of preferred stock by our subsidiary Magnetech Industrial Services, Inc., and in our private placement of common stock, described above, required us to file a registration statement by September 2004 covering the shares of common stock issued to the investors in those transactions and issuable upon exercise of the warrants issued to the investors. Our registration rights agreements with the investors in the private placement of our convertible debentures and warrants described above (excluding warrants issued to Laurus) required us to file a registration statement by April 30, 2005 covering the shares of our common stock issuable upon conversion of the debentures and exercise of the warrants issued to the investors in that transaction. If we failed to file the registration statements by these deadlines, the respective registration rights agreements obligated us to pay the applicable investors liquidated damages in the amount of 1% of the total issued shares of our common stock for each 30-day period that the applicable registration statement had not been filed. These agreements further provided, however, that we would not be required to pay these liquidated damages if we provided the investors with a certificate stating that, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our shareholders for such registration statements to be filed owing to a material pending transaction or other issue. In September 2004 and September 2005, we provided such certificates to the applicable investors and agreed to file the registration statement as soon as reasonably practicable. On October 31, 2005, we filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, which includes the shares issued and issuable to these investors. The Securities and Exchange Commission declared the registration statement effective on May 12, 2006. Consequently, we believe that we are not liable for any liquidated damages under the applicable provisions of the registration rights agreements entered into with the investors in the respective offerings, and we received confirmation to that effect on behalf of investors in our private placement of convertible debentures and warrants. If any of the investors successfully asserted a claim for such liquidated damages, and we were required to issue additional shares of our common stock to them, the percentage ownership of each shareholder in the company would be diluted, and the degree of dilution could be significant.

January 2007 Private Equity Financing

On January 18, 2007, we sold 62,500,000 shares of our common stock to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine”) for an aggregate purchase price of $12.5 million, or $0.20 per share, pursuant to a securities purchase agreement dated as of the same date. We used the proceeds from the sale to repay approximately $10 million of senior secured debt and for general working capital purposes. Before we issued shares to Tontine, John A. Martell, our majority shareholder, beneficially owned 66.9% of our outstanding common stock. His shares represented 46.9% of the outstanding stock immediately after the sale and 45.3% as of April 1, 2007. In connection with the sale, we granted various rights to Tontine, as described below.

Board Designee(s). We granted Tontine the right to appoint members to our Board of Directors as follows:

•	if Tontine or its affiliates hold at least 10% of our outstanding common stock, Tontine has the right to appoint one member of our Board of Directors;

•
if Tontine or its affiliates hold at least 20% of our outstanding common stock, and the Boards consists of five or fewer directors, Tontine has the right to appoint one member of our Board of Directors; and

•	if Tontine or its affiliates hold at least 20% of our outstanding common stock, and the Board consists of six or more directors, Tontine has the right to appoint two members of our Board of Directors.

Our Board currently consists of three directors. We also agreed that, for as long as Tontine has the right to appoint directors pursuant to the securities purchase agreement, the number of directors on our Board will not exceed seven.

Board Observer. In addition to Tontine’s right to appoint directors, we also granted Tontine the right to have a representative attend all meetings of our Board of Directors, our subsidiaries and their respective committees, for so long as Tontine or its affiliates continue to hold at least 10% of our outstanding common stock.

Future Offerings. We granted Tontine the right to participate in future equity offerings to allow Tontine to maintain its percentage of ownership, on a fully diluted basis, of our common stock immediately prior to any such offering.

Future Acquisitions. We agreed to use our best efforts to ensure that any future acquisitions by Tontine of up to 30% of our outstanding common stock, on a fully diluted basis, are not subject to any anti-takeover laws and regulations or any anti-takeover provisions in our or our subsidiaries’ organizational documents.

Martell Proxy. Mr. Martell has granted Tontine a proxy to vote his shares of our common stock for the election to the Board of Directors of Tontine’s designees and to enforce Tontine’s rights with respect to future acquisitions of our common stock, each as described above.

Registration Rights. We did not register the issuance of the shares of common stock to Tontine with the SEC under the Securities Act of 1933, in reliance on exemptions from the registration requirements of the Securities Act. We and Tontine entered into a registration rights agreement, dated January 18, 2007, pursuant to which we have agreed to register for resale the shares issued to Tontine. We have not yet registered these shares.

MARKET FOR OUR COMMON STOCK AND
RELATED SHAREHOLDER MATTERS

Market Information and Holders

Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006 under the symbol MCGL. The following table sets forth the range of reported high and low bid quotations for our common stock as reported on the OTC Bulletin Board for the periods indicated. Sales price information consists of quotations by dealers making a market in our common stock and may not necessarily represent actual transactions. As a result, the sales price information for our common stock reflects inter-dealer prices without any mark-ups, mark-downs or commissions. In addition, trading in our common stock is limited in volume and may not be a reliable indication of its market value.

	High	Low
Fiscal year 2006:
3rd quarter ended 10/1/06 *	$ 0.70	$ 0.40
4th quarter ended 12/31/06	$ 0.40	$ 0.17
Fiscal year 2007:
1st quarter ended 4/1/07	$ 0.57	$ 0.18
*beginning August 1, 2006

As of April 1, 2007, there were 187,408,902 shares of common stock outstanding and approximately 68 shareholders of record. Our common stock was held by approximately 546 beneficial owners as of such date. In addition, as of that date we had outstanding:

•	warrants to acquire up to 9,309,556 shares of our common stock at fixed exercise prices ranging from $0.0001 to $0.34 per share;

•	subordinated debentures convertible into 8,752,026 shares of our common stock based on aggregate indebtedness of $2,980,000 then outstanding and a fixed conversion price of $0.3404926 per share;

•	a subordinated note convertible into 30,000,000 shares of our common stock based on aggregate indebtedness of $3,000,000 then outstanding and a fixed conversion price of $0.10 per share; and

•	options issued under our 2005 Stock Option Plan to acquire 1,580,000 shares of our common stock at exercise prices ranging from $0.215 to $0.25 per share.

The number of shares issuable upon exercise of the foregoing warrants and conversion of the foregoing debentures and notes, as well as the respective fixed exercise and conversion prices, are subject to adjustment as provided in the applicable securities and related agreements.

Dividends

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of the business and do not anticipate paying any cash dividends in the foreseeable future. Our subordinated convertible debentures and our senior credit facility contain restrictions on our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unregistered Sales of Equity Securities

On May 31, 2006, we issued to Laurus Master Fund, Ltd., warrants to purchase 375,000 shares of our common stock at a fixed exercise price of $0.01 per share, subject to certain anti-dilution adjustments. These warrants are exercisable for a seven-year period. We issued the warrants to Laurus for no additional consideration in connection with financing Laurus provided for our acquisition of E.T. Smith Services of Alabama, Inc. Laurus was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective August 3, 2006, we issued the following options under our 2005 Stock Option Plan to acquire 1,185,000 shares of our common stock: (i) options to acquire 50,000 shares each to an executive officer and two outside directors at an exercise price of $0.25 per share, (ii) options to acquire 250,000 each to two outside directors at an exercise price of $0.25 per share, of which 250,000 were exercised in September 2006 and 250,000 expired, and (iii) options to acquire 535,000 shares to certain key employees. The issuance of the options was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering.

Effective August 31, 2006, we issued to two key employees 25,000 shares of restricted stock each pursuant to offers to purchase such shares granted under our 2005 Restricted Stock Purchase Plan at an exercise price of $0.001 per share. The grant of the purchase offers and the issuance of the shares were exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering.

Effective January 19, 2007, we issued 105,000 shares of restricted stock to key employees each pursuant to offers to purchase such shares granted under our 2005 Restricted Stock Purchase Plan at an exercise price of $0.001 per share. The grant of the purchase offers and the issuance of the shares were exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006. This table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus (amounts presented in thousands).

As of December 31, 2006
Long-term notes and loans payable	$8,824
Stockholders’ equity:
Preferred stock, no par value - 20,000,000 shares authorized, 0 shares outstanding	-
Common stock, no par value - 300,000,000 shares authorized, 117,285,272 shares issued and outstanding	$8,459
Additional paid-in capital	$8,961
Deferred compensation	$(47)
Accumulated deficit	$(13,680)
Total Stockholders’ equity	$3,693
Total capitalization	$12,517

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Amounts below are presented in thousands, except per share amounts.

STATEMENT OF	Year Ended December 31,
OPERATIONS DATA:	2006	2005	2004	2003	2002
Revenues:
Product sales	$18,083	$14,587	$6,763	$3,235	$881
Service revenues	42,671	31,709	22,134	12,260	10,911
Total revenues	$60,754	$46,296	$28,897	$15,495	$11,792

Cost of revenues:
Product sales	$13,891	$11,131	$4,769	$1,248	$1,044
Service revenues	34,984	26,009	17,931	10,735	8,915
Total cost of revenues	$48,875	$37,140	$22,700	$11,983	$9,959

Gross profit	$11,879	$9,156	$6,197	$3,512	$1,833

Selling expenses	$3,366	$2,866	$1,959	$1,457	$1,285
General and administrative expenses	$7,266	$6,806	$4,256	$3,003	$1,794
Total selling, general and administrative expense	$10,632	$9,672	$6,215	$4,460	$3,079

Operating income (loss)	$1,247	$(516)	$(18)	$(948)	$(1,246)

Interest expense	$(3,404)	$(6,711)	$(183)	$(189)	$(117)
Loss on warrant liability	(508)	-	-	-	-

Other income	4	31	12	-	125

Net loss	$(2,661)	$(7,196)	$(189)	$(1,137)	$(1,238)
Net loss per share	$(0.02)	$(0.07)	$(0.00)	$(0.01)	$(0.02)

Shares used to compute loss per share (1)	109,264,264	99,417,698	84,017,315	79,450,000	79,450,000
___________________________________
(1)	See note A to our consolidated financial statements included elsewhere in this prospectus for a description of the computation of the number of shares and net loss per share.

BALANCE SHEET DATA:
	As of December 31,
	2006	2005	2004	2003	2002

Working capital	$4,088	$6,053	$3,257	$1,475	$1,450
Total Assets	30,867	25,721	12,533	8,036	5,934
Long-term debt	8,824	8,603	3,000	3,200	3,507
Accumulated deficit	(13,680)	(11,436)	(4,240)	(4,051)	(2,914)
Total shareholders’ equity (deficit)	$3,693	$5,006	$2,690	$203	$(464)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion contains forward looking-statements that involve risks and uncertainties. See “Special Note about Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus. The following discussion should be read with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We have historically operated in three business segments: industrial services, electrical contracting services, and diesel engine components.

The industrial services segment is primarily engaged in providing maintenance and repair services to industry, including repairing and manufacturing industrial electric motors and lifting magnets, and providing engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities. The electrical contracting segment provides a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers. The diesel engine components segment manufactures, remanufactures, repairs and engineers power assemblies, engine parts and other components related to large diesel engines for the rail, utilities, maritime and offshore drilling industries.

In May 2006, we acquired substantially all of the assets of E. T. Smith Services of Alabama Inc. (“Smith Alabama”). Smith Alabama provided electric motor repair, preventative maintenance and refurbishment for industrial companies such as utilities and manufacturers. The operating results of this business are included with the industrial services segment.

In an effort to provide industrial solutions across our diverse end markets and better serve our customers, effective January 1, 2007 we realigned our three business segments into two. The re-alignment will clarify our business model to current and potential customers. Specifically, we have re-aligned the industrial services, electrical contracting and diesel engine components segments into (1) the repair, remanufacturing and manufacturing segment and (2) the construction and engineering services segment.

On January 18, 2007 we sold 50,000,000 shares of common stock to Tontine Capital Partners, L.P. and 12,500,000 shares of common stock to Tontine Capital Overseas Master Fund, L.P. for $0.20 per share or $12.5 million. We used the proceeds to retire all of the outstanding senior debt due to our senior lender, Laurus Master Fund, Ltd., as of that date in the amount of approximately $10.0 million, including interest, plus approximately $0.5 million in prepayment penalties. We will use the balance of the proceeds for working capital and to reduce accounts payable.

On March 9, 2007, we obtained financing from MFB Financial in the form of a $5 million revolving credit facility, secured by accounts receivable. We will use borrowings under the note for capital expenditures and working capital purposes. Interest is payable monthly at ½% over prime as published in the Wall Street Journal.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete and depreciation. Actual results could differ from those estimates.

Revenue recognition. Revenue in our industrial services and diesel engine components segments consists primarily of product sales and service of industrial magnets, electric motors and diesel power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at our site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For services to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. We provide for an estimate of doubtful accounts based on specific identification of customer accounts deemed to be uncollectible and historical experience. Our revenue recognition policies are in accordance with Staff Accounting Bulletin No. 101 and No. 104.

Revenues from Martell Electric, LLC’s electrical contracting business are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs to complete for each contract. Costs incurred on electrical contracts in excess of customer billings are recorded as part of other current assets. Amounts billed to customers in excess of costs incurred on electrical contracts are recorded as part of other current liabilities.

Segment information. We report segment information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise.

Inventory. We value inventory at the lower of cost or market. Cost is determined by the first-in, first-out method. We periodically review our inventories and make adjustments as necessary for estimated obsolescence and excess goods. The amount of any markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Useful lives of property, plant and equipment are as follows:

Buildings	30 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5 to 10 years
Vehicles	3 to 5 years
Office and computer equipment	3 to 10 years

Long-lived assets. We assess long-lived assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Debt issue costs. We capitalize and amortize costs incurred to secure senior debt financing over the term of the senior debt financing, which is three years. We also capitalize and amortize costs incurred to secure subordinated debenture financing over the term of the subordinated debentures, which initially was two years. However, in April 2006, the debenture holders agreed to extend the maturity of the debentures from February 28, 2007 to February 28, 2008. Beginning in April 2006, the unamortized costs related to the debenture financing are amortized through the extended maturity date.

Warranty costs. We warrant workmanship after the sale of our products. We record an accrual for warranty costs based upon the historical level of warranty claims and our management’s estimates of future costs.

Income taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

Stock-based compensation. Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payments (revised 2004), using the Modified Prospective Approach. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period. In addition, SFAS No. 123R requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the initial adoption to be recognized in the financial statements over the remaining requisite service period.

Under the Modified Prospective Approach, the amount of compensation cost recognized includes (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Prior to the adoption of SFAS No. 123R, we accounted for our stock-based compensation plans under the recognition and measurement provisions of APB No. 25.

New Accounting Standards. In December 2006, the Financial Accounting Standards Board (“FASB”) issued Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. In accordance with the provisions of FSP EITF 00-19-2, we have elected early adoption and have reclassified our warrant liability to equity.

Warrants issued in conjunction with our senior debt financing were accounted for under the Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock and View A of EITF No. 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Due to certain factors and the liquidated damage provision in the registration rights agreements issued in connection with the senior debt financing, we determined that the warrants are derivative liabilities. We have elected early adoption of FSP EITF 00-19-2, which supersedes the guidance under EITF 05-4.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The pronouncement prescribes an approach whereby the effect of all unrecorded identified errors should be considered on all of the financial statements rather than just either the effect on the balance sheet or the income statement. We adopted the provisions of SAB 108 as of December 31, 2006. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the impact that SFAS 157 will have on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted this standard effective January 1, 2007. Adoption of this standard is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holder’s election. SFAS 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect SFAS 155 to have a material impact on our consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43 (“SFAS 151”). SFAS 151 was one of a number of projects by the FASB to converge U.S. accounting standards to International Accounting Standards. SFAS 151 requires abnormal amounts of idle facility expenses, freight, handling costs and spoilage to be recognized as current period charges. In addition, the allocation of fixed manufacturing overhead costs to the costs of conversion is required to be based on the normal capacity of the manufacturing facilities. SFAS 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We adopted SFAS 151 on January 1, 2006. Adoption of this standard did not have a material impact on our consolidated financial position, results of operations or cash flows as our existing inventory and conversion cost methodologies are generally consistent with that required by the new standard.

Operating Results

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues. Total revenues increased by $14.5 million or 31% to $60.8 million in 2006 from $46.3 million in 2005. The increase in revenues resulted from increases in industrial services segment revenue of $7.5 million or 25%, electrical contracting segment revenues of $3.7 million or 36%, and diesel engine components segment of $3.3 million or 53%.

The increase in industrial services segment revenue resulted from an increase in service revenue during 2006 to $28.8 million, which was $7.4 million or 35% higher than service revenue of $21.4 million during 2005, and to a small increase in product sales during 2006 to $8.4 million, which was $0.1 million or 1% higher than product sales of $8.3 million during 2005. The acquisition of Smith Alabama accounted for $3.4 million of the $7.4 million increase in service revenues.

The increase in electrical contracting segment revenues during 2006 resulted primarily from market penetration facilitated by increasing name recognition and a strong local construction market.

The increase in diesel engine component segment revenues during 2006 was due to the full year impact in 2006 compared to only 10 months sales in 2005, and the increase in market share, resulting primarily from the increase in business with one major customer.

To continue to grow our business segments at historical rates, we believe we must continue to make strategic business acquisitions. We make no assurance, however, that we will be able to identify, acquire and successfully integrate additional companies to achieve such growth. In 2007 and thereafter, we expect our rates of revenue growth from existing operations in our electrical contracting and diesel engine component segments to slow relative to historical rates in light of our current market penetration and geographic markets.

Cost of Revenues. Total cost of revenues in 2006 was $48.9 million or 80% of total revenues compared to $37.1 million or 80% of total revenues in 2005. The increase of $11.8 million in cost of revenues was due primarily to the overall increase in our total revenue.

Gross Profit. Total gross profit in 2006 was $11.9 million or 20% of total revenues compared to $9.2 million or 20% of total revenues in 2005. The increase of $2.7 million was due to increased revenues. Gross profit as a percentage of total revenue is expected to increase as industrial services revenues and diesel engine component revenues increase and capacity utilization increases. However, gross profit, as a percentage of revenue, could increase or decrease if the sales mix between segments changes or if sales decline unexpectedly.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $10.6 million in 2006 from $9.7 million in 2005. Selling expenses increased 17% to $3.4 million in 2006 from $2.9 million in 2005 primarily due to higher commissions and travel and entertainment required to support the growth in total revenues. Selling expenses were 5.5% and 6.2% of total revenues in 2006 and 2005, respectively. General and administrative expenses increased 7% to $7.3 million in 2006 from $6.8 million in 2005, primarily due to higher salaries and benefits, offset in part by lower travel expenses and professional fees. General and administrative expenses were 12% and 15% of total revenues for 2006 and 2005, respectively. While general and administrative expenses may decline as a percentage of total revenues if we continue to increase sales from internal growth and acquisitions, general and administrative expenses should continue to increase with such sales growth. Further, general and administrative expenses should increase due to costs associated with being a public company under federal securities laws. We expect to be able to pay for these increased expenses with proceeds from our senior credit facility and improving our operating results by reducing inventory and increasing the rate at which we collect our accounts receivable.

Loss on Warrant Liability. In accordance with EITF 00-19 and EITF 05-4, we incurred a loss on warrant liability of $0.5 million in 2006, related to the issuance of warrants as part of the Laurus financings in August 2005 and May 2006, which we further describe below under “Liquidity and Capital Resources.”

Interest Expense and Other Income. Interest expense decreased in 2006 to $3.4 million from $6.7 million in 2005. Interest on principal debt increased to $1.2 million in 2006 from $0.7 million in 2005 due to higher outstanding balances and interest rates. Amortization of debt issue costs were $1.5 million in 2006 compared to $1.0 million in 2005. Amortization of debt discount costs on debentures and senior revolving debt was $0.7 million in 2006 compared to $0.5 million in 2005. The balance of interest expense in 2005 included interest related to the issuance of a conversion option of $4.5 million.

Provision for Income Taxes. We have experienced net operating losses in each year since we commenced operations. We are uncertain as to whether we will be able to utilize these tax losses before they expire. Accordingly, we have provided a valuation allowance for the income tax benefits associated with these net future tax assets which primarily relates to cumulative net operating losses, until such time profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such tax benefits.

Net Loss. Net loss was $2.7 million and $7.2 million in 2006 and 2005, respectively. The decrease in the net loss of $4.5 million was due primarily to higher gross profit on higher sales and lower interest expense, partially offset by higher selling, general and administrative expenses and the loss on warrant liability.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues. Total revenues increased by $17.4 million or 60% to $46.3 million in 2005 from $28.9 million in 2004. The increase in revenues resulted from increases in industrial services segment revenue of $4.3 million or 17% and electrical contracting segment revenues of $6.8 million or 194%. The remainder of the increase in revenues resulted from the diesel engine components segment of $6.3 million, acquired in March 2005.

The increase in industrial services segment revenue resulted from an increase in product sales during 2005 to $8.3 million, which was $1.5 million or 22% higher than product sales of $6.8 million during 2004, and to an increase in service revenue during 2005 to $21.4 million, which was $2.8 million or 15% higher than service revenue of $18.6 million during 2004.

The increase in electrical contracting segment revenues during 2005 resulted primarily from market penetration facilitated by increasing name recognition and a strong local construction market.

Cost of Revenues. Total cost of revenues in 2005 was $37.1 million or 80% of total revenues compared to $22.7 million or 79% of total revenues in 2004. The increase of $14.4 million in cost of revenues was due primarily to the overall increase in our total revenue.

Gross Profit. Total gross profit in 2005 was $9.2 million or 20% of total revenues compared to $6.2 million or 21% of total revenues in 2004. The increase of $3 million was due to increased revenues. The decrease in gross profit as a percentage of total revenues was due to the increase in electrical contracting sales.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $9.7 million in 2005 from $6.2 million in 2004. Selling expenses increased 45% to $2.9 million in 2005 from $2.0 million in 2004 primarily due to higher salaries, benefits, commissions and travel and entertainment required to support the growth in total revenues. Selling expenses were 6% and 7% of total revenues in 2005 and 2004, respectively. General and administrative expenses increased 58% to $6.8 million in 2005 from $4.3 million in 2004, primarily due to higher salaries, benefits, travel and bad debt expenses. Professional fees also increased due to costs associated with becoming a public company under federal securities laws. General and administrative expenses were 15% of total revenues for 2005 and 2004, respectively.

Interest Expense and Other Income. Interest expense increased in 2005 to $6.7 million from $0.2 million in 2004. Interest on principal debt increased to $0.7 million from $0.2 million due to higher outstanding balances and interest rates. The balance of interest expense included interest related to the issuance of a conversion option of $4.5 million, amortization of debt issue costs of $1.0 million and debt discount costs on debentures and senior revolving debt of $0.5 million.

Provision for Income Taxes. We have experienced net operating losses in each year since we commenced operations. Because we were uncertain as to whether we would be able to utilize these tax losses before they expire, we determined to provide a valuation allowance for the income tax benefits associated with these net future tax assets which primarily relates to cumulative net operating losses, until such time profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such tax benefits.

Net Loss. Net loss was $7.2 million and $0.2 million in 2005 and 2004, respectively. The increase in the net loss was due primarily to slightly lower gross profit as a percent of sales, higher professional fees associated with becoming a public company under federal securities laws, and higher interest expense.

Liquidity and Capital Resources for the Years Ended December 31, 2006 and 2005

At December 31, 2006 we had $0.3 million of cash and approximately $4.1 million of working capital. Working capital decreased $1.9 million from approximately $6.0 million at December 31, 2005.

We have incurred operating losses since we began operations in 2000. The operating losses were due to start up costs, including start up costs associated with acquisitions and underutilized operating capacity and costs incurred to build a corporate infrastructure sufficient to support increasing sales from existing operations and acquisitions for the foreseeable future. We funded these accumulated operating losses, increases in working capital, contractual obligations, acquisitions and capital expenditures with investments and advances from our majority stockholder ($7.2 million), a private debt offering ($4.0 million), private equity offerings ($2.7 million), trade credit and bank loans.

Our net loss for the year ended December 31, 2006 of $2.7 million included non-cash expenditures of depreciation and amortization of $0.9 million, loss on warrant liability of $0.5 million and amortization related to debt issue and debt discount costs of $2.2 million.

Net cash provided by operating activities was $0.5 million for the year ended December 31, 2006 compared to net cash utilized in operating activities of $4.6 million in 2005. In 2006, net cash provided from earnings before interest, taxes, depreciation and amortization of approximately $1.6 million was reduced by increases in other working capital accounts. Accounts receivable and prepaid expenses and other current assets increased $3.7 million and $0.2 million, respectively, while inventory decreased $1.0 million and accounts payable and accrued expenses increased $1.5 million and $0.8 million, respectively. Accounts receivable increased due to higher sales and a slowdown in collections at year end. Inventory declined, despite higher sales, as a result of improved inventory turnover. In 2005, net cash used in operating activities was due primarily to increases in accounts receivable and inventories of $3.7 million and $3.0 million, respectively, due primarily to the increase in sales activity. Accounts receivable and inventory may increase if sales increase. Several of our trade accounts payable have extended beyond the terms allowed by the applicable vendors. As a result, certain vendors have placed us on credit hold or cash in advance which has resulted in delays in receipt of necessary materials and parts. Disruptions of this nature have resulted in delayed shipments to our customers. We do not believe that these delays have resulted in the loss of any material amount of sales orders, although future delays might have an adverse affect on our business.

In 2006, we acquired certain assets from E.T. Smith Services, Inc. for $3.6 million and we also acquired machinery and equipment of $0.4 million. In 2005, we acquired certain assets from Hatch & Kirk, Inc. for $2.6 million and machinery and equipment of $0.9 million.

We generated $3.7 million from financing activities in 2006 primarily from the Laurus financing of $3.4 million for the acquisition in May 2006. We generated approximately $7.9 million from financing activities in 2005 primarily from the issuance of convertible, subordinated debentures of approximately $4.0 million, and the refinancing of our bank line of credit of $5.5 million from MFB Financial with advances of $7.8 million under our senior credit facility with Laurus Master Fund, Ltd., also described below.

We are undertaking various activities to improve our future cash flows. These activities include efforts to collect accounts receivable at a faster rate and to decrease inventory levels by improving controls over purchasing and more aggressive selling efforts. In that regard, we do not expect our accounts receivable to become more difficult or unlikely to collect, and we feel our inventory levels are consistent with anticipated future sales and not excessive.

From March through May of 2005, we issued $4.0 million aggregate principal amount of subordinated convertible debentures. The debentures originally were scheduled to mature on February 28, 2007; however, in April 2006, the debenture holders agreed to extend the maturity date to February 28, 2008. The debentures bear interest at a fixed annual rate of 6%, payable in cash upon redemption or at maturity if the holders do not elect to convert their debentures. Each debenture holder has the option to convert principal and accrued interest under the debentures into shares of our common stock at a fixed conversion price of $0.3404926 per share, subject to certain anti-dilution adjustments. As of December 31, 2006, no debenture holder has elected to convert principal and accrued interest. To the extent that any debenture holder elects to convert principal and accrued interest into common stock, our obligation to repay the principal and accrued interest at maturity decreases accordingly.

Between January 1, 2007 and March 21, 2007, debenture holders have converted approximately $1 million of the subordinated debt. However, absent further exercise of the right of the debenture holders to convert out indebtedness into shares of our common stock, we will be obligated to make principal and accrued interest payments totaling approximately $3.5 million on February 28, 2008. We are uncertain whether we will generate sufficient funds from operations to make that entire payment. If not, then absent exercise of the debenture holders’ conversion rights, we will have to refinance this indebtedness at its maturity or otherwise raise additional capital through debt or equity financing to pay off the indebtedness. There is no assurance that we will successfully refinance the indebtedness or secure such other financing on terms acceptable to us, or at all. If we are not successful, we would default under the debentures.

If we default under the debentures, all unpaid amounts will accrue interest at a rate of 15% per year from the date of default until paid. Other remedies available to the debenture holders upon an event of default include the right to accelerate the maturity of all obligations, the right to foreclose on our assets securing the obligations, all rights of a secured creditor under applicable law, and other rights set forth in the debenture documents. As of December 31, 2006, these remedies were subject to and subordinate in right to the rights of our senior secured lender. The events of default under the debenture documents include failure to pay principal and interest when due, breach of any covenant under the debenture documents that continues unremedied for 10 days, certain events relating to bankruptcy, default under other indebtedness in a principal amount exceeding $200,000, a judgment in excess of $50,000 is levied against our assets, and other events described in the debenture documents.

The debentures contain restrictions on our ability to incur more indebtedness (other than trade debt), whether secured or unsecured, to redeem our capital stock, to issue preferred stock, and to pay dividends on any of our capital stock.

In August 2005, we entered into a $10.0 million credit facility with Laurus Master Fund, Ltd. At December 31, 2006, we had borrowed an aggregate of $8.2 million under the facility: $2.0 million under a term note, $2.8 million under a minimum borrowing note and $3.4 million under a revolving note. In January 2007, we paid off the Laurus credit facility with proceeds from an equity financing described below.

The notes bore interest at an annual rate of 1% over the prime rate as published in The Wall Street Journal. Interest was payable monthly, in arrears, beginning on September 1, 2005. The notes were scheduled to mature on August 24, 2008, were convertible into our common stock, and were secured by a first priority lien in our assets and our pledge of the equity interests in our subsidiaries. The obligations to Laurus also were guaranteed by certain subsidiaries. The term note issued to Laurus required monthly principal payments of $100,000, together with all accrued and unpaid interest, commencing March 1, 2006.

In May 2006, we entered into a second Security and Purchase Agreement with Laurus. The agreement provided financing comprised of a $1.6 million revolving note and a $2.1 million term note. At December 31, 2006 we had borrowed an aggregate of $2.8 million under the facility: $2.0 million under the term note and $0.8 million under the revolving note. In January 2007, we paid off this indebtedness with proceeds from an equity financing described below.

Under the term loan, we were required to make monthly principal payments of $70,000 with interest beginning December 2006. Interest was payable monthly at 1.0% over prime as published in the Wall Street Journal under the term note. The notes were scheduled to mature in May 2009.

As part of the financing, we paid Laurus $133,000 in cash and issued Laurus warrants for 375,000 shares of our common stock with an exercise price of $0.01 per share.

The provisions of the $7 million and $1.6 million revolving notes included a lock-box agreement and also allowed Laurus, in its reasonable credit judgment, to assess additional reserves against, or reduce the advance rate against accounts receivable used in the borrowing base calculation. These provisions satisfy the requirements for consideration of EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement. Based on further analysis of the terms of the revolving note, there were certain provisions that could potentially be interpreted as a subjective acceleration clause. More specifically, Laurus, in its reasonable credit judgment, could have assessed additional reserves to the borrowing base calculation or reduced the advance rate against accounts receivable to account for changes in the nature of our business that altered the underlying value of the collateral. The reserve requirements could have resulted in an over-advance borrowing position that could have required an accelerated repayment of the over-advance portion. Since the inception of this revolving note facility, Laurus did not apply any additional reserves to the borrowing base calculation. We did not anticipate any changes in our business practices that would have resulted in any material adjustments to the borrowing base calculation. However, due to the uncertainty related to Laurus’s ability to assess additional reserves to the borrowing base calculation, we classified borrowings under the revolving note facilities as short-term obligations.

In June 2005, the Emerging Issues Task Force released EITF Issue No. 05-4. EITF 05-4 addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. EITF 05-4 specifically provides guidance to issuers as to how to account for registration rights agreements that require an issuer to use its "best efforts" to file a registration statement for the resale of equity instruments and have it declared effective by the end of a specified grace period and, if applicable, maintain the effectiveness of the registration statement for a period of time or pay a liquidated damage penalty to the investor.

Under our registration rights agreement with Laurus, if our common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount owed to Laurus, multiplied by 0.01 (or approximately 1% per month). In addition, the embedded conversion rights under our prior senior secured facility with Laurus may have been considered non-conventional under the guidance of paragraph 4 of EITF No. 00-19 because, subject to certain exceptions, the conversion price of the notes issued to Laurus could have been adjusted. As a result, warrants issued in conjunction with the Laurus financing were accounted for under EITF Issue No. 00-19 Accounting for Derivative Financial Instruments Index to, and Potentially Settled in, a Company’s Own Stock and View A of EITF No. 05-4. Due to the liquidated damage provision in the registration rights agreements, we determined that the warrants were derivative liabilities. In December 2006, we adopted the accounting prescribed under Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements, which resulted in the derivative liabilities being reclassified to equity.

Following is a summary of fixed payments related to certain contractual obligations as of December 31, 2006 (amounts in thousands):

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-Term Debt	$18,072	$9,019	$9,053	$-	$-
Lease Obligations	3,927	927	1,665	950	385
Total	$21,999	$9,946	$10,718	$950	$385

On January 18, 2007 we sold 50,000,000 shares of common stock to Tontine Capital Partners, L.P. and 12,500,000 shares of common stock to Tontine Capital Overseas Master Fund, L.P. for $0.20 per share or $12.5 million. Proceeds were used to retire all of the outstanding senior debt due to Laurus as of that date in the amount of approximately $10.0 million, including interest, plus approximately $0.5 million in prepayment penalties. We will use the balance of the proceeds for working capital and to reduce past due accounts payable.

On March 9, 2007, we obtained financing from MFB Financial in the form of a $5 million revolving credit facility, secured by accounts receivable. We will use borrowings under the note for capital expenditures and working capital purposes. Interest is payable monthly at ½% over prime as published in the Wall Street Journal. The facility contains annual financial covenants, including minimum tangible net worth, current ratio and debt coverage ratio, and maximum debt to equity ratio. An event of default under the facility will occur if , among other things, we fail to make a required payment on time or when due, we fail to keep the secured property insured, we default under any other agreements we have with MFB Financial, we are involved in any legal proceeding by a creditor for the collection of debt, we become insolvent, or make any misrepresentation in financial information we provide to MFB Financial, or we do or fail to do something that causes MFB Financial to believe that it will have difficulty collecting the debt.

We believe that our existing working capital, cash provided by operations and our existing revolving credit facility with MFB Financial, under which we had all $5 million available as of April 1, 2007, should be sufficient to fund our working capital needs, capital requirements and contractual obligations for at least the next 12 months. We also believe that we will be able to improve relationships with our vendors and ensure a more steady supply of parts and materials. We will need, however, to raise additional debt or equity capital to fund any future business acquisitions. As of December 31, 2006, we did not have any material commitments for capital expenditures.

Our future working capital needs and capital-expenditure requirements will depend on many factors, including our rate of revenue growth, the rate and size of future business acquisitions, the expansion of our marketing and sales activities, and the rate of development of new products and services. To the extent that funds from the sources described above are not sufficient to finance our future activities, we will need to improve future cash flows and/or raise additional capital through debt or equity financing or by entering into strategic relationships or making other arrangements. Any effort to improve cash flows, whether by increasing sales, reducing operating costs, collecting accounts receivable at a faster rate, reducing inventory and other means, may not be successful. Further, any additional capital we seek to raise might not be available on terms acceptable to us, or at all.

Quarterly Results of Operations

The following is a summary of the unaudited results of operations for each quarter in 2006 and 2005:

	Quarter
	First	Second	Third	Fourth
Year ended December 31, 2006
Revenues	$13,251	$14,486	$15,537	$17,480
Gross profit	2,711	3,040	3,339	2,789
Net income (loss)	(786)	(1,122)	(1,205)	452

Earnings (loss) per common share, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$0.01

Year ended December 31, 2005
Revenues	$9,036	$11,117	$12,410	$13,733
Gross profit	1,600	2,222	2,610	2,724
Net income (loss)	(218)	(505)	(5,016)	(1,457)

Earnings (loss) per common share, basic and diluted	$-	$(0.01)	$(0.05)	$(0.01)

Off-Balance Sheet Transactions

As of December 31, 2006, 2005 and 2004, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to interest rate market risk with respect to our debt. Our total debt as of December 31, 2006, had a carrying value of approximately $17.4 million and a fair value of approximately $20.6 million. As of December 31, 2006, 77% of our total debt was subject to variable interest rates. As of December 31, 2006 the weighted-average interest rate of our debt was approximately 8.2%. To the extent that we refinance our existing debt or incur additional debt outside of our currently existing arrangements, we will be subject to additional interest rate market risk, which could be substantial.

Our exposure to interest rate market risk with respect to cash is limited because our cash balances are maintained in a bank deposit account.

We are exposed to credit risk. Credit risk relates to the risk of loss resulting from the nonperformance by a customer of its contractual obligations. Our exposure generally relates to receivables and unbilled revenue for services provided. We maintain credit policies intended to minimize credit risk and actively monitor these policies.

Our exposure to foreign currency exchange rate risk is limited because substantially all of our transactions are conducted in United States dollars, and we do not believe that a change in any exchange rate of 10% would have a material impact on our consolidated results of operations or cash flows.

DESCRIPTION OF BUSINESS

Overview

We provide electrical and mechanical solutions to industrial, commercial and institutional customers primarily in the United States. We have historically operated in three business segments:

•
Industrial Services - We provide maintenance and repair services for both alternating current and direct current electric industrial motors and generators, we manufacture and repair industrial lifting magnets, and we provide engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities.

•	Diesel Engine Components - We manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines.

•	Electrical Contracting Services - We provide electrical contracting services, including design-build services, to industrial, commercial and institutional customers.

In an effort to provide industrial solutions across our diverse end markets and better serve our customers, effective January 1, 2007 we realigned our three business segments into two. The re-alignment will clarify our business model to current and potential customers. Specifically, we have re-aligned the industrial services, electrical contracting and diesel engine components segments into (1) the repair, remanufacturing and manufacturing segment and (2) the construction and engineering services segment.

To supplement our service offerings, we also provide on-site maintenance services and custom and standardized industrial maintenance training programs.

We began operations in July 2000 with the purchase of the operating assets of an electric motor and magnet shop in South Bend, Indiana. Through acquisitions and internal growth, we have expanded the nature of our operations as well as our geographic presence, which now includes additional locations in Indiana and locations in Alabama, Maryland, Ohio, Washington and West Virginia. In April 2004, we reorganized our operations into a holding company structure, forming Magnetech Integrated Services Corp. to act as the parent company. In September 2005, we changed our name from Magnetech Integrated Services Corp. to MISCOR Group, Ltd.

We developed our industrial services business to take advantage of certain market trends that we have observed. First is a shift among industrial companies toward outsourcing maintenance and other non-core services. These companies are increasing their use of outside contractors to control their internal labor and insurance costs and to eliminate the need for maintaining expensive, under-utilized equipment. Second, the mounting costs of training skilled employees, maintaining a satisfactory safety record and complying with rapidly changing government regulations are causing many industrial companies to seek experienced outsourcing providers. Third, many industrial companies prefer to simplify vendor management by working with larger providers that have broad geographic coverage. In response to these trends, we have made certain strategic business acquisitions to consolidate regionally fragmented service providers in the Midwest, resulting in significant revenue growth and geographic expansion of this segment of our business.

We organized our electrical contracting business in 2001 to take advantage of our expertise in electrical contracting. In November 2004, we expanded the geographical presence of our electrical contracting business by acquiring certain operating assets of Thomson Electric based in Elkhart, Indiana. We provide a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers in northern Indiana and southwest Michigan.

In March 2005, we began our diesel engine components business by acquiring certain assets related to the diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland and Weston, West Virginia. In June 2005, we opened a sales office in Seattle. In this segment of our business, we manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines for the rail, utilities, marine and offshore drilling industries.

In May 2006, we acquired substantially all of the assets of E.T. Smith Services of Alabama, Inc. (“Smith Alabama”). Smith Alabama provided electric motor repair, preventative maintenance and refurbishment for industrial companies such as utilities and manufacturers. The operating results of this business are included with the industrial services segment.

Business Strategy

Our objective is to be a leading provider of integrated mechanical and electrical products and services to industry. To achieve that, we intend to grow our existing business segments and add complementary businesses, both through acquisitions and internal sales growth.

Employees

At April 1, 2007, we had 470 full-time employees, of which 92 were salaried and 378 were hourly. At that date, approximately 37% of our employees were covered by collective bargaining agreements with several trade unions. All of the union employees are currently working under collective bargaining agreements. We believe our relations with our employees to be good.

Segment Information

Through December 31, 2006, we operated in three reportable revenue generating segments: industrial services; electrical contracting services; and diesel engine components. The following table summarizes financial information concerning our reportable segments as of and for the three years ended December 31, 2006, 2005 and 2004 (amounts in thousands). Corporate administrative and support services are not allocated to the segments but are presented separately. See Note O of the notes to our consolidated financial statements included elsewhere in this prospectus for additional financial information about our business segments. As noted earlier in this prospectus, effective January 1, 2007, we combined our industrial services, diesel engine components and electrical contracting services segments into (1) the repair, remanufacturing and manufacturing segment and (2) the construction and engineering services segment.

	Year Ended December 31,
	2006	2005	2004
Revenues:
Industrial services	$37,247	$29,721	$25,389
Electrical contracting	14,101	10,404	3,595
Diesel engine components	9,672	6,320	-0-
Corporate	-0-	-0-	-0-
Elimination	(266)	(149)	(87)
Consolidated	$60,754	$46,296	$28,897

Gross Profit:
Industrial services	$8,429	$6,907	$5,912
Electrical contracting	1,942	1,187	312
Diesel engine components	1,587	1,101	-0-
Corporate	-0-	-0-	-0-
Elimination	(79)	(39)	(27)
Consolidated	$11,879	$9,156	$6,197

Net income (loss):
Industrial services	$2,661	$1,545	$1,100
Electrical contracting	868	369	9
Diesel engine components	(88)	(194)	-0-
Corporate	(6,102)	(8,916)	(1,298)
Consolidated	$(2,661)	$(7,196)	$(189)

	As of December 31,
	2006	2005

Total assets:
Industrial services	$17,250	$13,090
Electrical contracting	5,352	2,816
Diesel engine components	5,242	5,365
Corporate	3,023	4,450
Consolidated	$30,867	$25,721

Following is additional information regarding our three historical business segments.

Industrial Services Segment

We have organized our industrial services segment into three primary business groups: the Motor Group; the Magnet Group; and the Engineering Services Group. To supplement the services provided by these groups, we provide on-site equipment maintenance and education and training services.

Principal Products, Services, Markets and Distribution

Our Motor Group provides maintenance and repair services for both alternating current (AC) and direct current (DC) electric motors. Our customers operate in a broad range of major industries, including steel, railroad, marine, petrochemical, pulp and paper, mining, automotive and power generation. Our Magnet Group repairs and manufactures industrial lifting magnets. Our customers include scrap yards, steel mills and steel processing centers. Based on industry experience and market information, we believe that we are one of the largest magnet repair operations in the United States and one of the top three manufacturers of industrial lifting magnets in the United States based on revenue for 2006. Our Engineering Services Group provides engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities. The Group’s services are intended to assist our customers in avoiding critical equipment or system downtime. We provide an integrated approach to help our customers minimize disruptions to their operations by applying state-of-the-art technology and up-to-date knowledge and education. Through both proactive programs and emergency evaluations, our skilled professionals test, analyze, maintain, repair and replace power distribution equipment to maximize reliable and safe operation. The Motor Group accounted for approximately 26%, 27% and 34% of total consolidated revenues for the years ended December 31, 2006, 2005 and 2004, respectively. The Magnet Group accounted for approximately 22%, 26% and 38% of total consolidated revenues for the years ended December 31, 2006, 2005 and 2004, respectively. The Engineering Services Group accounted for approximately 13%, 11% and 16% of total consolidated revenues for the years ended December 31, 2006, 2005 and 2004, respectively.

Marketing and Customers

The products and services comprising our industrial services segment are marketed principally by personnel based at our eight locations and independent sales representatives. We believe that these locations are situated to facilitate timely response to our customers’ needs, which is an important feature of our services.

At December 31, 2006, we had approximately 250 customers in this segment with active accounts. Our largest customers include International Steel Group, CSX Transportation, USS Corporation, Mittal Steel and Beta Steel. No customer of our industrial services business accounted for 10% or more of our consolidated revenues during any of the last three fiscal years. Our industrial services business accounted for 61%, 64% and 88% of consolidated revenues for the years ended December 31, 2006, 2005 and 2004, respectively.

Business Strategy

We seek to continue to strengthen and broaden our position as a provider of outsourced maintenance and repair, industrial education and training and complementary services to the industries we serve throughout the United States. To achieve this objective, we are pursuing the following business strategies:

•
Strengthen Competitive Position in Growing Market for Outsourcing Industrial Services. We believe that participants in the steel, power generation and other industries we serve, in an effort to remain competitive, will increasingly rely on independent contractors to provide maintenance and repair services. We intend to expand our capabilities to provide our customers an outsourcing solution for their maintenance and repair services and other industrial needs.

•
Cross-Sell Services. The sales staff, operations managers and business development personnel of each of our business segments are familiar with the capabilities of our other segments. We train our personnel to identify cross-selling opportunities and integrate the breadth of our services into each bid proposal. This provides the customer a more comprehensive portfolio of services and provides us with the opportunity to increase our sales per customer.

•
Acquire Complementary Service Businesses. We evaluate, on an ongoing basis, potential acquisitions of complementary businesses in an effort to further strengthen and broaden our service offerings, and to expand our customer base and geographic presence.

Raw Materials

The principal raw materials used in our industrial service segment are steel, aluminum and various flexible materials. Raw materials are obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials.

Competition

The level of competition we face varies depending on the business group involved. With respect to our Motor Group, we believe that the largest single supplier of new motors is General Electric Company, which also operates a national network of motor repair centers. In addition to General Electric, there are a number of other regional and local suppliers throughout the United States.

In the magnet market, there are four other principal suppliers of magnets based in the United States: Walker Magnetics Group; Ohio Magnetics, Inc.; Winkle Magnetics; and City Machine Technologies, Inc. We believe that we are one of the largest magnet repair operations in the United States, and one of the top three manufacturers of industrial lifting magnets, based on revenues for 2006.

Participants in our industry compete primarily on the basis of service, quality, timeliness and price. In general, competition stems from other outside service contractors and customers’ in-house maintenance departments. We believe we have a competitive advantage over most service contractors due to the quality, training and experience of our technicians, our regional service capability and the broad range of services we provide, as well as the technical support and manufacturing capabilities supporting our service network.

Backlog

At December 31, 2006, the backlog of our industrial services segment was approximately $2.6 million compared to $5.2 million at December 31, 2005. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts in progress and from contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer and there can be no assurance that any work orders included in backlog will not be modified, canceled or delayed.

Working Capital

Our customers typically compensate us for services performed upon completion of a given project or on an agreed upon progress payment schedule for larger projects. Therefore, we must have sufficient working capital to permit us to undertake our services and to carry the appropriate inventory level of spare parts and equipment throughout the duration of a project. We believe that our present working capital position, combined with forecasted cash flows and borrowing capacity as well as the net proceeds from the recent private offerings of our securities, will be sufficient to meet our working capital requirements and contractual obligations for at least the next 12 months. For further discussion of our borrowing facilities, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and note F of the notes to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Seasonality and Quarterly Fluctuations

Our revenues from our industrial services segment may be affected by the timing of scheduled outages at our industrial customers' facilities and by weather conditions with respect to projects conducted outdoors. The effects of seasonality may be offset by the timing of large individual contracts, particularly if all or a substantial portion of the contracts fall within a one- to two-quarter period. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Electrical Contracting Segment

Principal Products, Services, Markets and Distribution

We provide electrical contracting services to a variety of customers throughout northern Indiana and southwest Michigan on a contract and fee basis. These services include maintenance and repair services primarily for industrial, commercial and institutional operations.

Marketing and Customers

Our customers include general contractors, real estate developers, commercial businesses, government agencies, manufacturers and institutions. No customer of our electrical contracting business accounted for 10% or more of our consolidated revenues during any of the last three fiscal years. Our electrical contracting business accounted for 23%, 22% and 12% of consolidated revenues for the years ended December 31, 2006, 2005 and 2004, respectively.

Business Strategy

Our strategy is to expand our electrical contracting business in northern Indiana and southwest Michigan through competitive advantages realized from alliances with suppliers, cross-selling opportunities developed from alliances with or acquisitions of local mechanical, control and integration contractors, and exploiting opportunities presented in our other business segments.

Raw Materials

The principal raw materials used in our electrical contracting segment are steel, copper and petroleum-based materials. Raw materials are obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials.

Competition

We believe we are one of the three largest electrical contractors in our geographic market, based on sales for 2006. In addition, we compete against several smaller companies that provide electrical contracting services. Certain collective bargaining agreements to which we are a party limit our ability to compete on price with lower-cost, non-union contractors.

Backlog

At December 31, 2006, the backlog of our electrical contracting segment was approximately $5.2 million compared to $5.1 million at December 31, 2005. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, work in progress, time and material work orders and contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer and there can be no assurance that any work orders included in backlog will not be modified, canceled or delayed.

Working Capital

Our customers typically compensate us for services performed upon completion of a given project or on an agreed upon progress payment schedule for larger projects. Most contracts with general contractors and real estate developers allow the customer to retain generally between 5% and 10% of each progress billing until the contract is completed, inspected and approved. Therefore, we must have sufficient working capital to permit us to undertake our services, and to carry the appropriate inventory level of spare parts and equipment, throughout the duration of a project. We believe that our present working capital position, combined with forecasted cash flows and borrowing capacity as well as the net proceeds from the recent private offerings of our securities, will be sufficient to meet our working capital requirements and contractual obligations for at least the next 12 months. For further discussion of our borrowing facilities, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and note F of the notes to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Seasonality and Quarterly Fluctuations

Our revenues from our electrical contracting segment may be affected by weather conditions with respect to projects conducted outdoors. The effects of seasonality may be offset by the timing of large individual contracts, particularly if all or a substantial portion of the contracts fall within a one- to two-quarter period. Further, our revenues may be affected by the cyclical nature of the construction industry which is impacted by the local economy and interest rates. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Diesel Engine Components Segment

We have operated our diesel engine contracting segment through our subsidiary HK Engine Components, LLC.

Hatch & Kirk Acquisition

In March 2005, we acquired certain assets related to the diesel engine operations of Hatch & Kirk, Inc. located in Hagerstown, Maryland and Weston, West Virginia. The aggregate purchase price was $2,613,000, comprised of the following: cash of $2,508,000; a note payable of $30,000; and 280,000 shares of our common stock valued at $75,000. We also assumed certain accrued liabilities in the aggregate face amount of $105,000, as well as the real property lease for Hatch & Kirk’s Hagerstown, Maryland facility. This acquisition launched the diesel engine components segment of our business.

Principal Products, Services, Markets and Distribution

In this segment of our business, we manufacture, remanufacture, repair and engineer power assemblies, engine parts and other components related to large diesel engines. These engines typically are used to power railroad locomotives, as marine engines and as back-up power supplies in power and utility plants and in the oil and gas industries.

Marketing and Customers

Diesel engine component customers include companies that use, manufacture or distribute diesel engines and related components for the rail, utilities, maritime and offshore drilling industries No customer accounted for 10% or more of our consolidated revenues in 2006 or 2005. Our diesel engine components business accounted for 16% and 14% of consolidated revenues for the year ended December 31, 2006 and 2005, respectively.

Business Strategy

Our strategy is to expand into other geographic markets throughout the world, particularly with respect to the remanufacture and repair of Electro Motive Diesel power assemblies. We also intend to develop power assembly solutions for additional engine manufacturers.

Raw Materials

The principal raw materials used in our diesel engine components segment are scrap and raw steel, aluminum, alloys and molds. Certain raw materials can be obtained from a number of commercial sources at prevailing prices and we do not depend on any single supplier for any substantial portion of raw materials. However, it is sometimes difficult to obtain adequate quantities of scrap steel and alloys at competitive prices. The cost to deliver scrap steel can limit the geographic areas from which we can obtain this material. Valves, a critical component of our power assembly product offering, can be obtained from only two reliable sources at competitive prices, one of which is in South America. We attempt to minimize this risk by stocking adequate levels of key components. However, we may encounter problems at times in obtaining the raw materials necessary to conduct our diesel engine components business.

Competition

Our two largest competitors are General Electric and the former Electro Motive Diesel division of General Motors Corporation. We believe we are the largest supplier of diesel engine components in the United States that is not an original equipment manufacturer, based on revenues for the year ended December 31, 2006. There are a number of smaller competitors.

Foreign Sales

Our diesel engine components business derives a significant portion of its revenues from foreign customers. Foreign sales for the years ended December 31, 2006 and 2005 were $2.7 million or 28%, and $2.8 million or 44% of the total revenues of this segment, respectively.

Backlog

At December 31, 2006, the backlog of our diesel engine component segment was approximately $1.8 million compared to $2.1 million at December 31, 2005. Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, work in progress, time and material work orders, and from contractual agreements upon which work has not commenced. Contracts included in backlog may have provisions which permit cancellation or delay in their performance by the customer, and there can be no assurance that any work orders included in backlog will not be modified, canceled or delayed.

Working Capital

Our customers typically pay within 30 to 60 days from the date of shipment. Some foreign customers typically pay in 90 days. Therefore, we must have sufficient working capital to permit us to undertake our services, and to carry the appropriate inventory level of spare parts and equipment, throughout the duration of a project. We believe that our present working capital position, combined with forecasted cash flows and borrowing capacity as well as the net proceeds from the recent private offerings of our securities, will be sufficient to meet our working capital requirements and contractual obligations for at least the next 12 months. For further discussion of our borrowing facilities, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and note F of the notes to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Seasonality and Quarterly Fluctuations

The effects of seasonality on revenues in our diesel engine components business are insignificant. However, the timing of large individual orders may have a significant impact on revenues in any quarter. Accordingly, our quarterly results may fluctuate and the results of one fiscal quarter may not be representative of the results of any other quarter or of the full fiscal year.

Properties

We conduct our business from thirteen locations in the United States. We lease facilities in South Bend, Elkhart, Hammond, Indianapolis and Merrillville, Indiana; Boardman, Ohio; Mobile, Alabama; Little Rock, Arkansas; Hagerstown, Maryland; Seattle, Washington; and Huntington, West Virginia. Our leases have terms expiring at various times through December 2014, with annual base rental payments ranging from $51,000 to $150,000. We own our facilities in Weston, West Virginia and Saraland, Alabama.

We currently use the Elkhart facility in the electrical contracting segment of our business. In January 2007, we entered into a five year lease agreement for a property in South Bend to house the operations of the electrical contracting business. The annual rental for the new lease is $89,000. The Hagerstown, Seattle and Weston facilities are used in the diesel engine components segment of our business. The other facilities are used in the industrial services segment of our business. We maintain our executive offices at our South Bend, Indiana facility.

We believe that our existing facilities are adequate to meet current requirements, and that suitable additional or substitute space would be available on commercially reasonable terms as needed to accommodate any expansion of our operations.

We lease our facilities in South Bend and Hammond, Indiana, Boardman, Ohio and Mobile, Alabama from several limited liability companies, all of which are indirectly owned by John A. Martell, our Chairman, Chief Executive Officer and President. We lease the new facility in South Bend for the electrical contracting business from a limited liability company owned by Mr. Martell’s adult children. We lease our Hagerstown, Maryland facility from a partnership of which J. Cullen Burdette, a Vice President of our subsidiary HK Engine Components, LLC, is a partner. See “Certain Relationships and Related Party Transactions” in this prospectus.

Legal Proceedings

We are periodically involved in ordinary routine litigation incidental to our business. In our opinion, there are no material pending legal proceedings the resolution of which is expected to have a material adverse effect on our consolidated results of operations, cash flows or financial position.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of April 1, 2007:

Name	Age	Position
John A. Martell	52	Chairman of the Board, Chief Executive Officer and President
Richard J. Mullin	55	Chief Financial Officer, Vice President and Treasurer
James M. Lewis	43	Vice President, Secretary and General Counsel
William Wisniewski	54	Senior Vice President, Magnetech Industrial Services, Inc.
Anthony W. Nicholson	53	Vice President, Martell Electric, LLC
William J. Schmuhl, Jr.	63	Director
Richard A. Tamborski	58	Director

John A. Martell is the founder of our company and has been Chairman of the Board, Chief Executive Officer and President since April 2004. Mr. Martell has been Chief Executive Officer and President of our subsidiary Magnetech Industrial Services, Inc. since November 2001, President of our subsidiary Martell Electric, LLC since December 2001, and President of our subsidiary HK Engine Components, LLC since February 2005. Mr. Martell is registered as a Professional Engineer in Indiana and Michigan.

Richard J. Mullin joined the company in February 2005 as Vice President and Chief Financial Officer. Prior to joining the company he was Vice President of Finance & Operations for SANYO Sales & Supply Company, a biomedical equipment supplier, from July 2003 to February 2005. Mr. Mullin was an independent consultant from May 2002 to July 2003. From May 2000 to May 2002, he served as Chief Financial Officer of Starcraft Corporation, a specialty automotive supplier that, at that time, was a NASDAQ listed company. He was promoted to President of Starcraft Corporation in August 2001. Mr. Mullin is a certified public accountant.

James M. Lewis joined the company in September 2005 as Vice President, Secretary and General Counsel. Prior to joining the company, Mr. Lewis was a partner of Barnes & Thornburg LLP, a law firm. During his 13 years with Barnes & Thornburg, Mr. Lewis represented manufacturing clients and other businesses and individuals in contract and commercial litigation and product liability cases.

William J. Wisniewski joined us in April 2003 as National Sales Manager of our subsidiary Magnetech Industrial Services, Inc. In January 2004 he was promoted to Vice President, and in July 2006 he was named Senior Vice President. Prior to joining the company he held various operating positions for Reliance Electric, a division of Rockwell Automation involved in motor repair, from 1997 to 2003.

Anthony W. Nicholson joined us in April 2005 as Vice President of our subsidiary Martell Electric, LLC. Prior to joining us, he was Vice President of Trans Tech Electric, Inc., a specialty electrical contractor, from 2001 to 2005.

William J. Schmuhl, Jr. has been a director of our company and a member of the Compensation Committee of our Board since October 2005. He is currently a member of the teaching faculty in the Mendoza College of Business at the University of Notre Dame. He also serves as President of Heywood Williams USA, Inc., a manufacturer and distributor of products for the manufactured housing and recreational vehicle industries, where he has served in this capacity since 1996. Mr. Schmuhl is also a director of Heywood Williams Group, PLC, a UK-based specialty distributor, JSJ Corporation, a manufacturer of automotive parts, furniture, and specialty products, Rieth-Riley Construction Company, a paving contractor, and Thakar Aluminum Corporation, a manufacturer of secondary aluminum billet for the aluminum extrusion market. He is an attorney and certified public accountant.

Richard A. Tamborski has been a director of our company and chairman of the Compensation Committee of our Board since October 2005. He is currently Vice President of Operations for Alstom Train Life Services, a division of Alstom, a global power and transportation manufacturer based in France, where he has been employed since July 2001. From 2000 to 2001, Mr. Tamborski was Vice President of Sourcing and Logistics for Wabtec Corp., a supplier of components and services to the rail and transit industries. His term as director will expire in 2008.

Board Composition

Our board of directors currently consists of the three directors named above, each holding office in staggered terms as follows:

Director Name	Term Expiring at Annual Meeting in:

William J. Schmuhl, Jr.	2007
Richard A. Tamborski	2008
John A. Martell	2009

At each annual meeting of shareholders, directors elected by the shareholders to succeed each director whose term expires will be elected for a three-year term.

In connection with our sale of common stock to Tontine in January 2007, we granted Tontine the right to designate nominees to our board of directors. See “Prior Financing Transactions” in this prospectus.

Committees of the Board of Directors

Audit Committee Function. Our Board of Directors does not have a separate audit committee. Rather, the functions typically performed by an audit committee are performed by our entire Board. This arrangement allows each of our directors to participate in and contribute to these important functions, and increases their familiarity with our business and operations. Although we do not having a separate audit committee, we have designated Mr. Schmuhl as our “audit committee financial expert” as defined under SEC rules. Mr. Schmuhl is “independent” under the listing standards of the NASDAQ Stock Market which, for purposes of determining the independence of audit committee members, also incorporate the standards of the SEC included in Rule 10A-3(b)(1) under the Exchange Act. Mr. Tamborski is also independent under these standards, while Mr. Martell is not.

Nominating Committee Function. Our Board of Directors does not have a separate nominating committee. Rather, our entire Board performs the functions typically performed by a nominating committee. This allows each director to be involved in the process of identifying and assessing nominees and any appropriate qualification standards. The Board has not set specific, minimum qualifications that nominees must meet to be nominated for election to the Board of Directors, but will evaluate each nominee based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. The Board seeks input from individual members of the Board in identifying possible candidates, and, in its discretion, may engage one or more search firms to assist in the recruitment of director candidates. The Board will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders. Shareholders who wish to submit nominees for director for consideration by the Board for election at our 2008 Annual Meeting of Shareholders should follow the process detailed in the section entitled “Other Business - Director Nominations by Shareholders” in this proxy statement.

Compensation Committee. The Board of Directors established the Compensation Committee and adopted a committee charter in October 2005. The current members of the Compensation Committee are Mr. Tamborski (Chairman) and Mr. Schmuhl. The primary responsibilities of the Compensation Committee are to determine and approve the compensation of our Chief Executive Officer and our other executive officers, to make recommendations to the Board regarding the compensation of our directors, and to recommend and direct the implementation and administration of our incentive and equity-based compensation plans. The Compensation Committee’s charter is available on our website at http://www.miscor.com. The Compensation Committee met two times in 2006.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Messrs. Schmuhl and Tamborski. Neither is or has ever been an officer or employee of MISCOR. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or the Compensation Committee of our Board.

Compensation of Directors

We pay each of our non-employee directors an annual retainer of $4,000, plus $750 for each full board meeting and $500 for each committee meeting attended. If, however, a director attends the meeting by telephone rather than in person, the fees are reduced to $500 for a full board meeting and $300 for a committee meeting. In addition, our directors are eligible to receive stock option grants under our 2005 Stock Option Plan and offers to purchase restricted stock under our 2005 Restricted Stock Plan. We reimburse our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

The following table summarizes compensation awarded to our directors in 2006:

Director Compensation in 2006
Name	Fees Earned or Paid in Cash ($)[1]	Option Awards ($)[2]	Total ($)
William J. Schmuhl, Jr.	$7,500	$7,970	$15,470
Richard A. Tamborski	$7,500	$4,900	$12,400

(1)	In 2006, we paid our non-employee directors, Messrs. Schmuhl and Tamborski, $7,500 each for attending regular meetings of the Board of Directors and meetings of the Compensation Committee.

(2)
On August 3, 2006, each director other than John Martell was granted options pursuant to the 2005 Stock Option Plan to acquire 50,000 shares of common stock. The grant date fair value of each of these awards is $4,900, determined as described below. The options are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date at an exercise price of $0.25 per share. At December 31, 2006, none of these options had vested and all remained outstanding.

In addition, on August 3, 2006, each director other than John Martell was granted options to acquire 250,000 shares of common stock at an exercise price of $0.25 per share. These options expired 30 days after the date of grant. Mr. Schmuhl exercised his options for the 250,000 shares. Mr. Tamborski did not elect to exercise, and his options expired. The grant date fair value of Mr. Schmuhl’s award is $3,070, determined as described below.

We have made certain assumptions in determining the value of option awards. Effective January 1, 2006, we adopted SFAS No. 123R using the Modified Prospective Approach. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period. We discuss the assumptions we used in determining the fair value of the option awards under the caption “Equity Incentive Plans - 2005 Stock Option Plan” in Note G to our financial statements, which are included in our annual report that accompanies this proxy statement.

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors reviews and approves our compensation goals and objectives for our Named Executive Officers. The Compensation Committee evaluates the performance of our Named Executive Officers in light of those goals and objectives, and determines and approves the appropriate level and structure of the Named Executive Officers’ compensation based on this evaluation. The Compensation Committee also makes recommendations to the full Board of Directors regarding compensation of our directors, and recommends and directs the implementation and administration of our incentive and equity-based compensation plans.

The Compensation Committee is comprised of Richard A. Tamborski (Chairman) and William J. Schmuhl, Jr., each of whom is a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. John A. Martell, our Chief Executive Officer and President, evaluates the performance of each of the other Named Executive Officers annually. He confers with the Compensation Committee and makes compensation recommendations for each Named Executive Officer’s total compensation. The Compensation Committee can adopt or amend the recommendations of the Chief Executive Officer.

In determining and approving the salaries of the Named Executive Officers, the Compensation Committee may access and review compensation data for comparable industrial and manufacturing companies in the Midwest. In determining 2006 compensation, the Compensation Committee did not elect to review any such surveys. The Compensation Committee has the authority under its charter to retain outside consultants or advisors to assist the Committee. The Compensation Committee elected not to engage outside consultants or advisors in 2006. The Compensation Committee meets annually, or on an as needed basis, to review the compensation of all Named Executive Officers.

Compensation Program Objectives

The objectives of our executive compensation programs are:

•	to attract and retain talented employees in executive positions;

•	to align the interests of our executive officers with those of shareholders and motivate performance consistent with those interests; and

•	to recognize and reward individual contribution and motivate our executive officers to achieve our annual, long-term and strategic goals.

There were no modifications made to the Compensation Committee or our compensation policies for Named Executive Officers in 2006.

Elements of our Compensation Program

In light of our compensation objectives, the Compensation Committee has structured our executive compensation packages to include base salary, discretionary cash bonuses, non-equity incentive plan compensation, and two equity-based incentive compensation plans, the 2005 Stock Option Plan and the 2005 Restricted Stock Purchase Plan. We describe each of these compensation components in more detail below.

The Compensation Committee has no specific policy or target for the allocation of compensation between cash and non-cash or short-term and long-term incentive compensation. While the Compensation Committee grants stock option and restricted stock awards on a discretionary rather than formula basis, the Committee’s policy is to increase awards under one or both of our equity incentive plans in years in which certain of our performance goals are met or exceeded relative to years in which the goals are not met or exceeded. Historically, and in 2006, substantially all compensation to the Named Executives Officers was in the form of cash, including base salary and non-equity incentive plan compensation. As noted below, for 2006, only one Named Executive Officer was awarded stock options, and no Named Executive Officer was awarded restricted stock.

There were no material increases or decreases in compensation for any Named Executive Officers during 2006 relative to 2005.

Base Salary. Base salary levels for our Named Executive Officers are established based on salaries paid by comparable industrial and manufacturing companies located primarily in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance. However, considering the young age of the company and our operating losses to date, the Compensation Committee set the base salaries of the Named Executive Officers at levels that the Committee believes are below those of similarly situated executives of peer companies and other public companies of its approximate revenue size, with the intent of raising the base salaries when we achieve consistent profitability.

The base salary of each of our Named Executive Officers for 2006 is included in the Summary Compensation Table under “Executive Compensation” below.

Cash Bonuses. The Compensation Committee has determined that cash bonuses will be awarded upon the recommendation of Mr. Martell as we achieve increasing levels of profitability or for other appropriate business reasons. Mr. Nicholson received a cash bonus of $12,000 in 2006 in connection with his planned relocation from the Indianapolis area to the South Bend area.

Non-equity Incentive Plan Compensation. All Named Executive Officers except Mr. Martell are eligible for non-equity incentive plan compensation. Named Executive Officers serving in an administrative capacity, including Messrs. Mullin and Lewis, are granted non-equity incentive plan compensation bonuses based on factors such as the achievement of individual goals and significant projects. Named Executive Officers serving in an operating capacity, including Messrs. Wisniewski and Nicholson, are granted non-equity incentive plan compensation bonuses based on factors such as growth in sales, improvement in gross margin and pretax income, and increases in accounts receivable and inventory turnover. The target cash bonuses average between 15% and 30% of base salary. Actual cash bonuses in 2006 ranged between 10% and 30% of base salary. Non-equity incentive plan compensation is paid on a quarterly and/or annual basis, as determined by the Compensation Committee.

The non-equity incentive plan compensation awarded to each of our Named Executive Officers in 2006 is included in the Summary Compensation Table under “Executive Compensation” below.

Stock Option Plan. Our 2005 Stock Option Plan provides long-term incentive bonuses to directors, officers and key employees in the form of options to acquire our common stock. The plan is designed to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire an ownership position in our common stock. Stock options are granted at the prevailing market price and become more valuable to the executives as the stock price increases. The Compensation Committee evaluates the Named Executive Officers on an annual basis and grants options on a discretionary basis in light of the officer’s level of responsibility and company and individual performance. In granting awards, the Compensation Committee considers the recommendations of our President and Chief Executive Officer as to officer performance and compensation, including extraordinary efforts and results. The Compensation Committee also considers legal, tax and accounting implications to the company when determining the timing and size of any stock option awards.

On August 3, 2006, immediately before our common stock became eligible for quotation on the OTC Bulletin Board, the Compensation Committee awarded stock options to our outside directors and Mr. Mullin, whose grant is discussed in more detail below. The grants were made to reward the recipients for efforts and performance on our behalf prior to the initial registration of shares of our common stock with the SEC. The exercise price was based on the most recent private sale of our common stock.

For 2006, the Compensation Committee awarded Mr. Mullin options to acquire 50,000 shares of common stock at an exercise price of $0.25 per shares. No other Named Executive Officer was awarded stock options in 2006.

Restricted Stock Purchase Plan. Our 2005 Restricted Stock Purchase Plan is intended to provide our directors, officers, and key employees with an ownership interest in MISCOR in a manner designed to encourage them to continue their service with us and increase shareholder value. The Compensation Committee grants awards on a discretionary basis. Participants in the plan may not transfer shares acquired under the plan except in the event of the sale or liquidation of the company. Further, if the individual leaves the company for any reason other than death, disability, retirement or good reason, we are required under the plan to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment as a result of death, disability or retirement or for good reason after three years, we are required under the plan to purchase the shares for a price equal to their fair market value.

For 2006, there were no restricted stock awards granted to Named Executive Officers under the 2005 Restricted Stock Purchase Plan.

Potential Payments upon Termination or Change in Control. Each of the Named Executive Officers has entered into an employment agreement with us. These agreements, which we discuss in more detail below under “Executive Compensation - Employment Agreements,” provide for compensation following the Named Executive Officer’s termination of employment, under certain conditions. We do not offer any other retirement benefits to our Named Executive Officers.

Tax Considerations. We have structured our executive compensation programs to comply with Section 162(m) and Section 409A of the Internal Revenue Code. In certain circumstances, Section 162(m) limits to $1 million the deductibility of compensation, including stock-based compensation, paid to certain executives by publicly held companies, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and the benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In that event, the employee is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. None of the compensation paid to the Named Executive Officers for 2006 exceeded the threshold for deductibility under Section 162(m).

Performance and Compensation. The Compensation Committee believes that linking executive compensation to corporate performance results in a direct alignment of compensation with corporate goals and the interests of our shareholders. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2006 for Named Executive Officers, including our Chief Executive Officer, adequately reflect our compensation goals and policies.

Executive Compensation

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for our fiscal year ended December 31, 2006.

2006 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
John A. Martell President and Chief Executive Officer	2006	$95,160	-	-	-	$95,160
Richard J. Mullin Chief Financial Officer	2006	$115,077	-	$4,900[1]	$34,800	$154,777
James M. Lewis Vice President, Secretary and General Counsel	2006	$125,026	-	-	$18,750	$143,776
Anthony W. Nicholson Vice President - Martell Electric, LLC	2006	$104,038	$12,000	-	$23,800	$139,838
William J. Wisniewski Senior Vice President - Magnetech Industrial Services, Inc.	2006	$105,040	-	-	$10,000	$115,040
_______________________
(1)
Mr. Mullin was awarded options under the 2005 Stock Option Plan to purchase 50,000 shares of common stock at a price of $0.25 per share. The options may be deemed cancelled upon, or within certain prescribed periods after, termination of employment, depending on the reason for such termination. In the event of any change in control of the company, options granted under the plan become immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The options are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date.

We have made certain assumptions in determining the value of option awards. Effective January 1, 2006, we adopted SFAS No. 123R using the Modified Prospective Approach. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period. We discuss the assumptions we used in determining the fair value of the option awards under the caption “Equity Incentive Plans - 2005 Stock Option Plan” in Note G to our financial statements, which are included in our annual report that accompanies this proxy statement.

Equity Incentive Plans

2005 Stock Option Plan. Our board of directors adopted the 2005 Stock Option Plan in August 2005, and it was later approved by our shareholders. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, and non-statutory stock options to our executive employees who are materially responsible for the management and operation of our business, and to our directors.

A total of 2,000,000 shares of common stock were reserved for issuance under the Plan. This number is subject to adjustment as a result of a stock split, combination of shares, recapitalization, merger or other transaction resulting in a change in our shares. If any option expires or is otherwise terminated, unexercised shares subject to the option become available for other option grants under the Plan.

The Plan is administered by our board of directors or a committee of the board designated for that purpose. The grants described above were approved by our full board of directors, which has since designated the compensation committee to act as administrator of the Plan. The administrator has the power to determine the persons eligible to participate in the Plan and the terms of each option, including the exercise price, the number of shares subject to the option, whether the option is an incentive stock option or a non-statutory option, and the duration of the option.

The Plan provides that no option may have a duration longer than five years, and that an outstanding option may be deemed cancelled upon, or within certain prescribed periods after, termination of employment or removal as a director, as applicable, depending on the reason for such termination or removal. In addition, after any change in control of our company, options granted under the Plan will be immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The Plan defines a change of control as any merger or consolidation of our company the result of which is that holders of our voting capital stock hold less than 50% of the voting capital stock of the surviving entity, the sale, lease or transfer of all or substantially all of our assets, or approval by our shareholders of a plan of liquidation or dissolution of our company.

The following table sets forth the information concerning the grant of stock options to our named executive officers in fiscal year 2006. All of the options were granted under our 2005 Stock Option Plan.

Grants of Plan-Based Awards in 2006
Name	Grant Date	All Other Option Awards: Number of Securites Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Richard J. Mullin	8/3/2006	50,000[1]	$0.25	$4,900
__________________
(1)
On August 3, 2006, Mr. Mullin received options under the 2005 Stock Option Plan to acquire 50,000 shares of our common stock. The options, which expire in five years, are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. At the time of issuance of the stock options, the estimated fair value of our common stock was $0.25 per share. The fair value of our common stock was determined contemporaneously and based upon the most recent sale of our common stock. The options may be deemed cancelled upon, or within certain prescribed periods after, termination of employment, depending on the reason for such termination. In the event of any change in control of the company, options granted under the plan become immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option.

Outstanding Equity Awards at Fiscal Year End 2006
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
Richard J. Mullin	25,000	75,000	$0.25	9/30/10	50,000	$10,000
		50,000	$0.25	8/3/11
James M. Lewis	25,000	75,000	$0.25	9/30/10	50,000	$10,000
Anthony W. Nicholson	25,000	75,000	$0.25	9/30/10	50,000	$10,000
William J. Wisniewski	25,000	75,000	$0.25	9/30/10	50,000	$10,000
___________________
(1)
Represents options awarded under the 2005 Stock Option Plan by the Compensation Committee. The options may be deemed cancelled upon, or within certain prescribed periods after, termination of employment, depending on the reason for such termination. In the event of any change in control of the

Company, options granted under the Plan become immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The options are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date.

(2)
Represents shares issued pursuant to an accepted offer to purchase such shares at a nominal price equal to $.001 per share under the 2005 Restricted Stock Purchase Plan. Dividends are payable on these shares when, and if declared by the Board of Directors.

(3)	Based on the $0.20 closing price of our common stock on December 31, 2006.

2005 Restricted Stock Purchase Plan. Our board of directors adopted the 2005 Restricted Stock Purchase Plan in August 2005. The Plan provides for the grant of offers to purchase restricted stock to our directors, officers and key employees. A total of 1,000,000 shares of common stock were reserved for issuance under the Plan. This number is subject to adjustment as a result of a stock split, combination of shares, recapitalization, merger or other transaction resulting in a change in our shares. If we repurchase any shares in accordance with the terms of the Plan, the re-acquired shares become available for issuance under the Plan.

The Plan is administered by our board of directors or a committee of the board designated for that purpose. The grants described above were approved by our full board of directors, which has since designated the compensation committee to act as administrator of the Plan. The administrator has the power to determine the persons eligible to participate in the Plan and the terms of each purchase offer, including the purchase price (which may be zero) and the number of shares subject to the offer. An offer to purchase terminates 30 days after the offer is made or, if earlier, termination of employment for any reason.

A participant may not transfer shares acquired under the Plan except in the event of the sale or liquidation of our company. A participant is deemed to agree to any sale or liquidation approved by holders of a majority of our common stock, and to have granted such holders an irrevocable proxy to vote the participant’s shares in favor of the sale or liquidation.

If within three years after shares are acquired under the Plan a participant terminates employment for any reason other than death, disability, retirement or good reason, we are required under the Plan to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment after three years or as a result of death, disability or retirement or for good reason, we are required under the Plan to purchase the shares for a price equal to their fair market value.

401(k) Plan

In 2002, our board of directors adopted the Magnetech 401(k) Plan for non-union employees, which is intended to be a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the terms of the Plan, eligible employees may elect to contribute up to 75% of their eligible compensation as salary deferral contributions to the Plan, subject to certain statutorily prescribed limits. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the Plan, provided that such eligible employees are anticipated to reach age 50 before the end of the applicable year and subject to certain statutorily prescribed limits.

The Plan also permits, but does not require, that we make discretionary matching contributions. We made discretionary matching contributions to the Plan in 2003, 2004 and 2005. Because the Plan is a tax-qualified plan, we can generally deduct contributions to the Plan when made, and such contributions are not taxable to participants until distributed from the Plan. Pursuant to the terms of the Plan, participants may direct the trustees to invest their accounts in selected investment options.

We also have adopted a 401(k) plan for union employees.

Employment Agreements

On September 30, 2005, we entered into employment agreements with each of our Named Executive Officers. Each agreement is for an initial three-year term, subject to earlier termination as provided in the agreement. The term will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement.

Each employment agreement provides for certain benefits to the Named Executive Officer if employment is terminated by us for cause, by the executive without good reason, or due to death or disability. In those events, we are obligated to pay the executive his base salary through the date of termination with credit for earned but unused vacation, and to honor any vested benefits under our existing benefit plans and any other agreements with the Named Executive Officer. If the Named Executive Officer’s employment is terminated by us without cause, or by the executive for good reason, we are required to pay the executive, as severance pay, the following:

•	within two business days following termination, his base pay through the end of the month with credit for earned but unused vacation;

•	an amount equal to a multiple of the executive’s base salary in installments over varying periods in accordance with our usual payroll periods. The multiple and periods vary by executive as follows:

Name	Multiple of Base Salary	Period
John A. Martell	1.9 (up to $180,000 per year)	3 years
Richard J. Mullin	1.37 (up to $150,000 per year)	2 years
James M. Lewis	1.0	2 years
Anthony W. Nicholson	1.0	1 year
William J. Wisniewski	1.0	1 year

•
an amount equal to the most recent annual profit sharing and/or incentive bonus received by the executive, prorated for the portion of the current year for which the Named Executive Officer was employed, or, if greater, the amount which would be due under the profit sharing and/or incentive bonus plans applicable to the executive for the then current year calculated as of the effective date of termination, such amount to be reduced by any payment previously received during the current year as part of the profit sharing and/or incentive bonus plans. This payment is to be made in substantially equal installments in accordance with our usual payroll periods over the time period that the Named Executive Officer receives base salary payments;

•	up to $10,000 for outplacement services by an outplacement firm; and

•
for one year and at our expense, we are required to maintain (or provide substantially similar) medical insurance and reimbursement plans and other programs or arrangements in which the executive was entitled to participate immediately prior to the date of termination.

Limitation of Liability and Indemnification Matters

Our articles of incorporation limit the liability of our directors and officers for any loss or damage caused by their actions or omissions if they acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner they reasonably believed was in the best interests of our company. If they did not meet these standards, our directors and officers also would not be liable for any loss or damage caused by actions or omissions that did not constitute willful misconduct or recklessness.

Our articles of incorporation provide that we are required to indemnify our directors and officers to the fullest extent permitted by Indiana law. Indiana law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. In addition, Indiana law requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation also may, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

We also maintain liability insurance for our directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

Policies for Transactions with Related Persons

Transactions and relationships that involve directors, executive officers or other related persons and that constitute a conflict with the company’s interests are prohibited. The Board of Directors must approve any exceptions to this policy. Any transaction between us and a related person must be made or entered into on terms that are no less favorable to us than those that we can obtain from unaffiliated third parties. In addition, all material affiliated transactions and loans and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or to independent legal counsel. In connection with related party transactions, the Board may engage independent consultants to provide opinions regarding fair market value. All of the transactions described below were approved by a majority of our independent directors who do not have an interest in the described transactions.

•  Transactions with Related Persons

Leases with Martell Entities. We lease several buildings from various entities owned by JAM Fox Investments, LLC. Mr Martell owns JAM Fox Investments. Following is a summary of such leases in effect as of December 31, 2006.

Lessor	Location	Expiration Date	Monthly Rental
JAM Summer Properties LLC	Hammond, Indiana	August 3, 2010	$8,925[1]
JAM Bev Properties LLC	Boardman, Ohio	May 5, 2012	$4,620[2]
JAM Walnut Properties LLC	South Bend, Indiana	December 31, 2014	$9,200[3]
JAM Hutson Properties LLC	Mobile, Alabama	March 1, 2009	$4,600

(1)	Monthly rental increases to $9,371 on August 3, 2007.
(2)	Monthly rental increases to $4,851 on May 5, 2009.
(3)	Monthly rental increases to $9,660 on January 1, 2009 and to $10,143 on January 1, 2012.

Effective January 1, 2007, we entered into a five year lease agreement with a limited liability company owned by Mr. Martell’s adult children for a property in South Bend to house the operations of our electrical contracting business. The annual rental for the new lease is $89,000.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize us to issue 300,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock. As of April 1, 2007, we had 187,908,402 shares of common stock outstanding and no shares of preferred stock outstanding. The following summary highlights the material provisions of our articles of incorporation, our by-laws and the Indiana Business Corporation Law relating to our capital stock. This summary is not complete and is subject to, and qualified in its entirety by, our articles of incorporation and by-laws, which are exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting. Holders of our common stock possess exclusive voting power in matters determined by a vote of our shareholders, unless preferred stock is issued and voting rights are granted to the holders of the preferred stock. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights for election of directors.

Distributions upon Shares. Our board of directors has authority to authorize and direct the payment of dividends and the making of other distributions in respect of the issued and outstanding shares of common stock, subject to the rights of the holders of any series of preferred stock. We currently plan to retain earnings to promote growth and do not anticipate paying dividends in the foreseeable future. Our financing agreements also prohibit us from paying dividends on our common stock.

Rights upon Liquidation. If we are liquidated or dissolved, the holders of our common stock would be entitled to receive (after payment or provision for payment of all of our debts and liabilities) our remaining net assets available for distribution, in cash or in kind. If we issue preferred stock, the holders of the preferred stock may have priority over the holders of our common stock if we are liquidated or dissolved.

Other. Holders of common stock have no pre-emptive rights to acquire additional shares of common stock, have no conversion or redemption rights, and are not subject to further assessments by us. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized to issue any or all of the authorized but unissued shares of our preferred stock from time to time, without shareholder authorization, in one or more designated series. Any series so authorized will have such dividend, redemption, conversion and exchange provisions as may be provided for the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, our outstanding voting stock, and could make removal of our present board of directors more difficult. We will not offer preferred stock to any of our directors, officers or 5% shareholders except on the same terms as the preferred stock is offered to all other existing shareholders or to new shareholders. We have no plans as of the date of this prospectus to issue shares of preferred stock. In addition, our financing agreements prohibit us from issuing any preferred stock.

Warrants and Convertible Notes and Debentures

We have issued to certain of the selling shareholders in this offering warrants to acquire shares of our common stock and notes and debentures convertible into shares of our common stock. Our registration statement to register these shares (other than the 375,000 shares underlying certain warrants) was declared effective on May 12, 2006. We also were obligated to register under the Securities Act of 1933 the 375,000 shares to be issued upon exercise of warrants held by Laurus Master Fund, Ltd. Our registration statement to register these shares was declared effective on November 9, 2006. For a description of these warrants and convertible notes and debentures, as well as these registration rights, see “Prior Financing Transactions” in this prospectus.

Anti-takeover Provisions

Certain provisions of our articles of incorporation and by-laws, as well as certain provisions of the Indiana Business Corporation Law, may have the effect of discouraging, delaying or preventing a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Directors. Certain provisions of our articles of incorporation and by-laws will impede changes in control of our board of directors. These provisions include the following:

•	our directors can decide to classify the board so that not all members of our board would be elected at the same time, making it more difficult to gain control of our board;

•	our board of directors may not remove a director without cause, also making it more difficult to gain control of our board;

•	only our board of directors, and not our shareholders, may elect directors to fill vacancies in the board, including vacancies created by expansion of the board;

•	shareholders are not granted cumulative voting rights, which enhance the ability of minority shareholders to elect directors; and

•
shareholders must follow certain advance notice and information requirements to nominate individuals for election to our board of directors or to propose matters that may be acted upon at a shareholders’ meeting, which may discourage a potential acquiror from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of our company.

Restrictions on Call of Special Meetings. Our articles of incorporation provide that a special meeting of shareholders may be called only by the Chairman of our board of directors or pursuant to a resolution adopted by a majority of the total number of our directors. Shareholders are not authorized to call a special meeting.

Authorization of Preferred Stock. Our board of directors is authorized, without shareholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of shares of preferred stock could decrease the voting power of holders of common stock or could have the effect of deterring or delaying an attempt to obtain control of our company. Our financing agreements prohibit us from issuing any preferred stock.

Amendments to Articles and By-laws. Generally, amendments to our articles of incorporation must be approved by a majority vote of our board of directors and also by a majority of our outstanding voting shares. However, to amend certain provisions of the articles, including those pertaining to our directors and to certain business combination transactions, approval by at least 80% of the outstanding voting shares is required. Our articles also provide that only our board of directors has the authority to make, amend or repeal our by-laws. Shareholders do not have this authority.

Restrictions on Certain Business Combinations. Our articles of incorporation impose approval and other requirements on certain business combination transactions between our company and any shareholder beneficially owning 10% or more of the voting power of our outstanding capital stock. Types of business combination transactions subject to these requirements include mergers, consolidations, certain sales, leases or other transfers of our assets, certain issuances of our voting securities, plans of dissolution or liquidation proposed by the interested shareholder, and certain other transactions. Our articles prohibit any such transaction within five years following the date on which the shareholder obtained 10% ownership unless the transaction meets the requirements of the Business Combinations Statute of the Indiana Business Corporation Law (if applicable), which is described below, and is approved by a majority of our directors who are not affiliated with the shareholder or by shareholders holding at least 80% of the voting power of our outstanding capital stock. After such five-year period, the transaction still must satisfy the requirements of the Business Combinations Statute (if applicable) as well as certain price and procedural requirements set forth in our articles.

Provisions of Indiana Law. The Indiana Business Corporation Law requires each of our directors to discharge his or her duties based on the facts then known to him or her, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the company. No director is liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director’s office in compliance with the foregoing standard, and the breach or failure to perform constitutes willful misconduct or recklessness. Our articles of incorporation contain provisions having similar effect.

In determining how to discharge their duties in a manner reasonably believed to be in the best interests of the company, directors are authorized by the Indiana Business Corporation Law to consider the effects of any action on our shareholders, employees, suppliers and customers, and on the communities in which our offices or other facilities are located. The directors may also consider any other factors they consider pertinent. Our articles of incorporation contain provisions having similar effect. Under the Indiana Business Corporation Law, our directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that such approval is not in the best interests of our company. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be reasonable in relation to the threat posed.

Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the Indiana Business Corporation Law may affect the acquisition of shares of our common stock or the acquisition of control of our company. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. Our articles of incorporation do not opt out of these statutes. Both statutes, however, apply only to certain corporations that have at least 100 shareholders. As of April 1, 2007, we had approximately 68 record shareholders. Consequently, as of April 1, 2007, neither statute applied to us, although they may apply to us in the future.

The Business Combinations Chapter prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain corporations and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares of that corporation for a period of five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, unless the corporation has elected to be subject to the Business Combination Statute. As of the date of this prospectus, we have not made such as election.

The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders if a person makes a tender offer for or otherwise acquires shares giving the acquiror more than certain levels of ownership (20%, 33 ⅓% and 50%) of the outstanding voting securities of certain Indiana corporations. Under the Control Share Acquisitions Chapter, if an acquiror purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquiror cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquiror to vote the shares in excess of each level of ownership, by a majority of all votes entitled to be cast by that group (excluding shares held by our officers, by employees of the company who are directors of the company and by the acquiror).

Because of the foregoing provisions of Indiana law, our board of directors will have flexibility in responding to unsolicited takeover proposals, and accordingly it may be more difficult for an acquiror to gain control of our company in a transaction not approved by our board of directors.

OTC Bulletin Board

Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006, under the symbol MCGL. While trading is our stock has occurred, an established public trading market has not yet developed. If an established trading market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them.

Transfer Agent and Registrar

Registrar and Transfer Company has been appointed as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statements of which this prospectus is a part, all of the shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for a least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of (i) 1 percent of the number of shares of our common stock then outstanding, or 1,874,089 shares as of April 1, 2007, and (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 and Form S-8 Registration Statements

Under Rule 701 issued under the Securities Act of 1933, shares of our common stock acquired upon the exercise of outstanding options granted under our 2005 Stock Option Plan or upon the acceptance of purchase offers under our 2005 Restricted Stock Purchase Plan may be resold without registration under the Securities Act of 1933 (i) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (ii) by affiliates, subject to the manner-of-sale, current public information, and notice requirements of Rule 144, in each case without compliance with the holding periods requirement of Rule 144.

We intend to file one or more registration statements on Form S-8 under the Securities Act of 1933 following this offering to register the shares of our common stock issued and issuable under our 2005 Stock Option Plan and 2005 Restricted Stock Purchase Plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

As of April 1, 2007, options granted under our 2005 Stock Option Plan to purchase a total of 1,580,000 shares of common stock were outstanding. The options are exercisable at a price range of $0.215 to $0.25 per share, subject to certain anti-dilution adjustments, in 25% cumulative increments on and after the first four anniversaries of their grant date (September 30, 2005, August 3, 2006 and January 19, 2007). As of April 1, 2007, a total of 405,000 shares had been issued under our 2005 Restricted Stock Purchase Plan pursuant to accepted offers to purchase stock at a nominal price of $0.001 per share. See “Management — Equity Incentive Plans” in this prospectus.

Registration Rights

In connection with our January 2007 sale of 62,500,000 shares of our common stock to Tontine, we agreed to register for resale the shares issued to Tontine. We have not yet registered these shares.

PLAN OF DISTRIBUTION

The selling shareholders named in this prospectus may sell the shares being offered from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	on any national securities exchange or quotation system on which our common stock may become traded or quoted;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	through a combination of such methods of sale.

The selling shareholder will sell the shares from time to time at prevailing market prices or privately negotiated prices. Our common stock became eligible to trade on the OTC Bulletin Board on August 1, 2006, under the symbol MCGL. While trading is our stock has occurred, an established public trading market has not yet developed. The high and low bid prices of our common stock on the OTC Bulletin Board since August 1, 2006 were $0.70 and $0.17, respectively. In addition, the bid and ask prices of our common stock on April 24, 2007 were $0.38 and $0.41, respectively. These prices may or may not be similar to the price or prices at which the selling shareholder offers shares in this offering.

The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker or dealers. The broker or dealers may act as agents or principals. The broker or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker or dealer may be in excess of customary commissions.

Because the selling shareholders and broker or dealers that participate with the selling shareholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

Strasbourger Pearson Tulcin Wolff Inc. and Vertical Capital Partners, Inc. are registered broker-dealers that acted as placement agent and finder, respectively, with regard to certain prior financing transactions. See “Prior Financing Transactions” in this prospectus. We agreed to issue warrants to Strasbourger and Vertical Capital Partners as partial compensation for their services and to include the common stock issuable upon exercise of the warrants in this prospectus for resale. They designated the following selling shareholders to receive the warrants: Strasbourger designees - Mark Angelo, Barry Clark, Andrew Gonchar, Adam Gottbetter, Donna Kress (who subsequently has transferred the warrants), Weikei Lang, Ronald Moschetta, Tony Polyviou, Marcel Riedel and Alfred Schneider; Vertical Capital Partners designees - Robert DePalo, Robert Fallah, John Kidd and Myra Logan. Based on information known to us, we believe that these selling shareholders are affiliated with Strasbourger or Vertical Capital Partners. Consequently, Strasbourger, Vertical Capital and these selling shareholders are deemed to be underwriters with respect to the shares that such selling shareholders are offering for sale.

Any shares of our common stock that qualify for sale under Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than through this prospectus.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Laurus Master Funds, Ltd., our former secured lender and a selling shareholder in this offering, has agreed to not sell “short” any of our common stock as long as any of the notes we issued to it are outstanding and for a period of one year after all obligations under the notes have been paid in full. We paid the notes in full in January 2007. For a description of these notes, see “Prior Financing Transactions” in this prospectus. A short seller expects to profit from the decline in the price of a stock by selling stock that is borrowed from a third party, and then buying the stock later at a lower price to return to the lender. The other selling shareholders in this offering are not subject to any contractual restrictions on selling short any of our common stock. Short sales can depress the market price of our stock if and when a public trading market for our common stock develops. Regulation SHO and other rules and regulations under the Securities Exchange Act of 1934 regulate short sales and prohibit certain short-selling tactics considered abusive or manipulative.

We have agreed with certain of the selling shareholders in this offering to use our best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) all shares of such selling shareholders offered by this prospectus have been sold by the selling shareholders, and (ii) such selling shareholders may sell all of their shares offered by this prospectus without registration under the Securities Act of 1933 under Rule 144 of that Act.

We will bear all costs, expenses and fees in connection with the registration of the shares being offered through this prospectus. The selling shareholders will bear all commissions, concessions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Applicable state securities laws may require that shares be sold only through registered or licensed brokers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. As of the date of this prospectus, we have not received clearance from the following states in which we have filed a registration statement under applicable state securities laws: Alabama, North Carolina and Pennsylvania. We are continuing to work with these states to obtain such clearance but we provide no assurance that we will be successful.

We have sought to register and/or qualify this offering of our common stock in various states. As a condition to the registration and qualification of our common stock in California and Kentucky, the California Corporations Commissioner and the Kentucky Securities Commissioner require various investor suitability standards to be met with respect to sales of our common stock to residents of those states. Accordingly, if you are a resident of California or Kentucky you must, at a minimum, meet the requirements described below to purchase shares of our common stock in this offering. The selling shareholders, or any broker-dealer selling shares of our common stock, must have reasonable grounds to believe that a purchaser meets these requirements and will rely on information provided by the purchaser for that purpose.

The suitability requirements for California residents are as follows:

•	a liquid net worth of at least $250,000 (which does not include the values of your home, home furnishings, and automobiles), and an annual gross income of at least $65,000; or

•	a liquid net worth of at least $500,000 (which does not include the values of your home, home furnishings, and automobiles); or

•	a net worth of at least $1,000,000 (which includes the values of your home, home furnishings, and automobiles); or

•	an annual gross income of at least $200,000.

The suitability requirements for Kentucky residents are as follows:

•
your investment in our common stock may not exceed 20% of your liquid net worth, and you must evidence a high degree of risk tolerance and understanding of risky investments through a history of such investments in the past; or

•
if you have no investment history to document an understanding of and tolerance for risk, the investment goal selected by you in investing in our common stock must indicate that growth with risk is your primary objective, and your investment in our common stock cannot exceed 10% of your liquid net worth.

We have not undertaken to qualify this offering for offers to individual investors in any jurisdiction outside of the United States; therefore, individual investors outside the United States should not expect to be able to participate in this offering.

LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered in this prospectus, have been passed upon for us by our counsel, Barnes & Thornburg LLP, 600 1st Source Bank Center, 100 North Michigan St., South Bend, Indiana 46601.

EXPERTS

Asher & Company, Ltd., independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Asher & Company’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information that are filed electronically with the Securities and Exchange Commission. The web site can be accessed at http://www.sec.gov.

We file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other information with the Securities and Exchange Commission. Those reports and other information are available for inspection and copying at the Public Reference Room and internet site of the Securities and Exchange Commission referred to above. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

MISCOR GROUP, LTD. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MISCOR Group, Ltd. and Subsidiaries
South Bend, Indiana

We have audited the accompanying consolidated balance sheets of MISCOR Group, Ltd. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

ASHER & COMPANY, Ltd.
Philadelphia, Pennsylvania
March 29, 2007

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,
	2006	2005

ASSETS
CURRENT ASSETS
Cash	$297	$23
Accounts receivable, net of allowance for doubtful accounts of $428 for 2006 and $341 for 2005	13,275	8,677
Inventories, net	7,640	8,415
Prepaid expenses	204	315
Other current assets	1,022	735
Total current assets	22,438	18,165

PROPERTY AND EQUIPMENT, net	6,320	4,110

OTHER ASSETS
Deposits	90	89
Debt issue costs, net	2,017	3,354
Other intangibles, net	2	3
Total other assets	2,109	3,446

Total Assets	$30,867	$25,721

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit line (net of discount of $438 in 2006 and $885 in 2005)	$6,500	$3,961
Current portion of long term debt	2,081	1,024
Accounts payable	7,237	5,356
Accrued expenses	2,152	1,604
Other current liabilities	380	167
Total current liabilities	18,350	12,112

LONG TERM LIABILITIES
Long-term debt, (net of discount of $229 in 2006 and $484 in 2005)	5,824	5,603
Long-term debt, Stockholder	3,000	3,000
Total long term liabilities	8,824	8,603

Total liabilities	27,174	20,715

Commitments and contingencies

STOCKHOLDERS' EQUITY

MISCOR Preferred stock, no par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
MISCOR Common stock, no par value; 300,000,000 shares authorized;issued and outstanding 117,285,272 shares at December 31, 2006 and 104,608,962 at December 31, 2005	8,459	7,659
Additional paid in capital	8,961	8,840
Deferred compensation	(47)	(57)
Accumulated deficit	(13,680)	(11,436)
Total stockholders' equity	3,693	5,006

Total Liabilities and Stockholders' Equity	$30,867	$25,721

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Years Ended December 31,
	2006	2005	2004
REVENUES
Product sales	$18,083	$14,587	$6,763
Service revenue	42,671	31,709	22,134
Total revenues	60,754	46,296	28,897

COST OF REVENUES
Product sales	13,891	11,131	4,769
Service revenue	34,984	26,009	17,931
Total cost of revenues	48,875	37,140	22,700

Gross profit	11,879	9,156	6,197

Selling, general and administrative expenses	10,632	9,672	6,215

Income (loss) from operations	1,247	(516)	(18)

Other income (expense)
Loss on warrant liability	(508)	-	-
Interest expense	(3,404)	(6,711)	(183)
Other income	4	31	12
	(3,908)	(6,680)	(171)

NET LOSS	$(2,661)	$(7,196)	$(189)

Basic and diluted loss per common share	$(0.02)	$(0.07)	$(0.00)

Weighted average number of common shares	109,264,264	99,417,698	84,017,315

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Amounts in thousands, except share and per share data)

	MIS			MISCOR
			Additional			Additional
		Common	Paid-in-		Common	Paid-in-	Deferred	Accumulated
	Shares	Stock	Capital	Shares	Stock	Capital	Compensation	Deficit	Total
Balances, December 31, 2003	1,000	$1,000	$3,254	-	$-	$-	$-	$(4,051)	$203

Exchange of common stock of MIS for common stock of MISCOR	(1,000)	(1,000)	(3,254)	79,450,000	4,254	-	-		-

Sale of common stock of MISCOR, net of issuance costs of $548				12,750,000	2,001				2,001

Conversion of MIS Series A preferred stock to common stock of MISCOR, net of issuance of MISCOR, net of issuance costs of $75				4,750,006	675				675

Issuance of MISCOR common stock in consideration for services rendered in connection with sale of common stock				50,000	-				-

Issuance of warrants to purchase stock in consideration for services rendered in connection with sale of common stock					(900)	900			-

Net loss							-	(189)	(189)

Balances, December 31, 2004	-	$-	$-	97,000,006	6,030	900	-	(4,240)	2,690

Issuance of warrants to purchase 10,438,593shares of MISCOR common stock in connection with sale of debentures						2,382			2,382

Intrinsic value of conversion option on long-term debt, stockholder						4,500			4,500

Intrinsic value of conversion option on on long-term debt financing						996			996

Issuance of MISCOR common stock in consideration for services rendered in connection with sale of debentures				50,000	12				12

Issuance of MISCOR common stock in connection with business acquisition				280,000	75				75

Issuance of MISCOR common stock in connection with long-term debt financing				6,163,588	1,541				1,541

Issuance of MISCOR common stock in connection exercise of stock warrants				865,368	1				1

Issuance of MISCOR common stock in connection with 2005 Restricted Stock Plan				250,000		62	(62)		-

Amortization of deferred compensation							5		5

Net loss								(7,196)	(7,196)

Balances, December 31, 2005				104,608,962	$7,659	$8,840	$(57)	$(11,436)	$5,006

Issuance of MISCOR common stock in connection exercise of stock warrants				8,539,898	8				8

Issuance of MISCOR common stock in connection exercise of stock options				250,000	63				63

Conversion of Senior debt into MISCOR common stock				3,836,412	729				729

Issuance of MISCOR common stock in connection with 2005 Restricted Stock Plan				50,000		12	(12)		-

Amortization of deferred compensation							22		22

Stock based compensation						18			18

Reclassify warrant liability to equity per adoption of FSP EITF 00-19-2						91		417	508

Net loss								(2,661)	(2,661)

				117,285,272	$8,459	$8,961	$(47)	$(13,680)	$3,693

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data)

	Years ended December 31,
	2006	2005	2004

OPERATING ACTIVITIES
Net loss	$(2,661)	$(7,196)	$(189)
Adjustments to reconcile net loss to net cash provided by (utilized in) operating activities:
Fair value of warrant liability	508	-	-
Depreciation and amortization	862	695	451
Bad debts	251	238	128
Inventory reserve	195	88	-
Loss (gain) on sale of assets	1	(9)	(2)
Amortization of stock-based compensation plans	40	5	-
Amortization of debt issuance costs and debt discount	2,195	1,507	-
Interest related to conversion options	-	4,500	-
Changes in:
Accounts receivable	(3,733)	(3,661)	(2,218)
Inventories	804	(3,042)	(1,515)
Prepaid expenses and other current assets	(176)	(572)	(285)
Deposits and other non-current assets	(1)	20	(26)
Accounts payable	1,497	2,198	1,190
Accrued expenses and other current liabilities	761	677	432

Net cash provided by (utilized in) operating activities	543	(4,552)	(2,034)

INVESTING ACTIVITIES
Acquisition of business assets	(3,569)	(2,575)	-
Acquisition of property and equipment	(449)	(916)	(930)
Proceeds from disposal of property and equipment	11	20	2

Net cash utilized in investing activities	(4,007)	(3,471)	(928)

FINANCING ACTIVITIES
Cash overdraft	-	-	(477)
Short term borrowings, net	-	(2,509)	1,063
Payments on capital lease obligations	(18)	(6)	-
Proceeds from the issuance of shares and exercise of warrants	8	1	-
Advances (Repayments) from (to) Stockholder	-	(122)	102
Repayment of long term debt, bank	(1,080)	-	(300)
Proceeds from the issuance of debentures	-	4,025	-
Debt issuance costs - debentures	-	(536)	-
Proceeds from the issuance of term note	2,100	3,000	-
Proceeds from the issuance of revolving note, net	2,821	4,846	-
Debt issuance costs - term and revolving notes	(156)	(762)	-
Proceeds from sale of common stock	63	-	3,300
Payment of stock issuance costs	-	-	(624)

Net cash provided by financing activities	3,738	7,937	3,064

INCREASE (DECREASE) IN CASH	274	(86)	102

Cash, beginning of year	23	109	7

Cash, end of year	$297	$23	$109

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:
Interest	$933	$460	$189

The accompanying notes are an integral part of these consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

Magnetech Integrated Services Corp. (the “Company” or “MISCOR”), an Indiana Corporation, was organized in April 2004 as a holding company for Magnetech Industrial Services, Inc. (“MIS”) and its wholly owned subsidiary Martell Electric, LLC. Upon the Company’s formation in April 2004, the sole stockholder of MIS contributed all 1,000 issued and outstanding shares of MIS common stock in exchange for 79,450,000 shares of MISCOR common stock. The exchange of shares has been accounted for as a recapitalization of the Company (“Recapitalization”). In September 2005, the Company changed its name to MISCOR Group, Ltd. In 2006, Martell Electric, LLC became a wholly owned subsidiary of MISCOR.

MIS, an Indiana corporation, is an industrial services company which through its seven operating facilities, provides maintenance and repair services to the electric motor industry, repairs and manufactures industrial lifting magnets, provides engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities, provides on-site services related to all services offered by MIS, and provides custom and standardized training in the area of industrial maintenance.

Martell Electric, LLC, provides electrical contracting services to institutions, and commercial business.

In March 2005, MISCOR acquired certain operating assets from Hatch & Kirk, Inc. and formed a subsidiary, HK Engine Components, LLC (“HKEC”). HKEC manufactures, remanufactures, repairs and engineers power assemblies, engine parts, and other components related to large diesel engines.

In May 2006, MIS acquired certain operating assets of E.T. Smith Services of Alabama, Inc. from Smith Services, Inc. and formed a subsidiary, Magnetech Industrial Services of Alabama, LLC (“Magnetech of Alabama”). Magnetech of Alabama provides maintenance and repair services to the electric motor industry, and engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities.

The Company’s customers are primarily located throughout the United States of America. The Company operates from twelve locations in Alabama, Indiana, Ohio, West Virginia, and Maryland.

Principles of consolidation

The consolidated financial statements presented through December 31, 2004 include the accounts of MISCOR and its wholly owned subsidiaries, MIS and Martell Electric, LLC. The consolidated financial statements for the year ended December 31, 2005 also include the accounts of HKEC. The consolidated financial statements for the year ended December 31, 2006 also include the accounts of Magnetech of Alabama. All significant intercompany balances and transactions have been eliminated.

Concentration of credit risk

The Company maintains its cash primarily in bank deposit accounts. The Federal Deposit Insurance Corporation insures these balances up to $100 per bank. The Company has not experienced any losses on its bank deposits and management believes these deposits do not expose the Company to any significant credit risk.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory

The Company values inventory at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company periodically reviews its inventories and makes provisions as necessary for estimated obsolescence and excess goods. The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Useful lives of property and equipment are as follows:

Building	30 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5 to 10 years
Vehicles	3 to 5 years
Office and computer equipment	3 to 10 years
Debt issue costs

Costs incurred by the Company to secure senior debt financing agreement are capitalized and amortized over the term of the senior debt financing agreement which is three years. Costs incurred by the Company to secure subordinated debenture financing are capitalized and amortized over the term of the subordinated debentures which initially was two years. However, in April 2006, the debenture holders agreed to extend the maturity date one year from February 28, 2007 to February 28, 2008. Accordingly, the balance of debt issue costs is being amortized through February 28, 2008. Amortization of debt issue costs, recorded as a charge to interest expense, was $1,492 and $1,044 for the years ended December 31, 2006 and 2005. As of December 31, 2006 and 2005, accumulated amortization of deferred financing fees was $2,536 and $1,044, respectively.

Segment information

The Company reports segment information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise.

Patents and trademarks

The costs of successful registrations for patents and trademarks are amortized over the estimated useful lives of the assets, which is generally ten years, using the straight-line method. The costs of unsuccessful registrations are charged to expense.

Long-lived assets

The Company assesses long-lived assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

Revenue consists primarily of sales and service of industrial magnets, electric motors, electrical power distribution systems, and power assemblies. Product sales revenue is recognized when products are shipped and both title and risk of loss transfer to the customer. Service revenue is recognized when all work is completed and the customer’s property is returned. For services to a customer’s property provided at the Company’s site, property is considered returned when the customer’s property is shipped back to the customer and risk of loss transfers to the customer. For service to a customer’s property provided at the customer’s site, property is considered returned upon completion of work. The Company provides for an estimate of doubtful accounts, based on specific identification of customer accounts deemed to be uncollectible and historical experience. The Company’s revenue recognition policies are in accordance with Staff Accounting Bulletin (“SAB”) No. 101 and SAB No. 104.

Revenues from Martell Electric, LLC’s electrical contracting business are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total costs to complete for each contract. Costs incurred on electrical contracts in excess of customer billings are recorded as part of other current assets. Amounts billed to customers in excess of costs incurred on electrical contracts are recorded as part of other current liabilities.

Advertising costs

Advertising costs are expensed when incurred, except for costs associated with direct-response advertising, which are capitalized and amortized over the expected period of future benefits. Advertising expense was $138, $105, and $49 for the years ended December 31, 2006, 2005 and 2004, respectively. There were no direct-response advertising costs reported as assets at December 31, 2006, 2005 or 2004.

Warranty costs

The Company warrants workmanship after the sale of its products. An accrual for warranty costs is recorded based upon the historical level of warranty claims and management’s estimates of future costs.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock based compensation

In connection with the formation of the Company’s stock option plan in 2005, the Company had adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and used the intrinsic value method of accounting for stock-based awards granted to employees, as prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recognized for the Company’s stock option plan for the year ended December 31, 2005.

Pro-forma information regarding net income is required to be presented as if the Company had accounted for all stock options granted under the provisions of SFAS No. 123. The fair value of stock options granted has been estimated, as of the respective dates of grant, using the Black-Scholes option-pricing model. The following assumptions were used for such estimates: no dividend yield; no expected volatility; risk-free interest rate of 4.18%; and a weighted average expected term of the options of 3.75 years. Had the accounting provisions of SFAS No. 123 been adopted, net loss and share data for the year ended December 31, 2005 would have been as follows:

Net loss:
As reported	$(7,196)
Compensation cost based on the fair value method	(1)
Pro forma net loss	$(7,197)

Basic and diluted loss per share:
As reported	$(.07)
Pro forma	$(.07)

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payments (revised 2004) (“SFAS 123R”). This statement eliminates the option to apply the intrinsic value measurement provisions of APB Board Opinion No. 25, Accounting for Stock Issued to Employees, to stock compensation awards issued to employees. Rather, the Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award the requisite service period (usually the vesting period). In March 2005, the SEC staff expressed their views with respect to SFAS 123R in SAB No. 107, Share-Based Payment (“SAB 107”). SAB 107 provides guidance on valuing options. SFAS 123R became effective for the Company's fiscal year beginning January 1, 2006. Effective January 1, 2006, the Company adopted SFAS 123R using the Modified Prospective Approach. See Note G for further detail regarding the adoption of this standard.

Earnings per share

The Company accounts for loss per common share under the provisions of SFAS No. 128, Loss Per Share, which requires a dual presentation of basic and diluted loss per common share. Basic loss per common share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted loss per common share is computed assuming the conversion of common stock equivalents, when dilutive.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share, continued

For the year ended December 31, 2006, the Company’s common stock equivalents, consisting of warrants to purchase 13,761,268 shares of common stock, senior and subordinated debt convertible into 74,803,780 common shares, and options to purchase 1,185,000 shares of common stock issued to employees under the 2005 Stock Option Plan, were not included in computing diluted loss per share because their effects were anti-dilutive.

For the year ended December 31, 2005, the Company’s common stock equivalents, consisting of warrants to purchase 21,926,166 shares of common stock, senior and subordinated debt convertible into 75,988,073 common shares, and options to purchase 500,000 shares of common stock issued to employees under the 2005 Stock Option Plan, were not included in computing diluted loss per share because their effects were anti-dilutive. For the year ended December 31, 2004, warrants to purchase 4,500,000 shares of common stock were not included in computing loss per share because their effects were antidilutive. Basic and diluted loss per share were the same for the years ended December 31, 2005 and 2004, as there were no potentially dilutive securities outstanding.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates are required in accounting for inventory costing, asset valuations, costs to complete and depreciation. Actual results could differ from those estimates.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published. FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN-46(R)”). FIN 46(R), among other things, deferred the effective date of implementation for certain entities. The Company adopted FIN 46(R) in 2004.

The Company is involved with JAM Fox Investments LLC, which qualifies as a variable interest entity. The variable interest entity is 100% owned by the majority shareholder of the Company. The Company’s involvement with the entity began on August 3, 2001, and is limited to lease agreements for the use of four of its facilities. The entity was formed for the purpose of acquiring real estate, and its activities primarily relate to the leasing of such real estate to the Company. Management has determined that the Company is not the primary beneficiary, thus no consolidation is required. As of December 31, 2006, total assets and liabilities of JAM Fox Investments LLC were $1,544 and $1,055, respectively. Management does not believe that the Company has any exposure to loss resulting from its involvement with JAM Fox Investments LLC as of December 31, 2006.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

FSP EITF 00-19-2

In December 2006, the FASB issued Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. In accordance with the provisions of FSP EITF 00-19-2, the Company has elected early adoption and has reclassified its warrant liability to equity (See Note F).

EITF 05-4

Warrants issued in conjunction with the Senior Debt Facility were accounted for under the Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock and View A of EITF No. 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Due to the liquidated damage provision in the registration rights agreements relating to the warrants, the Company determined that the warrants were derivative liabilities. The Company has elected early adoption of FSP EITF 00-19-2, which supersedes the guidance under EITF 05-4.

SAB 108

In September 2006, the Securities and Exchange Commission issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The pronouncement prescribes an approach whereby the effect of all unrecorded identified errors should be considered on all of the financial statements rather than just either the effect on the balance sheet or the income statement. The Company adopted the provisions of SAB 108 as of December 31, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

SFAS 155

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holder’s election. SFAS 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect SFAS 155 to have a material impact on the consolidated financial statements.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards, continued

SFAS 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact that SFAS 157 will have on its consolidated financial statements.

FIN 48

In June 2006, the FASB issued Interpretation No. 48 Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company will adopt this standard effective January 1, 2007. Adoption of this standard is not expected to have a material impact on its consolidated financial position, results of operations or cash flows.

SFAS 151

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43 (“SFAS 151”). SFAS 151 was one of a number of projects by the FASB to converge U.S. accounting standards to International Accounting Standards. SFAS 151 requires abnormal amounts of idle facility expenses, freight, handling costs and spoilage to be recognized as current period charges. In addition, the allocation of fixed manufacturing overhead costs to the costs of conversion is required to be based on the normal capacity of the manufacturing facilities. SFAS 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company adopted SFAS 151 on January 1, 2006. Adoption of this standard did not have a material impact on its consolidated financial position, results of operations or cash flows as the Company’s existing inventory and conversion cost methodologies are generally consistent with that required by the new standard.

Reclassifications

Certain amounts have been reclassified in the prior years’ financial statements to conform to the 2006 presentation.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE B - ACQUISITIONS

In May 2006, the Company acquired certain business assets in a transaction accounted for using the purchase method. Accordingly, the results of operations from these net assets acquired are included in the Company’s consolidated financial statements from that date forward. The acquisition of net assets was made for the purpose of expanding the Company’s market penetration into the industrial services segment. The aggregate purchase price was $3,569, and was allocated to assets acquired based on their estimated fair values at the date of acquisition. The purchase price consideration consisted of cash of $2,987 at closing, which paid for all inventory, property, plant and equipment. The balance of $582, representing the accounts receivable purchased less accounts payable assumed, was paid in July 2006. The allocation of the purchase price was as follows:

Accounts receivable	$1,116
Inventory	224
Property, plant and equipment	2,613
Accounts payable	(384)
$3,569

In March 2005, the Company acquired certain business assets in a transaction accounted for using the purchase method. Accordingly, the results of operations from these net assets acquired are included in the Company’s consolidated financial statements from that date forward. The acquisition of net assets was made for the purpose of expanding the Company’s market penetration into the rail industry. The aggregate purchase price was $2,613, and was allocated to assets acquired based on their estimated fair values at the date of acquisition. The purchase price consideration consisted of cash of $2,508, note payable of $30 and 280,000 shares of common stock with an estimated fair value of $75. The value of the common stock issued was determined based on management’s best estimate of the fair value of the Company’s common stock at the date the asset purchase agreement was signed. The allocation of the purchase price was as follows:

Inventory	$1,201
Property, plant and equipment	1,484
Deposits	33
Accrued liabilities	(105)
$2,613

The following table presents the unaudited results of operations of the Company as if both of the acquisitions had been consummated as of January 1, 2005, and includes certain pro forma adjustments, including depreciation and amortization on the assets acquired.

	2006	2005
Revenues	$64,222	$53,921
Net Loss	(2,423)	(7,130)
Basic and diluted loss per share	(0.02)	(0.07)

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE C - INVENTORY

Inventory consists of the following:

	December 31,
	2006	2005
Raw materials	$2,861	$2,666
Work-in-process	2,761	3,887
Finished goods	2,330	1,979
	7,952	8,532
Less: allowance for slow moving and obsolete inventories	(312)	(117)
	$7,640	$8,415

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2006	2005
Land and building	$1,800	$200
Leasehold improvements	343	339
Machinery and equipment	4,819	3,674
Construction in progress	220	263
Vehicles	939	659
Office and computer equipment	714	638
	8,835	5,773
Less accumulated depreciation	(2,515)	(1,663)
	$6,320	$4,110

Depreciation expense was $861, $682 and $431 for years ended December 31, 2006, 2005, and 2004, respectively.

NOTE E - OTHER INTANGIBLES

Other intangibles consist of the following:

	December 31,
	2006	2005
Patents and trademarks	$4	$4
Less accumulated amortization	(2)	(1)
	$2	$3

The Company also had recorded a covenant not-to-compete in the amount of $150, which was fully amortized in 2005. Amortization expense was $1, $13 and $20 for years ending December 31, 2006, 2005 and 2004, respectively.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT

Line of credit

2005

In November 2004, the Company was issued a line of credit with maximum borrowings of $3,000. The line of credit bore interest at .375% above the bank’s prime rate. The line of credit was due on demand, collateralized by a blanket security agreement covering substantially all assets owned by the Company, and was guaranteed by the Company’s majority stockholder. The line was subject to certain financial covenants pertaining to maximum net worth, senior debt to net worth, and debt service coverage. In April 2005, the Company increased its line of credit with its bank to $5,500. All other terms remained the same. In August 2005, the Company paid off the outstanding balance under the line of credit with proceeds from its Senior Debt Facility.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Long-term debt

Long-term debt consists of the following:

	2006	2005
Note payable to its Stockholder, due December 2008, plus interest at prime rate less 1% (7.25% and 6.25% at December 31, 2006 and 2005, respectively) secured by a subordinated interest in substantially all assets owned by the Company	$3,000	$3,000

Long-term debt, debentures (net of discount of $229 and $484 at December 31, 2006 and 2005, respectively) (see note below)	3,796	3,541

Note payable to former employee in annual principal payments of $10, unsecured and without interest	20	30

Revolving note payable in August 2008 (net of discount of $438 and $885 at December 31, 2006 and 2005, respectively) with interest payable monthly at 1% over the Wall Street Journal prime rate (9.25% and 8.25% at December 31, 2006 and 2005, respectively) secured by substantially all assets owned by the Company (see note below)	5,759	3,961

Term note payable in monthly principal payments of $100 plus interest at 1% over the Wall Street Journal prime rate (9.25% and 8.25% at December 31, 2006 and 2005, respectively) secured by substantially all assets owned by the Company (see note below)	2,000	3,000

Revolving note payable in May 2009 with interest payable monthly at 1.5% over the Wall Street Journal prime rate (9.75% at December 31, 2006) secured by substantially all assets owned by the Company (see note below)	741	-

Term note payable in monthly principal payments of $70 plus interest at 1% over the Wall Street Journal prime rate (9.25% at December 31, 2006) secured by substantially all assets owned by the Company (see note below)	2,030	-

Capital lease obligations (see note below)	59	56
	17,405	13,588
Less: current portion	8,581	4,985
	$8,824	$8,603

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (CONTINUED)

Long-term debt, debentures

In January 2005, the Company commenced a private offering (the “Debenture Offering”) of a maximum of $4,025 principal amount of subordinated secured convertible debentures. The debentures, which are payable on February 28, 2008, bear interest at the rate of 6% per year, payable upon conversion or at redemption or maturity. Investors will receive interest in cash only if they elect not to convert their debentures. Each holder has the option any time prior to the redemption date to convert principal and accrued interest under the debentures at into shares of our common stock at a fixed conversion price of $0.3404926 per share. In 2007 certain debenture holders converted debentures totaling $1,045 into shares of our common stock (See Note Q). If the number of our outstanding shares of common stock is increased because of a stock split or stock dividend, the conversion price will be proportionately reduced, and if the number is decreased because of a stock combination, the conversion price will be proportionately increased, except that any adjustment to the conversion price of less than $0.0001 is not required to be made.

The Company reserved 11,821,108 shares of common stock for issuance upon conversion of the debentures. The Company issued the maximum $4,025 principal amount of debentures as of May 5, 2005. The debentures are secured by a second lien on substantially all of the Company’s assets which is subordinate to the lien of the Company’s senior secured lender.

Upon written notice the Company can redeem any or all of the outstanding debentures prior to the maturity date at a redemption price, payable in cash, equal to 100% of the principal amount redeemed, plus accrued and unpaid interest through the redemption date. Any notice to redeem must be given to all holders no less than 30 days or more than 45 days prior to the date set forth for redemption. The loan agreements with the senior secured lender restrict the Company’s ability to exercise this redemption right.

Each purchaser of debentures received common stock purchase warrants for no additional consideration. Each warrant entitled its holder to purchase one share of common stock for a five year period at an exercise price of $0.001 per share. The Company has allocated 4,255,601 five-year common stock purchase warrants among all purchasers of the debentures. The Company used the Black-Scholes valuation model in estimating the fair value of common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 3.3% and an expected term of the common stock purchase warrants of one year. The estimated fair value of these warrants was $836. This debt discount is amortized to interest expense over the term of the debentures. Interest expense was $255 and $352 for the years ended December 31, 2006 and 2005, respectively. Net debt issue discount at December 31, 2006 and 2005 related to this instrument was $229 and $484, respectively.

For its services as placement agent in the Debenture Offering, MISCOR issued to its placement agent, ten-year common stock purchase warrants to purchase 6,182,992 shares of MISCOR common stock at an exercise price of $0.001 per share. The Company used the Black-Scholes valuation model in estimating the fair value of common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 3.3% and an expected term, representing the remaining contractual term, of the common stock purchase warrants of one year. The estimated fair value of the warrants issued to the placement agent was $1,546.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Long-term debt, debetures (continued)

The Company also paid the placement agent a fee of 10% of the amount raised in the offerings, or $403. In addition, for its services as securities counsel in the Debenture Offering, MISCOR issued 50,000 shares of its common stock to its securities counsel, the fair value of these shares was $12. The summation of these debt issue costs was $2,095. Interest expense was $695 and $778 for the years ended December 31, 2006 and 2005, respectively. Net debt issue cost at year ended December 31, 2006 and 2005 related to these instruments was $622 and $1,317, respectively.

Senior Debt Financing

In August 2005, the Company entered into a Security and Purchase Agreement with Laurus Master Fund, LTD. (“Laurus”). The Agreement provides financing comprised of a $7,000 Revolving Note and a $3,000 Term Note. The Notes mature in August 2008. Laurus agreed to advance funds under the Revolving Note in amounts up to 90% of eligible trade accounts receivable. Interest is payable monthly under the Revolving and Term Notes at 1% over prime as published in the Wall Street Journal. The Notes are collateralized by a blanket security interest covering substantially all assets owned by the Company. Proceeds from the financing were used to repay the Company’s previous lender and for working capital.

Laurus has the option to convert all or any portion of the outstanding principal amount and/or accrued interest under the Revolving Note into shares of MISCOR common stock at the Fixed Conversion Price. Fixed Conversion Price means (i) with respect to the first $3,500 of the aggregate principal amount converted, $0.19 per share or 18,421,053 shares and (ii) with respect to the remaining principal amount converted, $0.32 per share or 10,937,500 shares. In August, 2005, the Company borrowed $4,000 under the Revolving Note which was convertible into 19,983,553 shares of common stock at an average price of $0.2002 per share. Since the shares were valued at $0.25 per share, the intrinsic value of the beneficial conversion feature for the difference between the fair value per share and the conversion price per share was $996. The Company is accreting this debt discount to interest expense over the term of the Revolving Note in accordance with Emerging Issues Task Force Consensus (“EITF”) 98-5 and 00-27.

Up to $4,000 of the Revolving Note may be segregated into a Minimum Borrowing Note to facilitate the conversion into the Company’s common stock. The Company may prepay all or a portion of the Minimum Borrowing Note by paying to Laurus one hundred fifteen percent (115%) of the principal amount of this Note together with interest. On September 29, 2006, Laurus converted $729 of the Revolving Note due in August 2008 at a conversion rate of $0.19 per share for a total of 3,836,412 shares of the Company’s common stock. A prorata portion of the unamortized debt discount related to the conversion totaling $132 was expensed as interest at the time of the conversion. Total interest expense related to the beneficial conversion feature was $447 and $111 for the years ended December 31, 2006 and 2005, respectively. Net debt issue discount at December 31, 2006 and 2005 related to this instrument was $438 and $885, respectively.

The total outstanding balance under the Revolving Note was $6,197 at December 31, 2006, convertible into 14,584,641 shares at $0.19 per share and 10,705,724 shares at $0.32 per share. The Company had available an additional $803 under the Revolving Note at December 31, 2006.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Senior Debt Financing, continued

In March 2006, the Company began making monthly principal payments of $100 with interest under the Term Loan. Payments may be made in cash or in the Company’s common stock. If (i) the average of the closing prices of the Common Stock as reported by Bloomberg, L.P. on the NASD Over The Counter Bulletin Board for the five (5) trading days immediately preceding the payment due date is greater than or equal to 110% of the Fixed Conversion Price of $0.26 per share and (ii) the amount of such conversion does not exceed twenty eight percent (28%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days immediately preceding such date, then the payment of principal and interest must be made in Common Stock. Otherwise, the Company must pay Laurus an amount in cash equal to 101% of the principal and interest due. The outstanding balance under the Term Note was $2,000,000 at December 31, 2006 convertible into 7,692,308 shares of common stock at $0.26 per share.

If (i) the Company registers the shares of the Common Stock underlying the conversion of the Term Note and each Minimum Borrowing Note then outstanding on a registration statement declared effective by the Securities and Exchange Commission, which the Company has done, and (ii) the average of the Closing Prices of the Common Stock as reported by Bloomberg, L.P. on the NASD Over The Counter Bulletin Board for the five (5) trading days immediately preceding each month end exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the interest rate for the succeeding calendar month will be reduced by 200 basis points (200 b.p.) (2.0%) for each incremental twenty-five percent (25%) increase in the Closing Price Average of the Common Stock above the then applicable Fixed Conversion Price.

As part of the financing, Laurus received $360 in cash and was issued 6,163,588 shares of the Common Stock at closing and warrants for 7,352,941 shares of the Common Stock with an exercise price of $0.34 per share. The 6,163,588 shares were valued at $0.25 per share or $1,541. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 4.11% and an expected term of the common stock purchase warrants of seven years. The Company also granted registration rights with respect to the shares issuable upon exercise of the warrants (Note G). Total debt issue costs were $2,303. Interest expense was $767 and $266 for the years ended December 31, 2006 and 2005, respectively. Net debt issue cost at December 31, 2006 and 2005 related to this instrument was $1,270 and $2,037, respectively.

Under the registration rights agreement with Laurus, if the Company’s common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, we are required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount owed to Laurus, multiplied by 0.01 (or approximately 1% per month). As a result, the Company accounted for these warrants as a liability in accordance with EITF No. 00-19 and View A of EITF No. 05-4. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. At December 31, 2006, the following assumptions were used for such estimates: no dividend yield, expected volatility of 41.2%, risk-free interest rate of 4.7% and an expected term, representing the remaining contractual term, of the common stock purchase warrants of 5.7 years. The Company recorded a loss on warrant liability of $436 for the year ended December 31, 2006.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Senior Debt Financing, continued

As described in Note A, the Company elected to early adopt FSP EITF 00-19-2, which supersedes the guidance under EITF No. 05-4, effective December 31, 2006. Under FSP EITF 00-19-2, the warrants issued subject to a registration rights agreement are accounted for in accordance with applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration rights agreement. As of December 31, 2006, the Company reclassified the warrant liability of $436 to equity since the only provision which caused the warrants issued to be accounted for as a derivative liability was the liquidated damages provision in the registration rights agreement. In recording the reclassification entry, the Company credited $436 to accumulated deficit since these warrants had no estimated fair value on the date of issuance. In addition, the Company determined that no separate liability needed to be recorded related to the registration rights agreement as of December 31, 2006, since the registration rights penalty is based on a percentage of outstanding Laurus debt and all outstanding debt due Laurus was subsequently paid in full in January 2007 (Note Q).

None of the Company’s obligations to Laurus under the Revolving or Term Notes or warrants may be converted into Common Stock unless (a) either (i) an effective current Registration Statement covering the shares of Common Stock exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available, and (b) no event of default exists and is continuing. Laurus is not permitted to own in excess of 9.99% of the issued and outstanding shares of MISCOR common stock.

In May 2006, the Company entered into a second Security and Purchase Agreement with Laurus. The Agreement provided financing comprised of a $1,600 Revolving Note and a $2,100 Term Note. The Notes mature in May 2009. Laurus agreed to advance funds under the Revolving Note in amounts up to 90% of eligible trade accounts receivable. Interest is payable monthly at 2.5% and 1.5% over prime (9.75% at December 31, 2006) as published in the Wall Street Journal for the first $0.3 million and the remaining $1.3 million under the Revolving Note, respectively. The maximum outstanding balance allowable under the Revolving Note decreases $10 per month beginning December 2006.

Under the Term Loan, the Company must make monthly principal payments of $70 with interest beginning December 2006. Interest is payable monthly at 1.0% over prime (9.25% at December 31, 2006) as published in the Wall Street Journal under the Term Note.

The Notes are collateralized by a blanket security interest covering substantially all assets owned by the Company. Proceeds from the financing were used to acquire substantially all of the assets of E. T. Smith Services of Alabama, Inc., an Alabama corporation (“Smith Alabama”) pursuant to the terms and subject to the conditions included in an Asset Purchase Agreement dated May 31, 2006.

As part of the financing, Laurus received $133 in cash and was issued warrants for 375,000 shares of the Common Stock with an exercise price of $0.01 per share. Total debt issue costs were $156. Interest expense was $30 for the year ended December 31, 2006. Net debt issue cost at December 31, 2006 related to this instrument was $126.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Senior Debt Financing, continued

Under the registration rights agreement with Laurus, if the Company’s common stock is not traded on the OTC Bulletin Board, Nasdaq or a national exchange for three consecutive trading days and trading does not resume within 30 days, then, subject to certain exceptions, for each day that any of those events is occurring, the Company is required to pay Laurus an amount in cash equal to 1/30th of the product of the outstanding principal amount owed to Laurus, multiplied by 0.01 (or approximately 1% per month). As a result, the Company accounted for these warrants as a liability in accordance with EITF No. 00-19 and View A of EITF No. 05-4. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, expected volatility of 41.2%, risk-free interest rate of 4.7% and an expected term, representing the remaining contractual term, of the common stock purchase warrants of 6.4 years. The Company recorded a loss on warrant liability of $72 for the year ended December 31, 2006.

As described in Note A, the Company elected to early adopt FSP EITF 00-19-2, which supersedes the guidance under EITF No. 05-4, effective December 31, 2006. Under FSP EITF 00-19-2, the warrants issued subject to a registration rights agreement are accounted for in accordance with applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration rights agreement. As of December 31, 2006, the Company reclassified the warrant liability of $72 to equity since the only provision which caused the warrants issued to be accounted for as a derivative liability was the liquidated damages provision in the registration rights agreement. In recording the reclassification entry, the Company credited $91 to additional paid-in capital which represents the estimated fair value of these warrants on the date of issuance, offset by a debit to accumulated deficit of $19 which represents the difference between the estimated fair value of these warrants at the date of issuance and the estimated fair value as of December 31, 2006. In addition, the Company determined that no separate liability needed to be recorded related to the registration rights agreement as of December 31, 2006, since the registration rights penalty is based on a percentage of outstanding Laurus debt and all outstanding debt due Laurus was subsequently paid in full in January 2007 (Note Q).

The provisions of the $7,000 and $1,600 Revolving Notes include a lock-box agreement and also allow Laurus, in its reasonable credit judgment, to assess additional reserves against, or reduce the advance rate against accounts receivable used in the borrowing base calculation. These provisions satisfy the requirements for consideration of EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement ("EITF 95-22"). Based on further analysis of the terms of the Revolving Notes, there are certain provisions that could potentially be interpreted as a subjective acceleration clause. More specifically, Laurus, in its reasonable credit judgment, can assess additional reserves to the borrowing base calculation or reduce the advance rate against accounts receivable to account for changes in the nature of the Company's business that alters the underlying value of the collateral. The reserve requirements may result in an overadvance borrowing position that could require an accelerated repayment of the overadvance portion. Since the inception of these Revolving Notes, Laurus has not applied any additional reserves to the borrowing base calculation. The Company does not anticipate any changes in its business practices that would result in any material adjustments to the borrowing base calculation. However, management cannot be certain that additional reserves will not be assessed by Laurus to the borrowing base calculation. As a result, the Company classifies borrowings under the Revolving Notes as short-term obligations.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Senior Debt Financing, continued

On January 18, 2007, the Company paid off the total outstanding balance of its Senior Debt Facility with Laurus, including interest and prepayment penalties, with the proceeds from the sale of 62,500,000 shares of its common stock (Note Q).

Capital Lease Obligations

The Company leases certain equipment under agreements that are classified as capital leases. The following is a summary of capital leases:

	2006	2005
Machinery & Equipment	$83	$62
Less accumulated depreciation	(12)	(3)
	$71	$59

Minimum future lease payments required under capital leases, with an imputed interest rate of 7%, as of December 31, 2006 for each of the next three years and in the aggregate are:

Year Ending
2007	$34
2008	17
2009	12
Total minimum lease payments	63
Less imputed interest	(4)
Present value of net minimum lease payments	$59

Aggregate maturities of long-term debt for the periods subsequent to December 31, 2006 are as follows:

Years Ending December 31	Amount
2007	$9,019
2008	8,692
2009	361

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE F - DEBT (Continued)

Capital Lease Obligations, continued

Following is a summary of interest expense for the years ended December 31, 2006, 2005 and 2004:

	Years ended December 31,
	2006	2005	2004
Interest expense on principal	$1,209	$704	$183
Amortizatin of debt issue costs	1,493	1,044
Amortization of debt discount - debentures and revolving notes payable	702	463
Interest related to issuance of conversion option		4,500
Total interest expense	$3,404	$6,711	$183

NOTE G - EQUITY ISSUANCES

MIS Series A Redeemable Preferred Stock Issuance

In March, 2004, MIS raised proceeds of $675, net of issuance costs of $75, through the issuance of 750,000 shares of Series A Redeemable Preferred Stock. According to the terms of the offering, each share of Series A Redeemable Preferred Stock converted automatically into 6.33333 shares of MISCOR common stock upon completion of a MISCOR common stock offering with aggregate proceeds of not less than $3,000. In December 2004, MISCOR completed a common stock offering and, although aggregate proceeds were less than $3,000, all outstanding shares of Series A Redeemable Preferred Stock were converted into 4,750,006 shares of MISCOR common stock.

Common Stock Exchange

Upon the formation of MISCOR in April 2004, the sole stockholder of MIS contributed all 1,000 of the issued and outstanding shares of MIS common stock in exchange for 79,450,000 shares of MISCOR common stock.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

MISCOR Common Stock Issuance

2004

In May 2004, MISCOR commenced a private offering of its common stock. Upon the closing of the common stock offering in December 2004, the Company received proceeds in the amount of $2,001, net of issuance costs of $548, through the issuance of 12,750,000 shares of common stock.

For its services as placement agent in the MIS preferred stock offering and the MISCOR common stock offering, MISCOR issued to its placement agent, ten-year common stock purchase warrants to purchase 4,500,000 shares of MISCOR common stock at an exercise price of $0.0001 per share. The Company used the Black-Scholes valuation model in estimating the fair value of common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 2.6% and an expected term of the common stock purchase warrants of one year. The estimated fair value of the common stock purchase warrants was $900 and was recorded as part of common stock issuance costs with an offset to additional paid-in capital.

In addition, for its services as securities counsel in the MIS preferred stock offering and the MISCOR common stock offering, MISCOR issued 50,000 shares of MISCOR common stock to its securities counsel. The fair value of common stock issued as part of this transaction was determined to be $0.20 per share or $10 and was recorded as part of common stock issuance costs.

2005

In March 2005, MISCOR issued 30,000 shares of common stock in conjunction with an acquisition (Note B). The fair value of the common stock was determined to be $0.40 per share or $12 and was recorded as part of the purchase price consideration. The Company also paid an individual 250,000 shares of its common stock valued at $0.25 per share or $63 as a finder’s fee.

In addition, for its services as securities counsel in the Debenture Offering (Note F), MISCOR issued 50,000 shares of MISCOR common stock to its securities counsel. The fair value of common stock issued as part of this transaction was determined to be $0.25 per share or $12 and was recorded as part of debt issuance costs.

As part of the senior debt refinancing (Note F) in August 2005, Laurus was issued 6,163,588 shares of MISCOR common stock valued at $0.25 per share or $1,541 at closing and warrants for 7,352,941 shares of common stock at an exercise price of $0.34 per share. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free rate of 4.11% and an expected term of the common stock purchase warrants of seven years. Based on the Black-Scholes model, the warrant had no fair value at the time of issuance.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

MISCOR Common Stock Issuance, continued

In September 2005, the Company provided John A. Martell, its CEO and majority shareholder, a conversion option which allows Mr. Martell to convert any or all of his $3,000 outstanding notes payable into shares of common stock of the Company at a conversion price of $0.10 per share. The intrinsic value of the option at the time of grant was $0.15. Accordingly, the Company recorded interest expense of $4,500 and additional paid-in capital of $4,500 for the year ended December 31, 2005.

Equity Incentive Plans

2005 Stock Option Plan

On September 30, 2005, the Company granted stock options to certain executives to acquire a total of 500,000 shares of the Company’s common stock at an exercise price of $0.25 per share under the 2005 Stock Option Plan adopted by the board of directors in August 2005. The options, which expire in five years, are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. At the time of issuance of the stock options to acquire 500,000 shares of the Company’s common stock, the estimated fair value of the Company’s common stock was $0.25 per share. The fair value of the Company’s common stock was determined contemporaneously and based upon the most recent sale of the Company’s common stock. As a result, such stock options had no intrinsic value at the time of issuance.

Effective January 1, 2006, the Company adopted SFAS No. 123R using the Modified Prospective Approach. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values at grant date, or the date of later modification, over the requisite service period. In addition, SFAS No. 123R requires unrecognized cost (based on the amounts previously disclosed in the Company’s pro forma footnote disclosure) related to options vesting after the initial adoption to be recognized in the financial statements over the remaining requisite service period.

Under the Modified Prospective Approach, the amount of compensation cost recognized includes (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement provisions of APB No. 25.

As a result of adopting SFAS No. 123R on January 1, 2006, the Company recorded compensation cost of $5 for the year ended December 31, 2006 based on the grant date fair value of the award of 500,000 shares at $0.25 per share. The total cost of the grant in the amount of $18 will be recognized over the four year period during which the employees are required to provide services in exchange for the award - the requisite service period (usually the vesting period).

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

Equity Incentive Plans, continued

2005 Stock Option Plan, continued

On August 3, 2006, the Company granted stock options to acquire 1,185,000 shares of the Company’s common stock at an exercise price of $0.25 per share under the 2005 Stock Option Plan. Of the 1,185,000 total options, 500,000 shares were granted to outside directors. These options expired in 30 days from the date of grant. Options for 250,000 of these shares were exercised in August 2006 at $0.25 per share and the remaining options expired. The fair value of the options were estimated using the Black-Scholes valuation model, straight-line amortization and the following assumptions: expected term of one month, risk-free interest rate of 5.18%, volatility of 41.72%, no dividend yield and fair value of grant of $0.25. The total cost of the grant in the amount of $6 was recognized in the year ended December 31, 2006, over the 30 day period during which the directors were required to provide services in exchange for the award.

The remaining 685,000 options were granted to an executive, outside directors, and certain key employees. These options, which expire in five years, are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date. At the time of issuance of the stock options, the estimated fair value of the Company’s common stock was $0.25 per share. The fair value of the Company’s common stock was determined contemporaneously and based upon the most recent sale of the Company’s common stock.

The fair value of the options was estimated using the Black-Scholes valuation model and the following assumptions: expected term of 3.75 years, risk-free interest rate of 4.91%, volatility of 41.72% and no dividend yield. The Company recorded compensation cost based on the grant date fair value of the award of 685,000 shares at $0.25 per share. The total cost of the grant in the amount of $67 will be recognized over the four year period during which the employees are required to provide services in exchange for the award - the requisite service period. The Company recorded compensation expense related to all stock options of $18 for the year ended December 31, 2006.

The expected term used in the Black-Scholes valuation model represents the period that stock-based awards are expected to be outstanding, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of our stock-based awards. For the year ended December 31, 2006, we have elected to use the simplified method of determining the expected term, as permitted by SAB No. 107 issued by the Securities and Exchange Commission. The computation of expected volatility for stock-based awards is based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. As required by SFAS 123R, management estimates expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest.

The 2005 Stock Option Plan provides for the grant of options to acquire up to 2,000,000 shares of common stock to the Company’s executive employees who are materially responsible for the management and operation of its business, and to the Company’s directors. The options may be either Incentive Stock Options (“ISO”), within the meaning of Section 422 of the Internal Revenue Code, or non-statutory stock options (“NQSO”). The exercise price of the ISOs and NQSOs granted under the Plan must be at least equal to 100% of the fair market value of the common stock of the Company at the date of grant. Also, ISOs may be granted to persons owning more than 10% of the voting power of all classes of stock, at a price no lower than 110% of the fair market value of the common stock at the date of grant.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

Equity Incentive Plans, continued

2005 Stock Option Plan, continued

Following is a summary of the activity in the option plan:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at January 1, 2005	-	$-

Granted	500,000	$0.25
Exercised	-	$-
Forfeited	-	$-

Outstanding at December 31, 2005	500,000	$0.25

Granted	1,185,000	$0.25
Exercised	(250,000)	$0.25
Forfeited	(250,000)	$0.25

Outstanding at December 31, 2006	1,185,000	$0.25

Exercisable at December 31, 2006	125,000	$0.25

Weighted average fair value of options granted during 2006	$0.25

Following is a summary of the status of fixed options outstanding at December 31, 2006:

Outstanding Options				Exercisable Options
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Price Range	Number	Life	Price	Number	Price
$ 0.25	500,000	3.75 years	$ 0.25	125,000	$ 0.25
$ 0.25	685,000	4.58 years	$ 0.25	-	-

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE G - EQUITY ISSUANCES (Continued)

Equity Incentive Plans, continued

2005 Restricted Stock Purchase Plan

On September 30, 2005, the Company issued offers to purchase 250,000 shares of common stock at a nominal price of $0.001 per share to certain executives under the 2005 Restricted Stock Purchase Plan adopted by the board of directors in August 2005. The Plan provides for the grant of offers to purchase up to 1,000,000 shares of restricted stock to the Company’s directors, officers and key employees. A participant may not transfer shares acquired under the Plan except in the event of the sale or liquidation of the Company. If within three years after shares are acquired under the Plan, a participant terminates employment for any reason other than death, disability, retirement or good reason, the Company is required to purchase the participant’s shares for the same price the participant paid. If the participant terminates employment after three years or as a result of death, disability or retirement or for good reason, the Company is required to purchase the shares for a price equal to their fair market value.

At the date of issuance, the restricted stock issued had an intrinsic value of $0.249 per share or $62. On September 30, 2005, the Company charged deferred compensation (reflected as a contra-equity account) and credited additional paid-in capital in the amount of $62. The issuance of the restricted stock was intended to lock-up key employees for a three year period. As a result, the Company is recording compensation expense over the three year restriction period by amortizing deferred compensation on a straight-line basis over the three year period commencing September 30, 2005.

On August 3, 2006, the Company issued offers to purchase 50,000 shares of common stock at a nominal price of $0.001 per share to certain key employees. The fair value of the restricted stock issued was estimated using the Black-Scholes valuation model and the following assumptions: expected term, representing the restriction period, of 3 years, risk-free interest rate of 4.92%, volatility of 41.72% and no dividend yield. The Company charged deferred compensation and credited additional paid-in capital in the amount of $12. The issuance of the restricted stock was intended to lock-up key employees for a three year period. As a result, the Company is recording compensation expense over the three year restriction period. Compensation expense of $22 and $5 was recorded for the years ended December 31, 2006 and 2005, respectively.

Vertical Capital Warrants

In October 2005, in connection with the Laurus financing (Note F), the Company paid to Vertical Capital Partners, Inc., as a finder’s fee, cash of $200 and issued to persons designated by Vertical Capital Partners warrants to acquire up to 500,000 shares of the Company’s common stock for three years at an exercise price of $0.34 per share, subject to certain anti-dilution adjustments. The Company also granted registration rights with respect to the shares issuable upon exercise of the warrants. There are no cash penalties associated with not registering shares issuable upon exercise of these warrants. The Company used the Black-Scholes valuation model in estimating the fair value of the common stock purchase warrants. The following assumptions were used for such estimates: no dividend yield, no expected volatility, risk-free interest rate of 4.18% and an expected term of the common stock purchase warrants of three years. Based on the Black-Scholes model, such warrants had no intrinsic value.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE H - INCOME TAXES

Deferred income taxes result primarily from temporary differences in the bases of certain assets and liabilities for financial and income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Net operating losses carryforwards	$1,934	$1,677
Accounts receivable	141	112
Inventory	1	2
Warranty reserve	72	22
Accrued expenses and other	53	18
Total gross deferred tax assets	2,201	1,831
Valuation allowance	(1,841)	(1,633)
	360	198
Deferred tax liabilities:
Property, equipment and intangibles	(360)	(198)
Net deferred tax asset	$-	$-

The valuation allowance has been established due to the uncertainty of realizing the benefits of tax loss carryforwards. The allowance was increased $208 and $315 during the years ended December 31, 2006 and 2005, respectively, due primarily to the increases in the loss carryforwards.

At December 31, 2006, net operating loss carryforwards of $5,862 were available to be applied against future taxable income, expiring through 2026, and subject to change of ownership limitations.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE I - LEASE COMMITMENTS

The Company leases its Mobile, Alabama; South Bend, Indiana; Hammond, Indiana; and Boardman, Ohio facilities from companies controlled by its majority stockholder as of December 31, 2006 under agreements expiring between February 2009 and December 2014. The Company leases its Indianapolis, Indiana; Merrillville, Indiana; Huntington, West Virginia; Seattle, Washington; Little Rock, Arkansas; and Elkhart, Indiana facilities from unrelated parties under agreements expiring between June 2007 and December 2010. The Company leases the Hagerstown, Maryland facility from a partnership, one partner of which is an officer of HKEC, under an agreement expiring in July 2011. Total rent expense for all facility leases was approximately $732, $696 and $464 for the years ended December 31, 2006, 2005 and 2004, respectively. (See Note Q).

The Company also leases other manufacturing and office equipment under operating leases with varying terms expiring through June 2010. Total rent expense under these leases was approximately $164, $76 and $17 for the years ended December 31, 2006, 2005 and 2004, respectively.

Future minimum lease payments required under the operating leases in effect in excess of one year as of December 31, 2006 are as follows:

Years Ending December 31,	Amount
2007	$927
2008	903
2009	762
2010	599
2011	351
Thereafter	385
$3,927

NOTE J - RELATED PARTY TRANSACTIONS

Long-term debt, other

The Company was indebted to the estate of a former employee for a note payable with a balance of $20 and $30 at December 31, 2006 and 2005, respectively. The unsecured note is payable in annual principal installments of $10 and is non-interest bearing.

Long-term debt, stockholder

The Company was indebted to its majority stockholder for a note payable with a balance of $3,000 at December 31, 2006 and 2005 (see Note F). Interest is payable monthly at prime less 1%. The loan matures on December 31, 2008, except that the Company can extend the maturity for five years upon 60 days’ prior written notice at an interest rate of prime plus 1%. Interest expense on the note was $210, $157 and $95 for the years ended December 31, 2006, 2005 and 2004, respectively.

Leases

As discussed in Note I, the Company leases its South Bend, Indiana; Hammond, Indiana; Mobile, Alabama; and Boardman, Ohio facilities from its majority stockholder as of December 31, 2006. Total rent expense under these agreements was approximately $326, $281 and $278 for the years ended December 31, 2006, 2005 and 2004, respectively.

In 2005, the Company leased a manufacturing facility in Hagerstown, Maryland from a partnership, one partner of which is an officer of HKEC, under an agreement expiring in July 2011. Rent expense under the lease was approximately $150 and $125 for the years ended December 31, 2006 and 2005, respectively.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE J - RELATED PARTY TRANSACTIONS (continued)

Advances from stockholder

The Company’s majority stockholder as of December 31, 2006 has made other unsecured advances to the Company. The balance as of December 31, 2006 and 2005 was $-0-. Beginning in January 2004, the Company began paying monthly interest at the prime rate on the outstanding advances. Interest expense on the advances to the majority stockholder for the years ended December 31, 2006, 2005 and 2004 was $-0-, $10 and $6, respectively.

NOTE K - RETIREMENT PLANS

In connection with its collective bargaining agreements with various unions, the Company participates with other companies in the unions’ multi-employer pension plans. These plans cover all of the Company’s employees who are members of such unions. The Employee Retirement Income Security Act of 1974, as amended by Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon an employer’s withdrawal from, or upon termination of, such plans. The Company has no plan to withdraw from these plans.

The plans do not maintain information of net assets, and the actuarial present value of the accumulated share of the plan’s unfunded vested benefits allocable to the Company, and amounts, if any, for which the Company may be contingently liable, are not ascertainable at this time. Total contributions to the plans were $706, $762 and $390 for the years ended December 31, 2006, 2005 and 2004, respectively.

In 2002, the Company adopted two defined contribution profit-sharing plans covering substantially all of its full-time employees. The plans contain deferred-salary arrangements under Internal Revenue Code Section 401(k). One plan is for all employees not covered under collective bargaining agreements. Employer contributions may be made at the discretion of the Board of Directors. Employer contributions to the plan were $44, $17 and $13 for the years ended December 31, 2006, 2005 and 2004, respectively. Under the second plan, which is for all employees covered by collective bargaining agreements, there is no provision for employer contributions.

NOTE L - CONCENTRATIONS OF CREDIT RISK

The Company grants credit, generally without collateral, to its customers, which are primarily in the steel, metal working, and scrap industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within those industries. However, management believes that its billing and collection policies are adequate to minimize the potential credit risk. At December 31, 2006 and 2005, approximately 21% and 25% of gross accounts receivable were due from entities in the steel, metal working and scrap industries, respectively, and 19% and 18% of gross receivables were due from entities in the railroad industry. No single customer accounted for more than 10% of gross accounts receivable at December 31, 2006 and 2005. Additionally, no single customer accounted for more than 10% of sales for the years ended December 31, 2006, 2005 and 2004.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE M - COMMITMENTS AND CONTINGENCIES

Collective bargaining agreements

At December 31, 2006 and 2005, approximately 37% and 42%, respectively, of the Company’s employees were covered by multi-employer collective bargaining agreements. One of the collective bargaining agreements expires in 2007 representing 5% of the Company’s employees at December 31, 2006.

Potential lawsuits

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company’s financial position or results of operations.

Employment Agreements

On September 30, 2005, the Company entered into employment agreements with its executive officers. Each agreement is for an initial three-year term, subject to earlier termination as provided in the agreement. The term will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. Each employment agreement provides for certain benefits to the executive if employment is terminated by the Company for cause, by the executive without good reason, or due to death or disability. The benefits include continuation of a multiple of the executive’s base salary for one to three years depending on the executive, any earned but unpaid profit-sharing or incentive bonus, and company-paid health insurance for one year.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, accounts receivable, accounts payable and accrued expenses

The carrying amounts of these items are a reasonable estimate of their fair values because of the current maturities of these instruments.

Debt and stockholder guarantees

The fair value of debt differs from the carrying amount due to favorable interest terms on debt with the Company’s majority stockholder. At December 31, 2006 and 2005, the aggregate fair value of debt, with an aggregate carrying value of $17,405 and $13,588, respectively, is estimated at $20,633 and $17,509, respectively, and is based on the estimated future cash flows discounted at terms at which the Company estimates it could borrow such funds from unrelated parties and without guarantees from the Company’s majority stockholder.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE O - SEGMENT INFORMATION

The Company reports segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise. The Company operated primarily in two segments, industrial services and electrical contracting services, through December 31, 2004. The Company’s wholly owned subsidiary, MIS, provides industrial services to its customers. Electrical contracting services are provided by another wholly owned subsidiary of the Company, Martell Electric, LLC.

In March 2005, the Company acquired certain operating assets of Hatch & Kirk, Inc. through its newly formed subsidiary HKEC, which it operates as a third segment - engine components.

These three segments are managed separately because they offer different products and services and each segment requires different technology and marketing strategies. Corporate administrative and support services for MISCOR are not allocated to the segments but are presented separately.

The industrial services segment is primarily engaged in providing maintenance and repair services to the electric motor industry, repairing and manufacturing industrial lifting magnets, providing engineering and repair services for electrical power distribution systems within industrial plants and commercial facilities, and providing custom and standardized training in the area of industrial maintenance. The electrical contracting segment provides a wide range of electrical contracting services, mainly to industrial, commercial and institutional customers. The diesel engine components segment manufactures, remanufactures, repairs and engineers power assemblies, engine parts, and other components related to large diesel engines for the rail, utilities and offshore drilling industries.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note A. The Company evaluates the performance of its business segments based on net income or loss. Summarized financial information concerning the Company’s reportable segments as of and for the years ended December 31, 2006, 2005 and 2004 is shown in the following tables:

			Diesel			December 31,
	Industrial	Electrical	Engine		Intersegment	2006
2006	Services	Contracting	Components	Corporate	Eliminations	Consolidated

External revenue:
Product sales	$8,411	$-	$9,672	$-	$-	$18,083
Service revenue	28,817	13,854	-	-	-	42,671
Intersegment revenue:
Product sales	-	-	-	-	-	-
Service revenue	19	247	-	-	(266)	-
Depreciation included in cost of revenues	502	95	144	-	-	741
Gross profit	8,429	1,942	1,587	-	(79)	11,879
Other depreciation & amortization	37	24	5	55	-	121
Interest expense	407	-	-	2,997	-	3,404
Net income (loss)	2,661	868	(88)	(6,102)	-	(2,661)
Total assets	17,250	5,352	5,242	3,023	-	30,867
Capital expenditures	2,898	111	40	33	-	3,082

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE O - SEGMENT INFORMATION (CONTINUED)

			Diesel			December 31,
	Industrial	Electrical	Engine		Intersegment	2005
2005	Services	Contracting	Components	Corporate	Eliminations	Consolidated
External revenue:
Product sales	$8,267	$-	$6,320	$-	$-	$14,587
Service revenue	21,454	10,255	-	-	-	31,709
Intersegment revenue:
Product sales		-	-	-	-	-
Service revenue		149	-	-	(149)	-
Depreciation included in cost of revenues	336	80	115	-	-	531
Gross profit	6,907	1,187	1,101	-	(39)	9,156

Other depreciation & amortization	53	17	2	90	-	162
Interest expense	167	-	-	6,544	-	6,711
Net income (loss)	1,545	369	(194)	(8,916)	-	(7,196)
Total assets	27,810	7,820	9,633	40,982	(60,524)	25,721
Capital expenditures	637	141	1,560	62	-	2,400

					December 31,
	Industrial	Electrical		Intersegment	2004
2004	Services	Contracting	Corporate	Eliminations	Consolidated
External revenue:
Product sales	$6,763	$-	$-	$-	$6,763
Service revenue	18,626	3,508	-	-	22,134
Intersegment revenue:
Product sales	-	-	-	-	-
Service revenue	-	87	-	(87)	-
Depreciation included in cost of revenues	261	29	-	-	290
Gross profit	5,912	312	-	(27)	6,197
Other depreciation & amortization	49	7	105	-	161
Interest expense	95	-	88	-	183
Net income (loss)	1,100	9	(1,298)	-	(189)
Total assets	10,366	3,799	7,258	(8,890)	12,533
Capital expenditures	712	218	-	-	930

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE P - SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
	Years ended December 31,
	2006	2005	2004
Issuance of common stock purchase warrants	$-	$2,382	$900
Issuance of common stock in conjuction with issuance of debentures	-	12	-
Issuance of common stock in conjuction with asset acquisition	-	75	-
Issuance of note payable in conjuction with asset acquisition	-	30	-
Issuance of common stock in conjuction with term and revolving notes	-	1,171	-
Issuance of conversion option and beneficial conversion feature	-	5,496	-
Assumption of accounts payable and accrued liabilities in conjunction with asset acquisition	384	105	-
Obligation under capital lease	21	56	-
Conversion of revolving note to common stock	729	-	-
Reclassification of warrant liability to equity per adoption of FSP EITF 00-19-2	508	-	-

NOTE Q - SUBSEQUENT EVENTS

Lease Commitments

On January 1, 2007, the Company entered into a lease agreement for a facility at an annual rental of $89. The lease expires on December 31, 2011. The lessor, Martell Properties, LLC, is owned by the children of the majority shareholder as of December 31, 2006.

Equity Issuances

On January 18, 2007 the Company issued 62,500,000 shares of its common stock at a price of $0.20 per share. The proceeds of $12,500 were used to pay off all senior secured debt, accrued interest and prepayment penalties of $9,921, $42, and $517, respectively. Remaining proceeds of $2,020 will be used for general working capital purposes and to reduce accounts payable.

Debt Conversion

During 2007, certain debenture holders exercised their options to convert $1,045 into 3,069,082 shares of MISCOR common stock at a price of $0.3404926 per share. In accordance with the provisions of the Debenture Offering, the debenture holders did not receive any payments of accrued interest.

Line of Credit

In March 2007, the Company entered into a $5 million line of credit agreement and related note with a bank. The line of credit is due on demand and is secured by all of the Company’s accounts receivable and other rights to payment. The interest rate is .5% above the Wall Street Journal Prime Rate, payable monthly. The debentures and note payable to shareholder are subordinated to the Company’s indebtedness under the line of credit.

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

NOTE R - SUMMARIZED QUARTERLY DATA (Unaudited)

The following is a summary of the unaudited results of operations for each quarter in 2006 and 2005:

	Quarter
	First	Second	Third	Fourth
Year ended December 31, 2006
Revenues	$13,251	$14,486	$15,537	$17,480
Gross profit	2,711	3,040	3,339	2,789
Net income (loss)	(786)	(1,122)	(1,205)	452

Earnings (loss) per common share, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$0.01

Year ended December 31, 2005
Revenues	$9,036	$11,117	$12,410	$13,733
Gross profit	1,600	2,222	2,610	2,724
Net income (loss)	(218)	(505)	(5,016)	(1,457)

Earnings (loss) per common share, basic and diluted	$-	$(0.01)	$(0.05)	$(0.01)

MISCOR GROUP, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2006
(Amounts in thousands, except share and per share data)

	Allowance for Doubtful Accounts		Reserve for Excess and Obsolete Inventory
Balance at December 31, 2003	$149		$29
Charges to operations	128		-
Deductions	(134	)(a)	-

Balance at December 31, 2004	143		29
Charges to operations	238		88
Deductions	(40	)(a)	-

Balance at December 31, 2005	341		117
Charges to operations	251		195
Deductions	(164	)(a)	-

Balance at December 31, 2006	$428		$312

(a) Uncollectible accounts written off, net of recoveries.

[back cover page]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2007 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$7,060
Accounting fees and expenses	$115,000
Legal fees and expenses	$375,000
Blue sky fees and expenses	$32,000
Printing fees and expenses	$500
Transfer agent fees and expenses	$4,200
Miscellaneous	$2,240
Total	$536,000

Item 14. Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law, as amended (the “IBCL”), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified when they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

The registrant’s articles of incorporation require the registrant to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the “Action”), by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or is or was serving at the registrant’s request as a director, officer, partner, member, manager, trustee, employee or agent of another entity against expenses, including attorneys’ fees, judgments, settlements, penalties and fines actually or reasonably incurred by him or her in connection with the Action if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the registrant’s best interests, and in all other cases, was not opposed to the registrant’s best interests and, with respect to any criminal action or proceeding, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The registrant maintains liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the above-described provisions or otherwise, the registrant has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following describes the securities issued or sold by the registrant since January 1, 2004, which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Upon the registrant’s formation in April 2004, John A. Martell, the registrant’s Chairman, Chief Executive Officer and President and, at that time, the sole shareholder of Magnetech Industrial Services, Inc. (“MIS”), contributed all of his MIS common stock to the registrant in exchange for 79,450,000 shares of the registrant’s common stock. Mr. Martell was an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering.

Effective March 3, 2004, the registrant’s subsidiary, MIS, entered into Convertible Redeemable Preferred Stock Purchase Agreements with 15 investors pursuant to which MIS issued 750,000 shares of its Series A Preferred Stock for a purchase price of $1.00 per share, or an aggregate purchase price of $750,000. All of the investors in this offering were “accredited investors,” as that term is defined in Rule 501 of Regulation D. This issuance of securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Pursuant to the Articles of Amendment to MIS’s Articles of Incorporation (the “MIS Amended Articles”) creating the Series A Preferred Stock, each outstanding share of MIS Series A Preferred Stock would automatically convert into 6.3333 shares of the registrant’s common stock upon registrant’s completion of a private placement offering of not less than $3,000,000.

In November and December 2004, the registrant entered into separate Stock Purchase Agreements with 39 investors pursuant to which the registrant issued 12,750,000 shares of common stock for a purchase price of $0.20 per share, or an aggregate purchase price of $2,550,000. All of the investors in this offering were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of the shares of the registrant’s common stock to them was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Because the aggregate proceeds derived from these two offerings exceeded the $3,000,000 threshold set forth in the MIS Amended Articles, the outstanding shares of MIS Series A Preferred Stock automatically converted into 4,750,000 shares of the registrant’s common stock effective December 2004. This issuance of securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective December 2004, the registrant issued warrants to purchase a total of 4,500,000 shares of the registrant’s common stock for a 10-year period at an exercise price of $0.0001 per share to five persons designated by the entity that acted as placement agent for the two private offerings described above. The warrants were issued as partial compensation for the placement agent’s services. The placement agent indicated to the registrant that the persons designated to receive the warrants were involved in its providing services as placement agent in the private offerings. As of April 1, 2007, warrants were exercised for 3,750,000 shares of the registrant’s common stock. These designees were “accredited investors,” as that term is defined in Rule 501 of Regulation D. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In December 2004, the registrant issued 50,000 shares of common stock for a purchase price of $0.10 per share to Jackson Steinem, Inc. The registrant has been advised that Jackson Steinem, Inc. is beneficially owned by a partner in the law firm that acted as the registrant’s securities counsel. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

During March, April and May of 2005, the registrant entered into Subordinated Convertible Debenture Purchase Agreements with 55 investors pursuant to which the registrant issued $4,025,000 aggregate principal amount of its subordinated secured convertible debentures. The debentures were issued to investors at par. Principal and accrued interest under the debentures are convertible into the registrant’s common stock at a price of $0.3404926 per share. As of April 1, 2007 investors converted $1,045,000 into 3,069,082 shares of common stock. Each purchaser of debentures received common stock purchase warrants for no additional consideration. Each warrant entitled its holder to purchase one share of common stock for a five year period at an exercise price of $0.001 per share. In total, 4,255,601 common stock purchase warrants were allocated pro rata among the purchasers of debentures. Since the warrants were issued, warrants to purchase 3,948,986 shares have been exercised.  All of the investors were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In May 2005, the registrant issued warrants to purchase a total of 6,182,992 shares of the registrant’s common stock for a 10-year period at an exercise price of $0.001 per share to nine persons designated by the entity that acted as placement agent for the debenture offering described above. The warrants were issued as partial compensation for the placement agent’s services. The placement agent indicated to the registrant that the persons designated to receive the warrants were involved in its providing services as placement agent in the debenture offering. As of April 1, 2007, warrants were exercised for 6,157,992 shares of the registrant’s common stock. These designees were “accredited investors,” as that term is defined in Rule 501 of Regulation D. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In August 2005, the registrant entered into a senior secured credit facility with Laurus Master Fund, Ltd. (“Laurus”) under which the registrant issued to Laurus a revolving note and minimum borrowing note in a combined aggregate principal amount of $7.0 million, a term note in the aggregate principal amount of $3.0 million, warrants to purchase 7,352,941 shares of registrant’s common stock for a seven-year period at an exercise price of $0.34 per share, and, for no additional consideration, 6,163,588 shares of the registrant’s common stock. The revolving note, minimum borrowing note and term note are convertible into shares of the registrant’s common stock at varying conversion prices. As of April 1, 2007, no warrants were exercised. Laurus was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

In September 2005, the registrant issued to John A. Martell, the registrant’s Chairman, Chief Executive Officer and President, an option to convert the obligations under a promissory note in the original principal amount of $3.0 million made by MIS to Mr. Martell, into shares of the registrant’s common stock at a conversion price of $0.10 per share. Mr. Martell was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of the option was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering.

Effective September 30, 2005, the registrant issued warrants to purchase a total of 500,000 shares of the registrant’s common stock for a three-year period at an exercise price of $0.34 per share to four persons designated by the entity that identified Laurus to the registrant as a potential source of financing. The warrants were issued as partial compensation for the entity’s services as a finder. This entity indicated to the registrant that the persons designated to receive the warrants were involved in its providing services as a finder. These designees were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective September 30, 2005, the registrant issued to each of five of its executive officers the following: (i) options to acquire 100,000 shares of the registrant’s common stock at an exercise price of $0.25 per share, or an aggregate of 500,000 shares, pursuant to the registrant’s 2005 Stock Option Plan; and (ii) 50,000 shares of restricted common stock pursuant to accepted offers to acquire the stock at a nominal price of $0.001 per share, or a total of 250,000 shares, that were granted pursuant to the registrant’s 2005 Restricted Stock Purchase Plan. The options and offers to purchase restricted stock were issued in consideration of the executive officers’ services to the registrant and its subsidiaries. Each of the executive officers was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of the options, the offers to purchase restricted stock and the shares of restricted stock was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 701 under the Securities Act, relating to offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation.

On May 31, 2006, the registrant’s subsidiary, Magnetech Industrial Services of Alabama, LLC (“MIS Alabama”), entered into a $3.7 million credit facility with Laurus Master Fund, Ltd., the registrant’s former senior lender. The credit facility was comprised of a $2.1 million term note and a $1.6 million revolving note. MIS Alabama used the net proceeds of the loans to acquire the assets of E.T. Smith Services of Alabama, Inc. on May 31, 2006. The facility was paid in full with the proceeds of an equity financing in January 2007, which is described below. In addition, for no additional consideration, the registrant issued to Laurus warrants to purchase 375,000 shares of our common stock at a fixed exercise price of $0.01 per share, subject to certain anti-dilution adjustments described below. These warrants are exercisable for a seven-year period. Laurus was an “accredited investor,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective August 3, 2006, the registrant issued the following options under its 2005 Stock Option Plan to acquire 1,185,000 shares of its common stock: (i) options to acquire 50,000 shares each to an executive officer and two outside directors at an exercise price of $0.25 per share, (ii) options to acquire 250,000 each to two outside directors at an exercise price of $0.25 per share, 250,000 of which were exercised in September 2006 and 250,000 expired, and (iii) options to acquire 535,000 shares to certain key employees. In addition, the registrant issued 50,000 shares of restricted common stock to two key employees pursuant to accepted offers to acquire the stock at a nominal price of $0.001 per share pursuant to the registrant’s 2005 Restricted Stock Purchase Plan.

On January 18, 2007, the registrant sold 62,500,000 shares of common stock to Tontine Capital Partners, L.P. and its affiliate for $0.20 per share or $12.5 million. The registrant used the proceeds to retire all of the outstanding senior debt due to its senior lender, Laurus Master Fund, Ltd., as of that date in the amount of approximately $10.0 million, including interest, plus approximately $0.5 million in prepayment penalties. The registrant intends to use the balance of the proceeds for working capital and to reduce accounts payable. Tontine and its affiliate were “accredited investors,” as that term is defined in Rule 501 of Regulation D, and the issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering, and Rule 506 of Regulation D.

Effective January 19, 2007, the registrant issued options under its 2005 Stock Option Plan to acquire 395,000 shares of its common stock to four executive officers and certain key employees at an exercise price of $0.215 per share and 105,000 shares of restricted common stock to two executive officers and two key employees pursuant to accepted offers to acquire the stock at a nominal price of $0.001 per share pursuant to the registrant’s 2005 Restricted Stock Purchase Plan.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included or incorporated by reference, in this prospectus:

Exhibit Number	Description

2.1
Asset Purchase Agreement dated May 31, 2006 among Magnetech Industrial Services of Alabama, LLC, Magnetech Industrial Services, Inc., E. T. Smith Services of Alabama, Inc. and Smith Services, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on June 1, 2006)

2.2*	Asset Purchase Agreement dated as of March 4, 2005 among HK Machined Parts, LLC, HK Weston Properties, LLC and Hatch & Kirk, Inc.
2.3*	Asset Purchase Agreement dated as of March 4, 2005 between HK Cast Products, LLC f/k/a HK Engineered Castings, LLC and HK Castings, Inc.
3.1*	Amended and Restated Articles of Incorporation of the registrant
3.2	Amended and Restated Code of By-Laws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Form 10-K for the fiscal year ended December 31, 2006)
4.1*	Specimen certificate of common stock
4.2*
Warrant Agreement, form of Joinder Agreement and form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated April 26, 2004

4.3*	Form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated January 25, 2005
4.4*	Form of common stock purchase warrant issued to purchasers of the registrant’s subordinated convertible debentures pursuant to Convertible Debenture Purchase Agreements with the registrant
4.5*	Common Stock Purchase Warrant dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.6*	Form of common stock purchase warrant issued to persons designated by Vertical Capital Partners, Inc.
4.7a*	Form of subordinated convertible debenture issued to purchasers pursuant to Convertible Debenture Purchase Agreements with the registrant
4.7b*	Letter Agreement dated April 16, 2006, to extend maturity date of subordinated convertible debentures
4.8*	Secured Revolving Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.9*	Secured Convertible Minimum Borrowing Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.10*	Secured Convertible Term Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.11*	Promissory Note dated January 1, 2004 issued by Magnetech Industrial Services, Inc. to John A. Martell
4.12*	Conversion Option dated September 12, 2005 among John A. Martell, Magnetech Industrial Services, Inc. and the registrant
4.13*	Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Stock Purchase Agreement with the registrant
4.14*	Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Subordinated Convertible Debenture Purchase Agreements
4.15*	Registration Rights Agreement dated August 24, 2005 between the registrant and Laurus Master Fund, Ltd.
4.16
Common Stock Purchase Warrant dated May 31, 2006 issued by registrant to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.17
Secured Non-convertible Revolving Note dated May 31, 2006 issued by Magnetech Industrial Services of Alabama, LLC to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.18
Secured Term Note dated May 31, 2006 issued by Magnetech Industrial Services of Alabama, LLC to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.19a
Registration Rights Agreement dated May 31, 2006 between the registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

Exhibit Number	Description

4.19b
Amendment dated July 31, 2006, to Registration Rights Agreement dated May 31, 2006, between the registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on August 4, 2006)

4.19c
Amendment dated August 30, 2006, to Registration Rights Agreement dated May 31, 2006, between the registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on August 31, 2006)

5.1*	Opinion of Barnes & Thornburg LLP
10.1*	Placement Agency Agreement, dated April 26, 2004 between Magnetech Industrial Services, Inc. and Strasbourger Pearson Tulcin Wolff Incorporated
10.2*	Placement Agency Agreement dated January 25, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated
10.3*	Form of Convertible Redeemable Preferred Stock Purchase Agreement between Magnetech Industrial Services, Inc. and the purchasers scheduled therein
10.4*	Form of Stock Purchase Agreement between the registrant and the purchasers scheduled therein
10.5*	Form of Subordinated Convertible Debenture Purchase Agreement among the registrant, Strasbourger Pearson Tulcin Wolff, Inc. and the purchasers scheduled therein
10.6*	Escrow Agreement dated April 26, 2004 among the registrant, Wilmington Trust Company and Strasbourger Pearson Tulcin Wolff Incorporated
10.7a*	Funds Escrow Agreement dated August 24, 2005 among the registrant, Loeb & Loeb LLP and Laurus Master Fund, Ltd.
10.7b*	Funds Escrow Disbursement Letter/Joint Instructions dated August 24, 2005
10.8*	Security Agreement dated as of March 3, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated, as agent for purchasers of subordinated convertible debentures
10.9a*	Security and Purchase Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9b*	Amendment to Security and Purchase Agreement, dated October 19, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9c*	Amendment to Security and Purchase Agreement, dated January 31, 2006 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9d
Amendment to Security and Purchase Agreement dated July 14, 2006 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein, amending the Security and Purchase Agreement and related agreements and instruments (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on July 20, 2006)

10.10*	Pledge Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein
10.11*	Guaranty dated August 24, 2005 made by certain subsidiaries of the registrant identified therein in favor of Laurus Master Fund, Ltd.
10.12*
Form of Subordination Agreement made among John Martell, Patricia Minehardt and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the holders of subordinated convertible debentures, in favor of Laurus Master Fund, Ltd.

10.13*	Lease, commencing August 3, 2001, between JAM Summer Properties, LLC and Magnetech Industrial Services, Inc.
10.14*	Lease, commencing May 5, 2003, between JAM Bev Properties, LLC and Magnetech Industrial Services, Inc.
10.15*	Lease, commencing May 5, 2003, between JAM Walnut Properties, LLC and Magnetech Industrial Services, Inc.
10.16*	Lease, commencing March 1, 2002, between JAM Hutson Properties, LLC and Magnetech Industrial Services, Inc.
10.17@*	2005 Stock Option Plan of the registrant
10.18@*	Form of Stock Option Agreement under 2005 Stock Option Plan
10.19@*	2005 Restricted Stock Purchase Plan of the registrant
10.20@*	Employment Agreement dated September 30, 2005 between the registrant and John A. Martell
10.21@*	Employment Agreement dated September 30, 2005 between the registrant and James M. Lewis
10.22@*	Employment Agreement dated September 30, 2005 between the registrant and Richard J. Mullin

Exhibit Number	Description

10.23@*	Employment Agreement dated September 30, 2005 between Magnetech Industrial Services, Inc. and William Wisniewski
10.24@*	Employment Agreement dated September 30, 2005 between Martell Electric, LLC and Anthony Nicholson
10.25@*	Employment Agreement dated September 30, 2005 between HK Engine Components, LLC and Cullen Burdette
10.26*	Asset Purchase Agreement dated August 9, 2000 between Magnetech Industrial Services, Inc., Trans Tech Electric, Inc. and Delta Star Electric, Inc.
10.27*	Asset Purchase Agreement dated as of November 26, 2004 between Martell Electric, LLC and Thompson, Inc.
10.28
Security and Purchase Agreement dated May 31, 2006 among Laurus Master Fund, Ltd. and Magnetech Industrial Services of Alabama, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.29
Stock Pledge Agreement dated May 31, 2006 among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.30
Master Security Agreement among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.31
Mortgage granted by Magnetech Industrial Services of Alabama, LLC in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.32
Guaranty dated May 31, 2006 made by the registrant and certain subsidiaries of the registrant identified therein in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.33
Amended and Restated Subordination Agreement dated May 31, 2006 made among John Martell and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the holders of subordinated convertible debentures, in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.34
Overadvance Side Letter Agreement dated May 31, 2006 between Magnetech Industrial Services of Alabama, LLC and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.35
Funds Escrow Agreement dated May 31, 2006 among the registrant, Loeb & Loeb LLP and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.36
Funds Escrow Disbursement Letter/Joint Instructions dated May 31, 2006 (incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.37	Commercial lease effective January 1, 2007, between Martell Electric, LLC and Martell Properties, LLC
14.1*	Code of Business Conduct and Ethics
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2006)
23.1	Consent of Asher & Company, Ltd.

@ Denotes a management contract or compensatory plan.
* Previously filed.

(b) See Schedule II — Valuation and Qualifying Accounts, included in the consolidated financial statements of the registrant in Part I of this Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on April 27, 2007.

MISCOR GROUP, LTD.

By:	/s/ John A. Martell
John A. Martell, Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on April 27, 2007.

Signature	Title

/s/ John A. Martell	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
John A. Martell

/s/ Richard J. Mullin	Chief Financial Officer (Principal Financial and Accounting Officer)
Richard J. Mullin

/s/ William J. Schmuhl, Jr.	Director
William J. Schmuhl, Jr.

/s/ Richard A. Tamborski	Director
Richard A. Tamborski

EXHIBIT INDEX

Exhibit Number	Description

2.1
Asset Purchase Agreement dated May 31, 2006 among Magnetech Industrial Services of Alabama, LLC, Magnetech Industrial Services, Inc., E. T. Smith Services of Alabama, Inc. and Smith Services, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on June 1, 2006)

2.2*	Asset Purchase Agreement dated as of March 4, 2005 among HK Machined Parts, LLC, HK Weston Properties, LLC and Hatch & Kirk, Inc.
2.3*	Asset Purchase Agreement dated as of March 4, 2005 between HK Cast Products, LLC f/k/a HK Engineered Castings, LLC and HK Castings, Inc.
3.1*	Amended and Restated Articles of Incorporation of the registrant
3.2	Amended and Restated Code of By-Laws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Form 10-K for the fiscal year ended December 31, 2006)
4.1*	Specimen certificate of common stock
4.2*
Warrant Agreement, form of Joinder Agreement and form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated April 26, 2004

4.3*	Form of common stock purchase warrant issued to designees of Strasbourger Pearson Tulcin Wolff Incorporated pursuant to Placement Agency Agreement dated January 25, 2005
4.4*	Form of common stock purchase warrant issued to purchasers of the registrant’s subordinated convertible debentures pursuant to Convertible Debenture Purchase Agreements with the registrant
4.5*	Common Stock Purchase Warrant dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.6*	Form of common stock purchase warrant issued to persons designated by Vertical Capital Partners, Inc.
4.7a*	Form of subordinated convertible debenture issued to purchasers pursuant to Convertible Debenture Purchase Agreements with the registrant
4.7b*	Letter Agreement dated April 16, 2006, to extend maturity date of subordinated convertible debentures
4.8*	Secured Revolving Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.9*	Secured Convertible Minimum Borrowing Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.10*	Secured Convertible Term Note dated August 24, 2005 issued to Laurus Master Fund, Ltd.
4.11*	Promissory Note dated January 1, 2004 issued by Magnetech Industrial Services, Inc. to John A. Martell
4.12*	Conversion Option dated September 12, 2005 among John A. Martell, Magnetech Industrial Services, Inc. and the registrant
4.13*	Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Stock Purchase Agreement with the registrant
4.14*	Form of Registration Rights Agreement between the registrant and the purchasers scheduled therein, made pursuant to Subordinated Convertible Debenture Purchase Agreements
4.15*	Registration Rights Agreement dated August 24, 2005 between the registrant and Laurus Master Fund, Ltd.
4.16
Common Stock Purchase Warrant dated May 31, 2006 issued by registrant to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.17
Secured Non-convertible Revolving Note dated May 31, 2006 issued by Magnetech Industrial Services of Alabama, LLC to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.18
Secured Term Note dated May 31, 2006 issued by Magnetech Industrial Services of Alabama, LLC to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

4.19a
Registration Rights Agreement dated May 31, 2006 between the registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

Exhibit Number	Description

4.19b
Amendment dated July 31, 2006, to Registration Rights Agreement dated May 31, 2006, between the registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on August 4, 2006)

4.19c
Amendment dated August 30, 2006, to Registration Rights Agreement dated May 31, 2006, between the registrant and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on August 31, 2006)

5.1*	Opinion of Barnes & Thornburg LLP
10.1*	Placement Agency Agreement, dated April 26, 2004 between Magnetech Industrial Services, Inc. and Strasbourger Pearson Tulcin Wolff Incorporated
10.2*	Placement Agency Agreement dated January 25, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated
10.3*	Form of Convertible Redeemable Preferred Stock Purchase Agreement between Magnetech Industrial Services, Inc. and the purchasers scheduled therein
10.4*	Form of Stock Purchase Agreement between the registrant and the purchasers scheduled therein
10.5*	Form of Subordinated Convertible Debenture Purchase Agreement among the registrant, Strasbourger Pearson Tulcin Wolff, Inc. and the purchasers scheduled therein
10.6*	Escrow Agreement dated April 26, 2004 among the registrant, Wilmington Trust Company and Strasbourger Pearson Tulcin Wolff Incorporated
10.7a*	Funds Escrow Agreement dated August 24, 2005 among the registrant, Loeb & Loeb LLP and Laurus Master Fund, Ltd.
10.7b*	Funds Escrow Disbursement Letter/Joint Instructions dated August 24, 2005
10.8*	Security Agreement dated as of March 3, 2005 between the registrant and Strasbourger Pearson Tulcin Wolff Incorporated, as agent for purchasers of subordinated convertible debentures
10.9a*	Security and Purchase Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9b*	Amendment to Security and Purchase Agreement, dated October 19, 2005 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9c*	Amendment to Security and Purchase Agreement, dated January 31, 2006 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein
10.9d
Amendment to Security and Purchase Agreement dated July 14, 2006 among Laurus Master Fund, Ltd., the registrant and subsidiaries of the registrant identified therein, amending the Security and Purchase Agreement and related agreements and instruments (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on July 20, 2006)

10.10*	Pledge Agreement dated August 24, 2005 among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein
10.11*	Guaranty dated August 24, 2005 made by certain subsidiaries of the registrant identified therein in favor of Laurus Master Fund, Ltd.
10.12*
Form of Subordination Agreement made among John Martell, Patricia Minehardt and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the holders of subordinated convertible debentures, in favor of Laurus Master Fund, Ltd.

10.13*	Lease, commencing August 3, 2001, between JAM Summer Properties, LLC and Magnetech Industrial Services, Inc.
10.14*	Lease, commencing May 5, 2003, between JAM Bev Properties, LLC and Magnetech Industrial Services, Inc.
10.15*	Lease, commencing May 5, 2003, between JAM Walnut Properties, LLC and Magnetech Industrial Services, Inc.
10.16*	Lease, commencing March 1, 2002, between JAM Hutson Properties, LLC and Magnetech Industrial Services, Inc.
10.17@*	2005 Stock Option Plan of the registrant
10.18@*	Form of Stock Option Agreement under 2005 Stock Option Plan
10.19@*	2005 Restricted Stock Purchase Plan of the registrant
10.20@*	Employment Agreement dated September 30, 2005 between the registrant and John A. Martell
10.21@*	Employment Agreement dated September 30, 2005 between the registrant and James M. Lewis
10.22@*	Employment Agreement dated September 30, 2005 between the registrant and Richard J. Mullin

Exhibit Number	Description

10.23@*	Employment Agreement dated September 30, 2005 between Magnetech Industrial Services, Inc. and William Wisniewski
10.24@*	Employment Agreement dated September 30, 2005 between Martell Electric, LLC and Anthony Nicholson
10.25@*	Employment Agreement dated September 30, 2005 between HK Engine Components, LLC and Cullen Burdette
10.26*	Asset Purchase Agreement dated August 9, 2000 between Magnetech Industrial Services, Inc., Trans Tech Electric, Inc. and Delta Star Electric, Inc.
10.27*	Asset Purchase Agreement dated as of November 26, 2004 between Martell Electric, LLC and Thompson, Inc.
10.28
Security and Purchase Agreement dated May 31, 2006 among Laurus Master Fund, Ltd. and Magnetech Industrial Services of Alabama, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.29
Stock Pledge Agreement dated May 31, 2006 among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.30
Master Security Agreement among Laurus Master Fund, Ltd., the registrant and certain subsidiaries of the registrant identified therein (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.31
Mortgage granted by Magnetech Industrial Services of Alabama, LLC in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.32
Guaranty dated May 31, 2006 made by the registrant and certain subsidiaries of the registrant identified therein in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.33
Amended and Restated Subordination Agreement dated May 31, 2006 made among John Martell and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the holders of subordinated convertible debentures, in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.34
Overadvance Side Letter Agreement dated May 31, 2006 between Magnetech Industrial Services of Alabama, LLC and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.35
Funds Escrow Agreement dated May 31, 2006 among the registrant, Loeb & Loeb LLP and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.36
Funds Escrow Disbursement Letter/Joint Instructions dated May 31, 2006 (incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed by the registrant on June 6, 2006)

10.37	Commercial lease effective January 1, 2007, between Martell Electric, LLC and Martell Properties, LLC
14.1*	Code of Business Conduct and Ethics
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2006)
23.1	Consent of Asher & Company, Ltd.

@ Denotes a management contract or compensatory plan.
* Previously filed.